UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2024 (February 5, 2024)

CATALENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36587	20-8737688
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14 Schoolhouse Road, Somerset, New Jersey 08873

(Address of Registrant’s Principal Executive Offices) (Zip Code)

(732) 537-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	CTLT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

Merger Agreement

On February 5, 2024, Catalent, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Creek Parent, Inc. (“Parent”), a Delaware corporation and a wholly owned subsidiary of Novo Holdings A/S (“Novo Holdings”), and Creek Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Common Stock,” and each, a “Share”) that is issued and outstanding immediately prior to the Effective Time (other than any Shares held by (i) the Company, Parent or Merger Sub or any other direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time, or (ii) a holder who has not voted in favor of the adoption of the Merger Agreement and is entitled to demand and properly demands appraisal of such Shares under the DGCL), will be converted automatically into the right to receive an amount in cash equal to $63.50 per Share, without interest (the “Merger Consideration”).

Treatment of Equity Awards

At the Effective Time, each option to purchase Shares granted by the Company that is outstanding immediately prior to the Effective Time (each, a “Company Option”), will fully vest, be cancelled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of Company Common Stock subject to such Company Option multiplied by (ii) the number of Shares subject to such Company Option.

Each time-based restricted stock unit with respect to Shares granted by the Company that is outstanding immediately prior to the Effective Time will fully vest, be cancelled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such award, except for certain Company restricted stock units granted to employees of the Company and its subsidiaries following the date of the Merger Agreement which will be converted at the Effective Time into restricted cash awards equal to the product of (a) the Merger Consideration multiplied by (b) the number of Shares subject to such award and will otherwise remain subject to their terms, including vesting terms.

Each award of performance-based restricted stock units with respect to Shares granted by the Company that is outstanding immediately prior to the Effective Time will vest based on the greater of target level of performance or actual level of performance as of the Effective Time as determined by the Company and will be cancelled and converted into the right to receive a lump sum cash payment, without interest, equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such award as determined pursuant to the Merger Agreement.

With respect to the Company’s 2019 Employee Stock Purchase Plan (the “ESPP”), (i) the final exercise date will be the earlier of the original exercise date of the ESPP offering in progress as of the date of the Merger Agreement and no later than the date that is four (4) business days prior to the Effective Time (the “Final Exercise Date”), (ii) each ESPP participant’s accumulated contributions under the ESPP will be used to purchase Shares in accordance with the terms of the ESPP as of the Final Exercise Date, (iii) the ESPP will terminate on the date immediately prior to the date on which the Effective Time occurs, (iv)(a) no new participant will be permitted to join the current offering period in progress under the ESPP and (b) no participant in the ESPP with respect to the current offering period will be permitted to increase his or her contributions with respect to the current offering period (including making any non-payroll contributions) and (v) the current offering period in progress as of the date of the Merger Agreement will be the final offering period under the ESPP. All Shares purchased on the Final Exercise Date will be cancelled at the Effective Time and converted into the right to receive the Merger Consideration as described above.

Closing Conditions

Consummation of the Merger is subject to customary closing conditions, including approval of the Merger by the Company’s stockholders. Further conditions include (i) receipt of certain governmental waivers, consents, clearances, decisions, declarations, approvals, and expirations of applicable waiting periods, including the expiration or early termination of the waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, with respect to (A) the Merger and (B) the sale of three of the Company’s fill-finish sites (which are located in Anagni, Italy, Bloomington, Indiana USA, and Brussels, Belgium) and related assets from Novo Holdings to Novo Nordisk A/S (“Novo Nordisk”), of which Novo Holdings is the controlling shareholder (the “Carve-Out”), and (ii) the absence of any order, injunction or law prohibiting the Merger or the Carve-Out, in each case, without a Burdensome Condition (as defined in the Merger Agreement). Parent’s and Merger Sub’s obligations to close the Merger are also conditioned upon the absence of a Material Adverse Effect (as defined in the Merger Agreement) on the Company.

If the Merger has not closed by February 5, 2025 (as may be extended as described in the following sentence, the “End Date”), either the Company or Parent may terminate the Merger Agreement. However, if as of such End Date all conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that (i) by their nature are to be satisfied by actions to be taken at the closing, or (ii) relate to receipt of required regulatory approvals or legal restraints in connection with required regulatory approvals or applicable antitrust laws), then the End Date will automatically be extended by three (3) months on each of four (4) occasions. In addition, if the condition relating to receipt of the Company’s stockholders’ approval has not been satisfied solely due to the Company’s inability to timely file the proxy statement in certain limited circumstances, then, subject to the satisfaction or waiver of all conditions other than the foregoing and those noted in the preceding sentence, the End Date will be extended by three (3) months on each of the first two (2) such occasions.

No Solicitation; Company Board Recommendation

Pursuant to the Merger Agreement, the Company has agreed to cease any direct or indirect solicitation, encouragement, discussion, or negotiation with any person that may be ongoing with respect to an alternative acquisition proposal, subject to exceptions that allow the Company under certain circumstances to provide information to and participate in discussions with third parties with respect to unsolicited alternative acquisition proposals. The board of directors of the Company (the “Board of Directors”) also has the ability to change its stockholder recommendation of the Merger in respect of an alternative acquisition proposal that constitutes a Superior Offer (as defined in the Merger Agreement) or in respect of certain changes in circumstances not known to, or reasonably foreseeable by, the Board of Directors prior to the signing of the Merger Agreement that subsequently become known to the Board of Directors prior to the Company stockholders’ meeting to approve the Merger Agreement. In addition, the Board of Directors may terminate the Merger Agreement in order to enter into a written definitive agreement in respect of an alternative acquisition proposal that constitutes a Superior Offer, subject to the Company paying a termination fee (as described below). In each such case, the Board of Directors must determine in good faith, after consultation with outside legal counsel, that the failure to change its recommendation and, as applicable, terminate the Merger Agreement, would be reasonably expected to be inconsistent with the directors’ fiduciary duties under applicable law.

Termination and Fees

The Merger Agreement may be terminated upon the mutual consent of the Company and Parent. In addition, either the Company or Parent may terminate the Merger Agreement in certain circumstances, including if (i) the Merger is not completed by the End Date, (ii) a governmental authority has issued a final nonappealable legal restraint prohibiting the Merger or the Carve-Out, (iii) the Company stockholders fail to adopt the Merger Agreement, or (iv) the other party is in material breach of the Merger Agreement in a manner that would result in a failure of the applicable closing condition (subject to the applicable cure period set forth in the Merger Agreement). Parent may also terminate the Merger Agreement if, prior to receipt of the Company’s stockholders’ approval of the Merger, the Board of Directors makes a change in its stockholder recommendation of the Merger, subject to the terms and conditions of the Merger Agreement. The Company may also terminate the Merger Agreement in order to enter into a definitive agreement in respect of an alternative acquisition proposal that the Board of Directors determines is a Superior Offer, provided that the Company pays the termination fee described below.

Upon termination of the Merger Agreement, (i) Parent, under specified circumstances and conditions set forth in the Merger Agreement, including termination by either Parent or the Company for failure to obtain required regulatory approvals by the End Date (including if such required regulatory approvals cannot be obtained without the imposition of a Burdensome Condition), or the issuance of a final nonappealable legal restraint prohibiting the Merger or the Carve-Out (if such legal restraint relates to required regulatory approvals or other applicable antitrust laws), Parent will be required to pay the Company a termination fee equal to $584,400,000, and (ii) the Company, under specified circumstances and conditions set forth in the Merger Agreement, including termination (a) by the Company in order to enter into an alternative acquisition agreement with respect to a Superior Offer or (b) by Parent upon a change in the Board of Directors’ stockholder recommendation of the Merger, will be required to pay Parent a termination fee equal to $344,800,000.

Financing

Novo Holdings has provided an equity commitment to Parent in the aggregate amount of $16,650,000,000 for the purpose of financing the transactions contemplated by the Merger Agreement. In addition, the Company is obligated to use commercially reasonable efforts to provide certain limited cooperation in connection with Parent’s efforts to obtain debt financing, if any, to fund a portion of the amount necessary to complete the Merger and pay related fees in connection with the Merger. The Merger is not subject to any financing contingency.

Other Terms of the Merger Agreement

The Merger Agreement contains various customary representations and warranties from each of the Company, Parent and Merger Sub. The Company has also agreed to various customary covenants, including (i) using commercially reasonable efforts to conduct its business in all material respects in the ordinary course and not engage in certain types of transactions during the period between the execution of the Merger Agreement and the closing of the Merger, subject to certain exceptions and (ii) to prepare a proxy statement relating to the approval of the Merger Agreement by the Company’s stockholders and to hold the Company’s stockholders’ meeting. The Company and Parent and their respective controlled affiliates have agreed to take all actions necessary, proper, or advisable (subject to certain limitations, including incurrence of a Burdensome Condition) to cause the conditions to the closing of the Merger to be satisfied as soon as reasonably practicable, including cooperating to obtain required regulatory approvals. Novo Nordisk and certain of its affiliates have also agreed to specified obligations (subject to certain limitations, including incurrence of a Burdensome Condition) with respect to regulatory filings and approvals. Additionally, the parties are entitled to seek specific performance under the Merger Agreement.

The Company has also agreed to use commercially reasonable efforts to cooperate with Novo Holdings and Novo Nordisk in connection with planning efforts for the Carve-Out such that the Carve-Out can be implemented as promptly as reasonably practicable following closing of the Merger. The consummation of the Carve-Out is not a condition to closing of the Merger.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The representations, warranties and covenants of the Company, Parent and Merger Sub contained in the Merger Agreement have been made solely for the benefit of the parties thereto and not any other person. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement, (ii) have been qualified by (a) the exceptions and disclosures set forth in the disclosure schedules delivered in connection with the Merger Agreement and (b) matters specifically disclosed in all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished with or to the Securities and Exchange Commission (“SEC”) by the Company and publicly available at least two (2) days prior to February 5, 2024, other than any cautionary or forward-looking information in the “Risk Factors” or “Forward-Looking Statements” sections of such documents, (iii) are subject to materiality qualifications contained in the Merger Agreement that may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any factual or other information regarding the Company, Parent, Merger Sub or their respective subsidiaries or affiliates or to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties and interim operating covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Voting and Support Agreement

As a condition and material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, on February 5, 2024, concurrently with the execution of the Merger Agreement, Parent entered into a voting and support agreement (the “Voting Agreement”) with Elliott Investment Management L.P. and certain of its affiliates (collectively, “Elliott”), pursuant to which, among other things, Elliott has agreed to vote any Company Common Stock owned by Elliott (as of the record date for the Company stockholder meeting) in favor of the Merger and the adoption of the Merger Agreement.

Item 8.01. Other Events.

On February 5, 2024, the Company and Novo Holdings issued a joint press release announcing the execution of the Merger Agreement. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

2.1	Agreement and Plan of Merger, dated as of February 5, 2024, by and among the Company, Parent and Merger Sub.

99.1	Press Release of the Company and Novo Holdings issued on February 5, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

Use of Forward-Looking Statements

This Form 8-K, and any related oral statements, may include “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed Merger, including financial estimates and statements as to the expected timing, completion and effects of the Merger. These forward-looking statements are based on the Company’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Merger and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target,” “project,” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Merger and the anticipated benefits thereof. These and other forward-looking statements, as well as any related oral statements, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the Merger on anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the Merger; (ii) potential litigation relating to the Merger that could be instituted by or against the Company, Novo Holdings or their respective affiliates, directors or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the Merger will harm the Company’s business, including current plans and operations; (iv) the ability of the Company to retain and hire key personnel; (v) potential adverse reactions or changes to business or governmental relationships resulting from the announcement or completion of the Merger; (vi) continued availability of capital and financing and rating agency actions; (vii) legislative, regulatory and economic developments affecting the Company’s business; (viii) general economic and market developments and conditions; (ix) certain restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; (x) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as the Company’s response to any of the aforementioned factors; (xi) significant transaction costs associated with the Merger; (xii) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring the Company to pay a termination fee or other expenses; (xiv) competitive responses to the Merger; (xv) the Company’s management response to any of the aforementioned factors; (xvi) the risks and uncertainties pertaining to the Company’s business, including those set forth in the Company’s most recent Annual Report on Form 10-K and the Company’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed or furnished by the Company with the SEC; and (xvii) the risks and uncertainties that will be described in the proxy statement available from the sources indicated above. These risks, as well as other risks associated with the Merger, will be more fully discussed in the proxy statement. While the list of factors presented here is, and the list of factors to be presented in the proxy statement will be, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on the Company’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and the Company does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Important Additional Information and Where to Find It

In connection with the proposed Merger, the Company will file with the SEC a proxy statement, the definitive version of which will be sent or provided to the Company’s stockholders. The Company may also file other documents with the SEC regarding the proposed Merger. This document is not a substitute for the proxy statement or any other document which the Company may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when it is available) and other documents that are filed or will be filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov, the Company’s website at www.catalent.com or by contacting the Company’s Investor Relations Team at:

Catalent, Inc., Investor Relations

14 Schoolhouse Road

Somerset, NJ 08873

investors@catalent.com

+1 732 537 6325

Participants in the Solicitation

The Company and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Merger. Additional information regarding the identity of the participants, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed Merger (if and when they become available). Information relating to the foregoing can also be found in the Company’s proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on December 15, 2023 (the “Annual Meeting Proxy Statement”). To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement, such information has been or will be reflected on the Company’s Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALENT, INC.

Date: February 5, 2024	By:	/s/ Joseph A. Ferraro
		Name:	Joseph A. Ferraro
		Title:	Senior Vice President, General Counsel, Chief Compliance Officer & Secretary

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among:

CREEK PARENT, INC.,

CREEK MERGER SUB, INC.

and

CATALENT, INC.

Dated as of February 5, 2024

i

EXHIBITS AND SCHEDULES

Exhibit A	Certain Definitions
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	Form of Stockholder Support Agreement
Schedule I	Support Stockholders
Schedule II	Key Business

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER is made and entered into as of February 5, 2024, by and among Creek Parent, Inc., a Delaware corporation (“Parent”), Creek Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Catalent, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by Parent, and upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent (the “Surviving Corporation”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement (such transactions, together with the Merger, but excluding the Carve-Out, the “Transactions”), (c) resolved to recommend that the Company stockholders adopt this Agreement (the “Company Board Recommendation”), and (d) directed that this Agreement be submitted for adoption by the Company stockholders at the Company Stockholders’ Meeting;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company’s stockholders, as set forth on Schedule I, have entered into support agreements with Parent and Merger Sub, substantially in the form attached hereto as Exhibit C (each, a “Support Agreement”), pursuant to which, among other things, such stockholders have agreed to vote in favor of the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of the Company to enter into this Agreement, the Investor has entered into (a) an equity commitment letter (the “Equity Commitment Letter”), dated as of the date hereof and (b) a limited guarantee of the Investor (the “Limited Guarantee”), dated as of the date hereof, with respect to certain obligations of Parent and Merger Sub under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of the Company to enter into this Agreement, the Carve-Out Purchaser and certain of its Affiliates have agreed to certain obligations in connection with filings, consents and approvals related to the Transactions (the “Regulatory Side Letters”);

WHEREAS, the boards of directors of Parent and Merger Sub have approved the execution, delivery, and performance of this Agreement and the consummation of the Transactions, including the Merger, and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, immediately following the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, shall approve and adopt this Agreement; and

WHEREAS, Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants, and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements in this Agreement, and intending to be legally bound, Parent, Merger Sub, and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the laws of the State of Delaware (“Delaware Law”) as the Surviving Corporation.

Section 1.02 Closing. The closing of the Merger (the “Closing”) shall take place (a) remotely by electronic exchange of executed documents, commencing at 10:00 a.m., New York City time, on the date that is three (3) business days after the date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver thereof at or prior to the Closing), or (b) at such other place, time, and date as the Company and Parent may agree in writing; provided that in no event shall the Closing occur earlier than the date that is one hundred twenty (120) days following the date of this Agreement without the prior written consent of Parent. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be filed with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later date or time as may be agreed by the Company and Parent and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being referred to as the “Effective Time”).

Section 1.04 Effects of the Merger . The Merger shall have the effects set forth in this Agreement, the Certificate of Merger, and the applicable provisions of the DGCL. Without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests, and franchises and shall be subject to all restrictions, debts, duties and liabilities of the Company and Merger Sub.

Section 1.05 Organizational Documents of the Surviving Corporation . Subject to Section 6.04, at the Effective Time:

(a) the certificate of incorporation of the Surviving Corporation shall be amended and restated to conform to Exhibit B; and

(b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time (but amended so that the name of the Surviving Corporation shall be “Catalent, Inc.”), as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the DGCL and such bylaws.

Section 1.06 Directors of the Surviving Corporation. At the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation, or removal.

Section 1.07 Officers of the Surviving Corporation .. At the Effective Time, the officers of the Company as of immediately prior to the Effective Time, or such other individuals designated by Parent as of the Effective Time, shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation, or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.01 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, Merger Sub, or any holder of any security of Parent, the Company, or Merger Sub:

(i) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Company Common Stock,” and each, a “Share”) that is issued and outstanding immediately prior to the Effective Time, but excluding Cancelled Shares and Dissenting Shares, shall be converted automatically into the right to receive an amount in cash equal to $63.50 per Share, without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.01(a)(i) shall be automatically cancelled upon the conversion thereof and shall cease to exist, and any holder of Book-Entry Shares, or Certificates that immediately prior to the Effective Time represented such Shares, shall cease to have any right with respect to such Shares other than the right to receive the Merger Consideration.

(ii) Cancellation of Shares. Each Share that is owned by the Company (including as treasury stock or otherwise), or any direct or indirect wholly owned Company Subsidiary, but excluding for the avoidance of doubt any Share held by any Employee Plan or trust related thereto (other than, for the avoidance of doubt, Shares reserved for issuance under any of the Company Equity Plans or the Company ESPP), or held, directly or indirectly, by Parent, Merger Sub, or any wholly owned Subsidiary of Parent, immediately prior to the Effective Time (the “Cancelled Shares”) shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iii) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid, and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(b) Dissenters’ Rights. Notwithstanding anything to the contrary in this Agreement, to the extent required by the DGCL, any Share that is issued and outstanding immediately prior to the Effective Time (other than a Cancelled Share) and that is held by a holder who has not voted in favor of the adoption of this Agreement or consented thereto in writing and is entitled to demand and properly demands appraisal of such Share, as applicable (a “Dissenting Share”), pursuant to, and who has properly exercised and perfected his or her demand for appraisal rights under and complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the right to receive the Merger Consideration, and a holder of any such Dissenting Share shall be entitled to receive payment of the appraised value of such Dissenting Share in accordance with the Appraisal Rights (it being understood and acknowledged that such a Dissenting Share shall no longer be outstanding, shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any right with respect thereto other than the right to receive the fair value of such Dissenting Share to the extent afforded by the Appraisal Rights); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw, or lose the right to payment of the fair value of such Dissenting Share under the Appraisal Rights (whether occurring before, at or after the Effective Time), then the right of such holder to be paid the fair value of such Dissenting Share shall thereupon cease and such Dissenting Share shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration pursuant to Section 2.01(a) and such shares shall not be deemed to be Dissenting Shares. At the Effective Time, any holder of a Dissenting Share shall cease to have any right with respect thereto, except the Appraisal Rights. Notwithstanding the foregoing, the Company and its Subsidiaries shall not settle, compromise, or offer to settle or compromise any Legal Proceeding related to Appraisal Rights without the written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c) Certain Adjustments. If, during the Pre-Closing Period, the outstanding Shares of the Company shall have been changed into a different number of Shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination, or exchange of Shares, the Merger Consideration shall be equitably adjusted, without duplication, to proportionally reflect such change.

Section 2.02 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with a U.S. bank or trust company that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (the “Paying Agent”), such approval not to be unreasonably withheld, conditioned or delayed. No later than the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, in trust for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and any Dissenting Shares), in the case of Shares represented by certificates (“Certificates”) (or effective affidavits of loss in lieu thereof), payable upon due surrender of the Certificates, or in the case of noncertificated Shares represented by book-entry (“Book-Entry Shares”), automatically, pursuant to the provisions of this Article II (such cash being referred to as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article II and shall not be used to satisfy any other obligation of Parent, the Company, or any Company Subsidiary. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the third (3rd) business day following the Closing Date, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented issued and outstanding Shares converted into the right to receive the Merger Consideration pursuant to Section 2.01(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually reasonably agree) and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration.

(ii) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent, together with such letter of transmittal, duly completed, and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) shall be entitled to receive in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or effective affidavits of loss in lieu thereof) multiplied by (y) the Merger Consideration. No interest shall be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof). In the event of a transfer of ownership of Shares that is not registered in the stock transfer books of the Company, payment of Merger Consideration upon due surrender of a Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(iii) Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or a letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable and in any event within three (3) business days after the Effective Time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article II.

(iv) The Paying Agent, the Company, Parent, and Merger Sub, as applicable, shall be entitled to deduct and withhold from any amount otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Code, or under any provision of state, local, or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfer on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificate or Book-Entry Share shall be given a copy of the letter of transmittal referred to in Section 2.02(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investment thereof) that remains undistributed to the former holders of Shares on the twelve (12) month anniversary of the Effective Time shall thereafter be delivered to the Surviving Corporation upon demand, and any former holder of Shares who has not surrendered their Shares in accordance with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent, or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that (i) no such investment or loss thereon shall affect the amounts payable to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article II, and following any loss from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Shares of the Company and (ii) such investments (A) shall be obligations of or guaranteed by the United States, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements, or bankers acceptances of domestic commercial banks with capital exceeding five billion dollars ($5,000,000,000) (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (B) shall have maturities that will not prevent or delay payments to be made pursuant to this Article II. Any interest and other income resulting from such investments that is not required to satisfy payments to holders of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares pursuant to this Article II shall be paid to the Surviving Corporation.

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen, or destroyed, upon the making of an affidavit in customary form of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen, or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen, or destroyed Certificate multiplied by the Merger Consideration.

Section 2.03 Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any Company Equity Award, Parent, Merger Sub, or the Company (other than as set out in Section 2.03(d)):

(i) each Company Option, whether vested or unvested, outstanding immediately prior to the Effective Time shall fully vest, be cancelled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of Company Common Stock subject to such Company Option multiplied by (B) the number of Shares subject to such Company Option; provided that if the applicable exercise price per Share of a Company Option is equal to or greater than the Merger Consideration, such Company Option shall be cancelled at the Effective Time without any cash payment or other consideration being made in respect thereof;

(ii) each award of Company Restricted Stock Units outstanding immediately prior to the Effective Time shall fully vest, be cancelled, and be converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of Shares subject to such award of Company Restricted Stock Units; and

(iii) each award of Company Performance Stock Units outstanding immediately prior to the Effective Time shall vest based on the greater of (x) the target level of performance or (y) the actual level of performance as of the Effective Time as determined by the Company Board or a committee thereof in its reasonable discretion (other than all then-outstanding awards of Company Performance Stock Units for which the applicable performance period has been completed and the actual level of performance has been certified, in each case, prior to the Effective Time, which shall vest in accordance with the actual level of performance) and all then-outstanding awards of Company Performance Stock Units shall be cancelled and converted into the right to receive a lump sum cash payment, without interest, equal to the product of (A) the Merger Consideration multiplied by (B) the number of shares of Company Common Stock subject to such award of Company Performance Stock Units as determined in accordance with the foregoing provisions of this Section 2.03(a)(iii).

(b) With respect to any amount payable under Section 2.03(a) that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that the Company determines prior to the Effective Time is not eligible to be terminated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(B), such payment shall be made at the earliest time permitted under this Agreement and the terms of the corresponding award that will not result in the imposition of a Tax or penalty under Section 409A of the Code.

(c) All payments described in Section 2.03(a) shall be paid, without interest, through the payroll system or payroll provider of the Surviving Corporation or its applicable Affiliate (net of any applicable withholding Tax) as soon as practicable following the Effective Time (but in no event later than five (5) days following the Effective Time, except as provided in Section 2.03(b)). Notwithstanding anything to the contrary in the foregoing, if any such payment cannot be made through such payroll system or payroll provider, then the Surviving Corporation or its applicable Affiliate will issue a check for such payment (net of any applicable withholding Tax) promptly following the Effective Time (but in no event later than five (5) days thereafter, except as provided in Section 2.03(b)). Parent shall deposit, or cause to be deposited, with the Surviving Corporation or its applicable Affiliate, by wire transfer of immediately available funds at or promptly following the Effective Time, the amount of any such payment, to the extent the Company does not have sufficient cash on hand available to fund such payment after the Effective Time.

(d) Prior to the Effective Time, the Company Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions to effect the treatment described in Section 2.03(a) and to terminate the Company Equity Plans effective as of the Effective Time.

(e) Prior to the Effective Time, the Company Board (or, if appropriate, any appropriate committee thereof) shall adopt such resolutions or take such other necessary actions such that, with respect to the Company ESPP (i) the final exercise date shall be the earlier of the original exercise date of the Company ESPP offering in progress as of the date hereof and no later than the date that is four (4) business days prior to the Effective Time (the “Final Exercise Date”), (ii) each Company ESPP participant’s accumulated contributions under the Company ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the Company ESPP as of the Final Exercise Date, (iii) the Company ESPP shall terminate on the date immediately prior to the date on which the Effective Time occurs and no further rights shall be granted or exercised under the Company ESPP thereafter, (iv)(A) no new participant shall be permitted to join the current offering period in progress under the Company ESPP and (B) no participant in the Company ESPP with respect to the current offering period shall be permitted to increase his or her contributions with respect to the current offering period (including making any non-payroll contributions) and (v) the current offering period in progress as of the date of this Agreement shall be the final offering period under the Company ESPP. All shares of Company Common Stock purchased on the Final Exercise Date shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with Section 2.01(a).

Section 2.04 Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, the Parties agree to take all necessary action to cause the Merger to become effective in accordance with this Article II. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub as follows (it being understood that each representation and warranty in this Article III is subject to (a) the exceptions and disclosures set forth in the Company Disclosure Schedule and (b) the disclosures set forth in the Company SEC Documents filed since June 30, 2022, and publicly available at least two (2) business days prior to the date of this Agreement, other than any cautionary or forward-looking information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents):

Section 3.01 Due Organization; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing, and in good standing under Delaware Law and has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used. The Company is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed, or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Schedule identifies each Subsidiary of the Company (each, a “Company Subsidiary,” and collectively, the “Company Subsidiaries”) and indicates its jurisdiction of organization. Each Company Subsidiary is a corporation or other business entity duly incorporated or organized (as applicable), validly existing, and in good standing (to the extent a concept of “good standing” is applicable) under the Laws of its jurisdiction of incorporation or organization and has all necessary power and authority to (i) conduct its business in the manner in which its business is currently being conducted and (ii) own and use its assets in the manner in which its assets are currently owned and used, and is qualified or licensed to do business as a foreign Entity, and is in good standing, in each jurisdiction where the nature of its business requires such qualification or licensing, except where the failure to be so qualified, licensed, or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. All outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are owned by the Company, by another Company Subsidiary, or by the Company and another Company Subsidiary, free and clear of all Encumbrances other than restrictions imposed by applicable securities laws or the organizational documents of any such Subsidiary or any Permitted Encumbrances. Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, association, or other entity. No Company Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws (or equivalent organizational documents), except for violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.02 Certificate of Incorporation and Bylaws. The Company’s Fourth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “Bylaws”) that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any provisions of the Certificate of Incorporation or the Bylaws, except for violations that would not, individually or in the aggregate, reasonably be like to have a Material Adverse Effect.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of (i) one billion (1,000,000,000) Shares, of which 180,737,675 Shares have been issued or are outstanding as of the close of business on January 31, 2024 (the “Reference Date”) and (ii) one hundred million (100,000,000) shares of Company Preferred Stock, none of which are issued or outstanding as of the close of business on the Reference Date. No Shares are held in the treasury of the Company. No Company Subsidiary owns any Shares. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date of this Agreement: (i) no outstanding Share is entitled or subject to any preemptive right, right of repurchase or forfeiture, right of participation, right of maintenance, or any similar right; (ii) no outstanding Share is subject to any right of first refusal in favor of the Company; (iii) no outstanding bond, debenture, note, or other Indebtedness of the Company has a right to vote on any matter on which the Company stockholders have a right to vote; and (iv) no Company Contract relates to the voting or registration of, or restricts any Person from purchasing, selling, pledging, or otherwise disposing of (or from granting any option or similar right with respect to), any Share. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem, or otherwise acquire any outstanding Share. The Company Common Stock constitutes the only outstanding class of securities of the Company registered under the Securities Act.

(c) As of the close of business on the Reference Date: (i) 1,383,247 Shares are subject to issuance upon exercise of Company Options granted and outstanding under the Company Equity Plans, with a weighted average exercise price of $63.00; (ii) 777,805 Shares are subject to issuance upon settlement of outstanding Company Performance Stock Units granted and outstanding under the Company Equity Plans (assuming target level of performance); (iii) 2,237,080 Shares are subject to issuance upon settlement of outstanding Company Restricted Stock Units granted and outstanding under the Company Equity Plans (assuming target level of performance); (iv) 12,719,278 Shares remain available for issuance under the Company Equity Plans; and (v) 3,058,046 Shares are reserved and available for issuance under the Company ESPP. Other than as set forth in this Section 3.03(c), there is no issued, reserved for issuance, outstanding, or authorized stock option, restricted stock unit award, restricted stock award, stock appreciation, phantom stock, profit participation, or similar right, or equity or equity-based award with respect to the Company to which the Company is a party or by which the Company is bound.

(d) Except as set forth in this Section 3.03, as of the close of business on the Reference Date, there is no: (i) outstanding share of capital stock or other equity interest in the Company; (ii) outstanding subscription, option, call, warrant, or right (whether or not currently exercisable) to acquire any share of capital stock, restricted stock unit, stock-based performance unit, or any other right that is linked to, or the value of which is in any way based on or derived from, the value of any share of capital stock or other securities of the Company, in each case, issued by the Company or to which the Company is bound; (iii) outstanding security, instrument, bond, debenture, note, or obligation that is or may become convertible into or exchangeable for any share of the capital stock or other securities of the Company; or (iv) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any share of its capital stock or any other security.

(e) There are no options, warrants, rights, convertible or exchangeable securities, stock based performance units, phantom stock rights, profit participation rights, redemption rights, repurchase rights, Contracts, or undertakings of any kind to which any Company Subsidiary is a party or by which any Company Subsidiary is bound (i) obligating any such Company Subsidiary to issue, deliver, or sell, or cause to be issued, delivered, or sold, any shares of capital stock, or other securities of or equity interest in, or any security convertible or exchangeable for any shares of capital stock or other securities of or equity interest in, any Company Subsidiary or (ii) that give any Person (other than the Company and the Company Subsidiaries) the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company Subsidiaries.

Section 3.04 Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote. The Company Board (at a meeting duly called and held) on or prior to the date of this Agreement has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery, and performance of this Agreement by the Company and unanimously approved the Merger; and (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by the Company stockholders at the Company Stockholders’ Meeting. This Agreement has been duly and validly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.05 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws, (ii) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of any material Company Subsidiary, (iii) assuming (A) that all actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods described in Section 3.05(b) have been obtained, (B) that all filings and other actions described in Section 3.05(b) have been made or taken, (C) the accuracy and completeness of the representations and warranties set forth in Section 4.04(b) and (D) the Required Company Stockholder Vote has been obtained, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iv) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to each of the foregoing clauses (ii) through (iv), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger by the End Date.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, or the lapse of waiting periods of, or filing with or notification to any Governmental Authority except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, or “blue sky” laws, (ii) the filing with the SEC of the Proxy Statement, (iii) any filing required under the rules and regulations of NYSE, (iv) the filing of the

Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the HSR Act, (vi) any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods under Antitrust Laws, and (vii) any other actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods of, or filing with or notification to any Governmental Authority which, in each case, if not obtained or made would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect or prevent or materially delay the ability of the Company to consummate the Merger by the End Date.

Section 3.06 Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting in favor of adopting this Agreement (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock, or any holder of any other security of the Company, necessary to adopt this Agreement and approve the Merger.

Section 3.07 SEC Filings; Financial Statements.

(a) Except as set forth on Section 3.07(a) of the Company Disclosure Schedule, since June 30, 2022, the Company has filed or furnished all reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with or to the SEC (the “Company SEC Documents”) on a timely basis. As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents are in material compliance with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as applicable. Except to the extent that information in such Company SEC Document has been revised, amended, modified, or superseded (prior to the date of this Agreement) by a later filed Company SEC Document, none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, in each case no representation is made as to the accuracy of any financial projection or forward-looking statement or the completeness of any information filed or furnished by the Company with or to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. No Company Subsidiary is required to file or furnish any report, statement, schedule, form, registration statement, proxy statement, certification, or other document with, or make any other filing with, or furnish any other material to, the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC investigations. No Company Subsidiary is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

(b) The consolidated financial statements (including related notes and schedules) contained or incorporated by reference in the Company SEC Documents were prepared in accordance with, and fairly present in conformity in all material respects with, generally accepted accounting principles (“GAAP”), in each case, consistently applied for the periods involved, the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of their operations and changes in cash flows for the respective periods indicated (subject, in the case of the unaudited financial statements, to normal and recurring year-end adjustments that are not, individually or in the aggregate, material).

(c) The Company maintains a system of internal controls over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements relating to the Company and its consolidated Subsidiaries for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Company that could have a material effect on the Company’s consolidated financial statements.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE. Since June 30, 2022 through the date of this Agreement, none of the Company Board nor, to the knowledge of the Company, the Company’s auditors have been advised of, and the Company’s principal executive officer, principal financial officer and principal accounting officer are not aware of and have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s auditor or the Company Board (A) any “significant deficiencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) in the systems of internal controls over financial reporting that has not been subsequently remedied or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(e) Neither the Company nor any Company Subsidiary is a party to, nor does it have any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

Section 3.08 Absence of Changes.

(a) Since June 30, 2023 through the date of this Agreement, there has not occurred any Material Adverse Effect.

(b) Except as contemplated by, or as disclosed in, this Agreement or due to any COVID-19 Measure, since June 30, 2023 through the date of this Agreement, the Company and the Company Subsidiaries, taken as a whole, have operated their respective businesses in all material respects in the ordinary course of business (except for discussions, negotiations and transactions related to this Agreement).

Section 3.09 Title to Assets. The Company and each Company Subsidiary has good and valid title to all material assets owned by it as of the date of this Agreement, including all material assets reflected on the Company’s consolidated balance sheet as of June 30, 2023 in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023 (the “Balance Sheet”), except (a) for assets sold or otherwise disposed of in the ordinary course of business since June 30, 2023, and (b) where such failure would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.10 Real Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth the address, and the identity of the owner of each parcel of real property owned by the Company or the Company Subsidiaries as of the date of this Agreement.

(b) Section 3.10(b) of the Company Disclosure Schedule sets forth each Company Lease. As of the date of this Agreement, the Company has made available to Parent or Parent’s Representatives an accurate and complete in all material respects copy of each Company Lease (including all material amendments and supplements thereto) as in effect as of the date of this Agreement. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of the Company or any Company Subsidiary pursuant to, any Material Company Lease, except, for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the Company or one of the Company Subsidiaries is the sole owner of each parcel of real property that is material to the business of the Company and the Company Subsidiaries, taken as a whole (the “Owned Real Property”), provided, however, that any Owned Real Property related to the operation of the Key Business shall be material for purposes hereof, and the Company or one of the Company Subsidiaries has good and valid title to the Owned Real Property, and the Owned Real Property is free and clear of any Encumbrance, except for

Permitted Encumbrances. With respect to the Owned Real Property, and except as would not, individually or in the aggregate, materially and adversely impair the current use or occupancy by the Company or a Company Subsidiary of the Owned Real Property: (i) there are no leases, subleases, licenses, concessions or other agreements granting to any party (other than the Company or any Company Subsidiary) the right to use or occupy any portion of the Owned Real Property, except for Permitted Encumbrances; (ii) to the knowledge of the Company, there are no outstanding options, rights of first offer, or rights of first refusal in favor of any third party (other than the Company or any Company Subsidiary) to purchase any such parcel of Owned Real Property or any material portion thereof or material interest therein; and (iii) there are no pending condemnation proceedings relating to the Owned Real Property.

(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the Company or one of the Company Subsidiaries holds a valid leasehold or subleasehold interest in, or license to use, the real property that (x) is licensed, leased, or subleased by the Company or such Company Subsidiary, as applicable, from another Person and (y) is material to the business of the Company and the Company Subsidiaries, taken as a whole, provided, however, that any Company Lease related to the operation of the Key Business shall be material for purposes hereof (such real property, the “Leased Real Property”), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances described in the applicable Company Lease (each such Company Lease, a “Material Company Lease”). As of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice regarding any violation or breach or default under any Company Lease that has not since been cured, except for violations or breaches that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a list of all material Company Registered IP as of the date of this Agreement, including, to the extent applicable, (i) the owner of each filing, issuance, or registration, (ii) the date of filing, issuance, or registration, (iii) the filing, issuance, or registration number and (iv) the jurisdiction where the filing, issuance, or registration was made. All Company Registered IP is subsisting, and to the knowledge of the Company, valid, enforceable, and in full force and effect, in each case, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (i) the Company or a Company Subsidiary, as the case may be, solely and exclusively owns (in each case, free and clear of all Encumbrances other than Permitted Encumbrances) all Company IP and (ii) the Company or a Company Subsidiary, as the case may be, owns or has a valid and enforceable right to use any and all Intellectual Property Rights used or held for use in, or otherwise necessary for, the conduct of the business as presently conducted by the Company and the Company Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, all Company Registered IP is registered in the name of the Company or a Company Subsidiary and has been duly maintained.

(d) Since June 30, 2022, no Patent in the material Company Registered IP is currently the subject of any reissue, re-examination, inter-partes review, post-grant review, or opposition proceeding.

(e) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (i) the operation of the business and any activity of the Company and the Company Subsidiaries (A) as currently conducted is not infringing, misappropriating, or otherwise violating any valid and enforceable Intellectual Property Rights of any Person and (B) as conducted since June 30, 2022, has not infringed, misappropriated, or otherwise violated any valid and enforceable Intellectual Property Rights of any Person and (ii) (A) no Person is infringing, misappropriating, or otherwise violating any Company IP and (B) since June 30, 2022, no Person has infringed, misappropriated, or otherwise violated any Company IP. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, as of the date of this Agreement, no Legal Proceeding is pending (or, to the knowledge of the Company, is threatened in writing) against the Company or any Company Subsidiary alleging that the operation of the business of the Company or the Company Subsidiaries infringes or constitutes the misappropriation or other violation of any Intellectual Property Right of another Person.

(f) The Company and the Company Subsidiaries have taken reasonable measures to protect and maintain the confidentiality of Trade Secrets included in the Company IP, except where such failure to take such actions would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(g) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, as of the date of this Agreement, none of the material Company IP is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of a dispute that adversely and materially restricts the use of any such Company IP.

(h) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, all Company Associates who have created or developed any Company IP or, in the case of Company Associates who are current or former employees, other material Intellectual Property Rights used in the business of the Company or any Company Subsidiary have executed written instruments with the Company that assign (or have otherwise assigned by operation of Law) to the Company all rights, title, and interest therein and thereto.

(i) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, no funding, facilities, or personnel of any Governmental Authority, university, college, other educational institution, or research center was used directly or indirectly in connection with the development of any Company IP in such a manner as to give any of the foregoing any ownership or other claim or right, current or contingent, in or to any Company IP.

(j) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, since June 30, 2022, there has not been any incident of unauthorized access or other security breach of the computer systems, including the software, firmware, hardware, networks, interfaces, platforms, and related systems, owned, leased, or licensed by the Company and the Company Subsidiaries (collectively, “IT Assets”).

(k) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the IT Assets operate and perform in a manner that permits the Company and the Company Subsidiaries to conduct their business as currently conducted. The Company and the Company Subsidiaries take commercially reasonable actions to protect the confidentiality, integrity, and security of the IT Assets (including all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification, or corruption.

(l) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, since June 30, 2022: (i) the Company and the Company Subsidiaries comply and have complied with (1) all applicable Privacy Laws, (2) their published privacy policies, and (3) the requirements of any Contract concerning information security and data privacy to which the Company or any Company Subsidiary is a party (the foregoing (1)-(3), collectively, the “Privacy Requirements”); (ii) the Company and the Company Subsidiaries have adopted and followed appropriate physical, technical, organizational, and administrative security measures and policies consistent with the Privacy Requirements to protect all Personal Information in their custody or control; and (iii) the Company and the Company Subsidiaries have not (x) experienced a data breach or incident of any kind resulting in unlawful or otherwise unauthorized use, loss, disclosure, destruction, compromise, or access to Personal Information processed by or on behalf of the Company or any Company Subsidiary and (y) received written notice of any complaint, claim, or investigation related to their collection, use, storage, or processing of Personal Information.

Section 3.12 Contracts.

(a) Section 3.12(a) of the Company Disclosure Schedule identifies each of the following Company Contracts to which the Company or any Company Subsidiary is a party as of the date of this Agreement other than any Company Contract that is or constitutes (1) a non-disclosure agreement entered into (A) in the ordinary course of business or (B) in connection with discussions, negotiations, and transactions related to this Agreement, other Acquisition Proposals, or other potential strategic transactions, (2)(A) purchase orders and invoices with suppliers entered into in the ordinary course of business, or (B) purchase orders and invoices with customers (x) governed by the terms and conditions consistent in all material respects with the Company’s Purchase Order Terms and Conditions, a copy of which has been provided to Parent, or (y) that do not contain any terms that materially amend, or materially expand the applicable customer’s rights under, the underlying master services agreement (or similar Contract), or (3) an Employee Plan, which shall be governed by Section 3.19 (the Company Contracts required to be set forth on such schedule, the “Material Contracts”):

(i) any Company Contract that materially limits the freedom or right of the Company or any Company Subsidiary to sell, distribute, or manufacture any product or service, including by (A) materially limiting the freedom or right of the Company or a Company Subsidiary from engaging in any line of business or to compete with any other Person in any location or line of business or solicit customers, (B) providing “most favored nation” rights (including with respect to pricing) or exclusivity obligations or restrictions, in each case, in favor of a party other than the Company or a Company Subsidiary, or (C) providing for a right of first offer, or right of first refusal or similar right to purchase, lease, sublease, license, use, possess, or occupy any material assets of the Company or any Company Subsidiary;

(ii) any Company Contract that requires by its terms or is reasonably likely to require, during the remaining term of such Company Contract, annual payments or delivery of cash or other consideration to the Company and the Company Subsidiaries, taken as whole, in an amount having an expected value in excess of fifty million dollars ($50,000,000) in the fiscal year ending June 30, 2024 or in any single fiscal year thereafter;

(iii) any Company Contract that requires by its terms or is reasonably likely to require, during the remaining term of such Company Contract, annual payments or delivery of cash or other consideration by the Company and the Company Subsidiaries, taken a whole, in an amount having a value in excess of twenty million dollars ($20,000,000) in the calendar year ending December 31, 2023 or in any single calendar year thereafter;

(iv) any material Company Contract under which the Company or any Company Subsidiary (A) licenses or sublicenses, or otherwise grants rights in Intellectual Property Rights to any third party or (B) is licensed, sublicensed, or otherwise granted Intellectual Property Rights from any third party (in each case, other than (1) non-exclusive licenses or sublicenses granted in the ordinary course of business or for which the grant of rights are incidental and not material to the performance of the applicable Contract, including under material transfer agreements and clinical trial agreements, (2) non-disclosure agreements entered into in the ordinary course of business on commercially reasonable terms that do not include any terms assigning or transferring Intellectual Property Rights or granting a covenant not to assert Intellectual Property Rights, (3) non-exclusive licenses granted to the Company or a Company Subsidiary by any customer primarily for the purpose of enabling the Company or applicable Company Subsidiary to provide services to such customer or by any employee, consultant, or independent contractor of the Company or any Company Subsidiary in the ordinary course of business, (4) licenses for which the grant of rights are incidental and not material to performance under the applicable Contract, (5) licenses of commercially available off the shelf software or other technology granted to the Company or a Company Subsidiary, or (6) licenses commonly referred to as “open source,” “public,” or “freeware” software licenses (collectively, “Excluded IP Contracts”));

(v) any Company Contract relating to Indebtedness in excess of twenty million dollars ($20,000,000) (whether incurred, assumed, guaranteed, or secured by any asset) of the Company and the Company Subsidiaries;

(vi) any Company Contract constituting a material joint venture, partnership, or limited liability company;

(vii) any Company Contract that expressly prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Company Subsidiary, the pledging of the capital stock or other equity interests of the Company or any Company Subsidiary, or prohibits the issuance of any guaranty by the Company or any Company Subsidiary;

(viii) any Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(ix) any Company Contract with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of five percent (5%) or more of the Shares or, to the knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than (A) offer letters that can be terminated at will without severance obligations and (B) Company Contracts pursuant to Company Equity Awards);

(x) any Company Contract that relates to the acquisition (after the date of this Agreement) of any real property or disposition (after the date of this Agreement) of any Owned Real Property or the granting of any right of first offer, right of first refusal, or other option to purchase or sell any interest in Leased Real Property, except any existing Encumbrances described in the Company Leases and except as set forth in Section 3.12(a)(i) of the Company Disclosure Schedule (together, the “Property Material Contracts”);

(xi) any Company Contract since June 30, 2022, that relates to the acquisition or disposition by the Company or any Company Subsidiary, involving consideration in excess of twenty million dollars ($20,000,000), of any Person or other business organization, division, or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person, or by any other manner);

(xii) any commercial Company Contract with any Governmental Authority under which payments in excess of one million dollars ($1,000,000) were received by the Company in the most recently completed fiscal year;

(xiii) any Company Contract pursuant to which the Company or any Company Subsidiary has continuing guarantee, “earn-out,” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenue or income of the Company or any Company Subsidiary, in each case, that would reasonably be expected to result in payments in excess of twenty million dollars ($20,000,000);

(xiv) any Company Contract that contains any standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire material assets or securities of another Person; and

(xv) any hedging, swap, derivative, or similar Company Contract.

(b) As of the date of this Agreement, the Company has made available to Parent or Parent’s Representatives an accurate and complete in all material respects copy of each Material Contract (except with such redactions as may be clearly marked on such copies). Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (i) neither the Company nor any Company Subsidiary, as applicable, nor, to the knowledge of the Company, the other party is in material breach of or material default under any Material Contract and, neither the Company nor any Company Subsidiary, as applicable, nor, to the knowledge of the Company, the other party has taken or failed to take any action that with or without notice, lapse of time, or both would constitute a material breach of or material default under any Material Contract; (ii) each Material Contract, with respect to the Company or the applicable Company Subsidiary is, assuming the due authorization, execution, and delivery thereof by the other party or parties thereto, as of the date hereof, a valid agreement, binding, and in full force and effect; (iii) to the knowledge of the Company or Company Subsidiary, as applicable, each Material Contract is enforceable by the Company or Company Subsidiary, as applicable, in accordance with its terms, subject to the Enforceability Exceptions; and (iv) no top ten (10) supplier of the Company and the Company Subsidiaries, determined on the basis of the consolidated cost of goods and services paid to suppliers by the Company and the Company Subsidiaries, taken as a whole, for the calendar year ended December 31, 2023 or top ten (10) customer of the Company and the Company Subsidiaries, determined on the basis of the consolidated revenues received from customers by the Company and the Company Subsidiaries, taken as a whole, for the fiscal year ended June 30, 2023, as of the date of this Agreement, has notified the Company or any Company Subsidiaries in writing, or to the knowledge of the Company, verbally, that it will, or, to the knowledge of the Company, has threatened in writing to, terminate, cancel, materially limit or materially and adversely alter any of its existing business with the Company or any Company Subsidiary (other than due to the expiration of an existing Contract or quarterly or annual contract negotiations in the ordinary course of business).

Section 3.13 Liabilities. Neither the Company nor any Company Subsidiary has any liability, except for: (a) liabilities disclosed on the Balance Sheet; (b) liabilities or obligations incurred in connection with this Agreement and the Transactions; (c) liabilities for performance of obligations of the Company or any Company Subsidiary under Contracts binding thereon (other than resulting from any breach or acceleration thereof) made available to Parent or Parent’s Representatives or entered into in the ordinary course of business; (d) liabilities incurred in the ordinary course of business since July 1, 2023; and (e) liabilities that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.14 Compliance with Laws. The Company and the Company Subsidiaries have each been, since June 30, 2022, in compliance with all applicable Law, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Since June 30, 2022, neither the Company nor any Company Subsidiary has been given written notice of any violation of Law, except for any such violation that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.15 Regulatory Matters. Except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole: (a) since June 30, 2022, neither the Company nor any Company Subsidiary has made any false, misleading, or untrue statement of material fact, or failed to disclose a material fact required to be disclosed, to any Regulatory Authority, nor committed any act, made any statement, or failed to make any statement that would reasonably be likely to provide a basis for the U.S. Food and Drug Administration (the “FDA”) to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or for any other Regulatory Authority to invoke any similar policy; (b) since June 30, 2022, neither the Company nor any Company Subsidiary has experienced a theft or significant loss of controlled substances or listed chemicals that would require reporting to any Regulatory Authority, including the U.S. Drug Enforcement Administration (the “DEA”) or any similar foreign Regulatory Authority, or experienced any material diversion of controlled substances or listed chemicals or any material breach of the security systems and procedures required under any applicable Law governing the Company and the Company Subsidiaries’ development, testing, investigation, manufacture, storage, distribution, marketing, or sale of products; (c) since June 30, 2022, no product distributed or sold to any customer, consumer, pharmacy, or other medicine dispenser by the Company or any Company Subsidiary has been adulterated, misbranded, seized, withdrawn, recalled, or detained and, to the knowledge of the Company, there has occurred no fact or circumstance reasonably likely to cause (i) a change in the manufacture of any such product outside the ordinary course of business, (ii) a seizure, denial, withdrawal, recall, detention, material field notification, material field correction, or safety alert relating to any such product, (iii) a termination, seizure, or suspension of marketing of any such product, (iv) a product to become adulterated or misbranded; (d) since June 30, 2022, the Company and the Company Subsidiaries and their respective employees, officers, and directors have not been, and, to the knowledge of the Company, no agent, contractor, or supplier acting on behalf of, or providing products or services to, the Company and the Company Subsidiaries has been, (i) debarred (under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §335a(a) and (b) or any similar Law), (ii) excluded from participation in United States federal health care programs (under the provisions of 42 U.S.C. § 1320a-7 or any similar Law), (iii) convicted of a crime for which a Person can be debarred or excluded, (iv) threatened to be debarred or excluded, or (v) subject to any equivalent sanction described in this Section 3.15 in any foreign jurisdiction; (e) since June 30, 2022, neither the Company nor any Company Subsidiary has (i) received from the FDA any warning letter or untitled letter, or (ii) been the subject of any Legal Proceeding commenced by or on behalf of a Governmental Authority, including the FDA, the DEA, the DOJ, the United States Department of Health and Human Services Office of the Inspector General of the (“OIG”), or any similar foreign Regulatory Authority; (f) since June 30, 2022, neither the Company nor any Company Subsidiary has become, continued to be a party to, or been requested to enter into any corporate integrity agreement, monitoring agreement, consent decree, settlement order, or other similar written agreement, in each case, with or imposed by any Governmental Authority, including the FDA, the DEA, the DOJ, the OIG, or any similar foreign Governmental Authority; (g) since June 30, 2022, the Company and the Company Subsidiaries have been in compliance with all Laws regarding the retention and integrity of records and documents; (h) since June 30, 2022, all reports, documents, claims, permits, submissions, filings, and notices required to be filed with, maintained in connection with, or furnished to a Governmental Authority by the Company and the Company Subsidiaries have been so filed, maintained, or furnished, and all such reports, documents, claims, permits, submissions, filings, and notices were true and complete in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing); (i) the Company and the Company Subsidiaries currently hold, in good standing (to the extent applicable), all regulatory authorizations and Governmental Authorizations required to engage in their respective operations including, as applicable, the research, investigation, development, design, manufacturing, packaging, labeling, marketing, advertising, promotion, import, export, testing, sale, sampling, distribution, use, and commercialization of health care products; and (j) the Company and the Company Subsidiaries are not authorized to bill, nor have they directly claimed or received reimbursement from, any Governmental Program or from any other Third-Party Payor Program for services reimbursable under such programs. Since June 30, 2022, the Company and its Company Subsidiaries have been in compliance with all Healthcare Laws applicable to their respective businesses and products, except where the failure to be in compliance would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.16 Certain Business Practices; Trade Control Laws.

(a) Since June 30, 2022, none of the Company, any Company Subsidiary, or any officers, directors, employees, or to the knowledge of the Company, any agents of the Company or a Company Subsidiary (in each case, acting for or on behalf of the Company or any Company Subsidiary) has taken or failed to take any action that would cause the Company or any Company Subsidiary to be in violation of applicable Anti-Corruption Laws or applicable anti-money laundering Laws, except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, including: (i) the making of any offer or promise to pay, payment of, or authorization of payment of, directly or indirectly, money or anything of value to any Person, including any Government Official for the purpose of corruptly influencing an act or decision, inducing the doing or omission of any act in violation of a lawful duty or securing an improper advantage, or the receipt of a corrupt payment or of anything of value under such circumstances; (ii) use of any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (iii) the making of any bribe, unlawful rebate, payoff, influence payment, kickback, or other unlawful payment of any nature. The Company and each of the Company Subsidiaries have implemented and maintain policies and procedures reasonably designed to promote and achieve compliance with applicable Anti-Corruption Laws. Since June 30, 2022, neither the Company nor any of the Company Subsidiaries has undergone or is undergoing any material audit, and to the knowledge of the Company, any review, inspection, investigation, survey, or examination by a Governmental Authority relating to any applicable Anti-Corruption Laws. To the knowledge of the Company, since June 30, 2022, there have been no material threatened claims with respect to applicable Anti-Corruption Laws concerning the Company or current or former Company Subsidiaries that were owned during such period.

(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the Company and each of the Company Subsidiaries have complied since June 30, 2022 with, and established and maintain policies and procedures reasonably designed to ensure compliance with, all applicable import, export control, and economic and trade sanctions laws, regulations, statutes, and orders, including the Export Administration Regulations, the International Traffic in Arms Regulations, the customs regulations administered by U.S. Customs and Border Protection and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”) and have obtained, satisfied the requirements of, or are otherwise qualified to rely upon, all necessary import and export licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and made any filings with, any Governmental Authority required for (i) the import, export, or reexport of products, services, software, or technologies and (ii) releases of technologies or software to foreign nationals. Since June 30, 2022, neither the Company nor any Company Subsidiary has been given written or, to the knowledge of the Company, other notice of any violation of Trade Laws, except for violations relating to Trade Laws that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(c) The Company does not engage in the design, fabrication, development, testing, production or manufacture of one (1) or more “critical technologies” within the meaning of the DPA, or the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 3.17 Governmental Authorizations. The Company and the Company Subsidiaries hold in good standing all Governmental Authorizations necessary to enable the Company and the Company Subsidiaries to conduct their respective businesses in the manner in which their businesses are currently being conducted, except as would not individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (a) the Company and the Company Subsidiaries are each in compliance with the terms and requirements of such Governmental Authorizations, to the extent applicable to them, (b) there are no pending or threatened Legal Proceedings, investigations, inquiries, or enforcement or disciplinary actions that seek the limitation, modification, suspension, withdrawal, or revocation of any such Governmental Authorization and (c) there is no false, misleading, or unreliable data or information or omission in any Governmental Authorization.

Section 3.18 Tax Matters.

(a) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (i) each of the income and other Tax Returns required to be filed by the Company or any Company Subsidiary with any Governmental Authority have been filed on or before the applicable due date (taking into account any extension of such due date granted or obtained), and all such Tax Returns are true, accurate, and complete, (ii) all Taxes of the Company or any Company Subsidiary due and payable (whether or not shown as due and owing on such Tax Returns) have been timely paid by the Company or any Company Subsidiary, as applicable, except to the extent such Taxes are being contested in good faith in appropriate proceedings and for which the Company or appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP, and (iii) the Company and each Company Subsidiary has timely withheld and paid over to the appropriate Governmental Authority (or is holding for payment not yet due) all Taxes required to have been withheld and paid over by it, and the Company and each Company Subsidiary has complied with all related Tax reporting and recordkeeping requirements.

(b) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (i) there are no pending audits, examinations, assessments or other proceedings by a Governmental Authority in respect of any Tax or Tax Return of the Company or any Company Subsidiary, (ii) no such audits or proceedings have been asserted or proposed in writing, (iii) the Company and each Company Subsidiary has not received written notice of any such audits or proceedings, and (iv) neither the Company nor any Company Subsidiary has executed any waiver of any statute of limitations with respect to, or extended the period for the assessment or collection of, any Tax, which waiver or extension remains in effect.

(c) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (i) no deficiency (other than a deficiency that is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP) for any amount of Tax has been asserted or assessed by any Governmental Authority in writing against the Company or any Company Subsidiary, which deficiency has not been paid, settled, or withdrawn, (ii) there is no Encumbrance for Taxes (other than Permitted Encumbrances) upon any asset of the Company or any Company Subsidiary, and (iii) no written claim has been made by any Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary, as applicable, does not file Tax Returns that it is or may be subject to any Tax by, or required to file Tax Returns in, that jurisdiction.

(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (i) neither the Company nor any Company Subsidiary is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation, or indemnification agreement or arrangement that would have a continuing effect after the Closing Date (other than such agreements or arrangements that form part of a larger commercial agreement or arrangement, the primary subject matter of which is not Tax). Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, neither the Company nor any Company Subsidiary (1) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any Company Subsidiary) or (2) has any liability for the Taxes of another Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign Law) or as a transferee or successor under applicable Law.

(e) Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code within the past five (5) years.

(f) Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(g) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

Section 3.19 Employee Matters; Employee Plans.

(a) The Company is not a “contractor” or “subcontractor” (as defined by Executive Order 11246), required to comply with Executive Order 11246 or any other applicable U.S. Law requiring affirmative action or other employment-related actions for government contractors or subcontractors.

(b) The Company has delivered to Parent a materially accurate and complete anonymized list of all Company Associates, as of the date noted on the list, with, to the extent permitted by applicable Laws, each Company Associate’s (i) date of hire, (ii) job title, (iii) location of employment, (iv) employing entity, (v) annualized base pay, (vi) whether full-time or part-time and (vii) current target incentive or bonus compensation.

(c) Section 3.19(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of each Collective Bargaining Agreement, excluding any national, industry, or sector-level agreement. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, there is no, and since June 30, 2022, there has not been, any labor strike, slowdown or any other concerted interference with normal operations, work stoppage, lockout, job action, picketing of any nature, labor dispute, organizational campaign, union organizing activity or any similar activity or dispute with respect to any employees of the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened against or affecting the business of the Company or any Company Subsidiary.

(d) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, the Company and each Company Subsidiary currently classifies, and has since June 30, 2022, properly classified, each of its Company Associates as exempt or non-exempt and as employees or independent contractors for the purposes of the Fair Labor Standards Act and state, local and foreign wage and hour laws, and is and has been otherwise in compliance with such laws. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, to the extent that any independent contractors are or were since June 30, 2022, engaged by the Company or any Company Subsidiary, the Company and each Company Subsidiary currently classifies and has properly classified and treated them as independent contractors (as distinguished in the U.S. from Form W-2 employees) in accordance with applicable Law and for the purpose of all employee benefit plans and perquisites.

(e) Since June 30, 2022 through the date of this Agreement, neither the Company nor any Company Subsidiary has experienced a “plant closing” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act (“WARN Act”) or any similar state, local, or foreign law or regulation affecting any site of employment of the Company, any Company Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary.

(f) Since June 30, 2022 through the date of this Agreement, neither the Company nor any Company Subsidiary has been a party to a settlement agreement with a current or former Company Associate that involves allegations of sexual harassment or unlawful discrimination or retaliation by a Company Associate at the level of Vice President or above.

(g) Section 3.19(g) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of each material Employee Plan. The Company has made available to Parent or Parent’s Representatives with respect to each material Employee Plan (excluding for this purpose all offer letters and consulting agreements that do not materially deviate from the Company’s standard forms, all Multiemployer Plans and all Foreign Plans) accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto (or for unwritten Employee Plans, a written description of the material terms of such Employee Plan); (ii) all related trust or other funding documents; (iii) all currently effective determination letters or opinion letters received from the IRS; (iv) the most recent annual actuarial valuation reports; (v) the last three years of non-discrimination testing results; (vi) the most recent Form 5500 and all schedules thereto; (vii) the most recent summary plan description; and (viii) all material non-routine written correspondences in respect of any such Employee Plan to and from any Governmental Authority received since June 30, 2022.

(h) Neither the Company, any Company Subsidiary nor any ERISA Affiliate has, within the last six (6) years prior to the date of this Agreement, maintained, contributed to, or been required to contribute to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan, within the meaning of Section 4001(a) of ERISA, or any Multiemployer Plan, (ii) a “multiple employer plan” that is subject to Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA and within the last six (6) years none of the Company, any Company Subsidiary, or any ERISA Affiliate has incurred any material liability under Title IV of ERISA that has not been paid in full.

(i) With respect to any Employee Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA (each a “Pension Plan”), none of the following has occurred or existed within the last six (6) years prior to the date of this Agreement, nor will any of the following occur or exist as a result of the Transactions: (i) a failure to make on a timely basis any contribution (including any installment) required under Section 302 or 303 of ERISA or Section 412 of the Code; (ii) the filing of an application for a waiver described in Section 412(c) of the Code and Section 303 of ERISA; (iii) a “reportable event” within the meaning of ERISA Section 4043, for which the notice requirement is not waived by the regulations thereunder; or (iv) an event or condition which presents a material risk of a plan termination or any other event that may cause the Company, any Company Subsidiary, or any ERISA Affiliate to incur any material liability or have a lien imposed on its assets under Title IV of ERISA. The actuarial present value of the accumulated plan benefits (whether or not vested) under each Pension Plan as of the last day of its most recent plan year did not exceed the market value of the assets allocable thereto by a material amount.

(j) With respect to any Multiemployer Plan to which the Company or any ERISA Affiliate contributes: (i) Section 3.19(j) of the Company Disclosure Schedule states the amount of withdrawal liability set out in the most recent withdrawal liability estimate, if any, received from such Multiemployer Plan in accordance with Section 101(l) of ERISA that would be incurred by the Company or an ERISA Affiliate if there were a cessation of operations or of the obligation to contribute to such plan during 2024, which constitutes a complete withdrawal (as defined in Section 4203 of ERISA) from such Multiemployer Plan; and (ii) no such Multiemployer Plan is, or within the last six (6) years prior to the date of this Agreement has been, in critical status, endangered status, or seriously endangered status (as those terms are defined in Section 305 of ERISA).

(k) Each of the Employee Plans, other than the Multiemployer Plans, that is intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the knowledge of the Company, no event has occurred or condition exists that would reasonably be likely to (i) result in the loss of such qualified status or (ii) require corrective action pursuant to the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(l) Each Employee Plan, other than the Multiemployer Plans but, for the avoidance of doubt, including the Company Equity Awards granted thereunder, has been established, operated, and administered in all material respects in accordance with applicable Law and with its terms, including ERISA, the Code, applicable securities Laws, ITEPA 2003 and the Affordable Care Act and, except as would not, individually or in the aggregate reasonably be likely to have a Material Adverse Effect, to the knowledge of the Company, as of the date of this Agreement, each Multiemployer Plan has been established, operated and administered in accordance with applicable Law.

(m) Except as would not, individually or in the aggregate, reasonably be likely to be a material liability, none of the Employee Plans, other than the Multiemployer Plans, obligates the Company or any Company Subsidiary to provide a Company Associate (or any beneficiary or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law.

(n) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, each Employee Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) has been funded, to the extent applicable, in compliance with applicable Law; and (ii) required or intended to be registered, qualified, or approved under applicable Law has in fact been registered, qualified, or approved, as the case may be, under applicable Law and has been maintained in good standing with applicable regulatory authorities, and if intended to qualify for favorable Tax treatment, to the knowledge of the Company, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely such favorable Tax treatment with respect to such Foreign Plan.

(o) Neither the Company nor any of the Company Subsidiaries has (i) any gross-up or indemnity obligation for any Taxes under Section 4999 or 409A of the Code or (ii) any other material gross-up or material indemnity obligation for any Taxes.

(p) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions (alone or in combination with other events and circumstances) will not (i) result in any payment or benefit becoming due to any Company Associate or under any Employee Plan, (ii) increase any amount of compensation or benefits otherwise payable to any Company Associate or under any Employee Plan, (iii) result in the acceleration of the time of payment, funding, or vesting of any benefit to any Company Associate or under any Employee Plan, or (iv) result in the payment of any amount that could, individually or in combination with any other payment or benefit, constitute an “excess parachute payment” within the meaning of Section 280G of the Code or result in the payment of an excise Tax by any Person under Section 4999 of the Code.

(q) Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (i) with respect to any Employee Plan (other than a Multiemployer Plan), no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending, or, to the knowledge of the Company, threatened against any Employee Plan (other than a Multiemployer Plan), against the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Plan (other than a Multiemployer Plan) with respect to the operation thereof and (ii) to the knowledge of the Company, as of the date of this Agreement, with respect to any Employee Plan that is a Multiemployer Plan, no Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending, or threatened against such Employee Plan, against the assets of any of the trusts under such plans or the plan sponsor or administrator, or against any fiduciary of any Employee Plan that is Multiemployer Plan with respect to the operation thereof.

(r) Section 3.19(r) of the Company Disclosure Schedule sets forth an accurate and complete list as of the Reference Date of each outstanding Company Option, Company Restricted Stock Unit, and Company Performance Stock Unit, including, as applicable, the holder, date of grant, expiration date, exercise price, vesting schedule or forfeiture conditions and number of Shares subject thereto (at the target levels of achievement with respect to Company Performance Stock Units), whether the Company Option is intended to qualify as an “incentive stock option” under Section 422 of the Code, and the Company Equity Plan under which the award is granted.

Section 3.20 Environmental Matters. Except for those matters that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect: (a) the Company and the Company Subsidiaries are, and since June 30, 2022, have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining, or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date of this Agreement, there is no Legal Proceeding arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary; (c) as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice, report, or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction, or decree involving, outstanding or unresolved violations or liabilities, on the part of the Company or any Company Subsidiary arising under Environmental Laws; and (d) to the knowledge of the Company, there has been no Hazardous Material released on, at, under, or from any property or facility, including the Owned Real Property and the Leased Real Property, in a manner and concentration that would reasonably be likely to result in any claim against or liability of the Company or any Company Subsidiary under any Environmental Law.

Section 3.21 Insurance. Except as would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, as of the date of this Agreement, (a) the Company and the Company Subsidiaries maintain or are otherwise covered by insurance in such amounts and against such risks as is sufficient to comply with applicable Law and the Contracts to which the Company or any Company Subsidiary is a party or is bound, (b) all insurance policies with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect (except for any expiration thereof in accordance with its terms), (c) all premiums due thereon have been paid in full and (d) no written notice of cancellation or modification has been received by the Company, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.

Section 3.22 Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending or to the knowledge of the Company, threatened against the Company or any Company Subsidiary or any material property or asset of the Company or any Company Subsidiary, other than any Legal Proceedings that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b) There is no order, writ, injunction, or judgment to which the Company or any Company Subsidiary is subject that would, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

Section 3.23 Opinion of Financial Advisor. The Company Board (in such capacity) has received the opinion of Citigroup Global Markets Inc. as a financial advisor to the Company, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, including the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Merger Consideration to be received by the holders of Company Common Stock (other than, as applicable, Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.24 Financial Advisors. No broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s, or other similar fee or commission, or the reimbursement of expenses in connection therewith, in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.25 Proxy Statement. The information supplied or to be supplied by or on behalf of the Company and the Company Subsidiaries for inclusion or incorporation by reference in the proxy statement (including the letter to stockholders, notice of meeting and form of proxy, and any other document incorporated or referenced therein, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the Required Company Stockholder Vote (including any amendment or supplement thereto) shall not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, at the time the Proxy Statement is first mailed to Company stockholders, on the date of any amendment or supplement thereto, and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and any other applicable Law governing the preparation, distribution, or dissemination of such documents. Notwithstanding anything to the contrary in the foregoing provisions of this Section 3.25, no representation or warranty is made by the Company with respect to any information or statement made or incorporated by reference in the Proxy Statement that was not supplied by or on behalf of the Company for use therein.

Section 3.26 Related Party Transactions. No current director or officer of the Company or any Company Subsidiary (a) has outstanding any Indebtedness to the Company or any Company Subsidiary or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any Company Subsidiary of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and has not been so disclosed.

Section 3.27 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in Article IV are true, accurate, and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the Transactions, and to the knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other Transactions.

Section 3.28 No Other Representations or Warranties; Non-Reliance.

(a) Except for the express written representations and warranties made by the Company in this Article III and in the certificate delivered pursuant to Section 7.03(c), no Company Party makes any express or implied representation or warranty with respect to the Company or any Company Affiliate.

(b) Notwithstanding anything to the contrary in this Agreement, the Company hereby acknowledges and agrees (on its own behalf and on behalf of the Company Parties) that: except for the representations and warranties of Parent expressly set forth in Article IV, (i) none of the Parent Parties makes, or has made, any representation or warranty and (ii) none of the Company Parties is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any Parent Party, in each case, regarding any Parent Party, its or their business, this Agreement, the Transactions, or any other related matter.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.01 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing, and in good standing under the Laws of its jurisdiction of organization and has all necessary power and authority to: (a) conduct its business in the manner in which its business is currently being conducted; and (b) own and use its assets in the manner in which its assets are currently owned and used.

Section 4.02 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and activities incidental thereto and has not engaged in any business activity or conducted any operation other than in connection with the Transactions and those incident to its formation. Either Parent or a wholly owned Subsidiary of Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub has no outstanding option, warrant, right, or any other agreement pursuant to which any Person other than Parent may acquire any equity security of Merger Sub.

Section 4.03 Authority; Binding Nature of Agreement. Each of Parent and Merger Sub has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Transactions, and the execution, delivery, and performance by each of Parent and Merger Sub of this Agreement has been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and assuming due execution and delivery by the Company, constitutes a legal, valid, and binding obligation of Parent and Merger Sub, as the case may be, and is enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.04 Non-Contravention; Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate either Parent’s or Merger Sub’s certificate of incorporation or bylaws, (ii) assuming (A) that all actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods described in Section 4.04(b) have been obtained, (B) that all filings and other actions described in Section 4.04(b) of the Parent Disclosure Schedule have been made or taken and (C) the accuracy and completeness of the representations and warranties set forth in Section 3.04, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound, or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by Parent or any Subsidiary of Parent (including Merger Sub) under, or give to others any right of termination, amendment, acceleration, or cancellation of, or result in the loss of any benefit under, or the creation of any Encumbrance on the properties or assets of the Company pursuant to, any Contract or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflict, violation, breach, default, or other occurrence that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals or the lapse of waiting periods of, or filing with or notification to, any Governmental Authority except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities Laws, or “blue sky” laws, (ii) the filing with the SEC of the Proxy Statement, (iii) any filing required under the rules and regulations of NYSE, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) the HSR Act, (vi) any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods under Antitrust Laws, and (vii) any other actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods of, or filing with or notification to, any Governmental Authority which, in each case, if not obtained or made, would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. No vote of Parent’s stockholders is necessary to approve Parent’s execution of this Agreement or the consummation of the Transactions. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement, the Transactions, and the other transactions contemplated hereby.

Section 4.05 Proxy Statement. The information supplied or to be supplied by or on behalf of Parent, Merger Sub, or any of their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement shall not, at the time it (or any amendment or supplement thereto) is filed with the SEC, at the time it is first mailed to the Company stockholders, on the date of any amendment or supplement thereto, and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading.

Section 4.06 Absence of Litigation. There is no Legal Proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub or any material property or asset of Parent or Merger Sub, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is subject to any continuing order of, consent decree, settlement agreement, or similar written agreement with, or continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination, or award of any Governmental Authority, except as would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Section 4.07 Equity Financing.

(a) Parent has delivered to the Company a true and complete copy of the Equity Commitment Letter, pursuant to which the Investor has committed to provide, subject only to the terms and conditions expressly set forth therein, equity financing in the amounts set forth therein (the equity financing contemplated by the Equity Commitment Letter being collectively referred to as the “Equity Financing”). There are no side letters or other agreements to which Parent, Merger Sub or any of their respective Affiliates is a party that would prevent or materially delay the funding of the Equity Financing as and when required pursuant to the terms of the Equity Commitment Letter. As of the date of this Agreement, (i) the Equity Commitment Letter, in the form provided to the Company, has not been amended, supplemented, terminated, rescinded or modified (and no waiver of any provision thereof has been granted) and no such amendment, supplement, termination, rescission or modification is contemplated, and (ii) assuming the truth and accuracy of the representations and warranties in Article III as modified by materiality, Material Adverse Effect and the disclosures set forth in the Company Disclosure Schedule and subject to the satisfaction (or waiver) of the conditions set forth in Section 7.01 and Section 7.03, to the knowledge of Parent, no event has occurred which would result in a breach of or constitute a default under (or an event which with notice or lapse of time or both would result in any breach of or constitute a default under) or result in a failure to satisfy a condition precedent, in each case, on the part of Parent, Merger Sub or the Investor that would prevent or materially delay the funding of the Equity Financing as and when required pursuant to the terms of the Equity Commitment Letter. The Equity Commitment Letter, in the form provided to the Company, is a legal, valid, and binding obligation of Parent and the Investor, is in full force and effect, and is enforceable in accordance with the terms thereof against Parent and the Investor, subject, in each case, to the effect of any Enforceability Exceptions.

(b) Assuming the truth and accuracy of the representations and warranties in Article III as modified by materiality, Material Adverse Effect and the disclosures set forth in the Company Disclosure Schedule and subject to the satisfaction (or waiver) of the conditions set forth in Section 7.01 and Section 7.03 and that the Equity Financing is funded and applied in accordance with the Equity Commitment Letter, Parent and Merger Sub will have on the Closing Date aggregate funds, together with cash on hand or other sources of immediately available funds, sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid by Parent or Merger Sub on the Closing Date in connection with the consummation of the Transactions (such amount, the “Required Amount”).

(c) The Equity Commitment Letter (i) contains all of the conditions precedent to the obligations of the Investor to make the applicable portion of the Required Amount available to Parent on the terms set forth therein, and (ii) does not contain any contingencies that would permit the Investor to reduce, or rescind its obligation to provide, the total amount of the Equity Financing below the amount required to pay the Required Amount. The obligations and commitments contained in the Equity Commitment Letter have not been withdrawn or rescinded in any respect.

(d) The Equity Commitment Letter provides, and will continue to provide, that the Company is an express third-party beneficiary of the Equity Commitment Letter, including with respect to specific performance of the parties’ obligations therein.

(e) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct, and complete copy of a duly executed the Limited Guarantee. The Limited Guarantee is (i) a legal, valid, and binding obligation of the Investor, (ii) enforceable against the Investor in accordance with its terms, and (iii) in full force and effect, subject, in the case of clauses (i) and (ii), to the effect of any Enforceability Exceptions. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Investor under the Limited Guarantee. As of the date hereof, Parent does not have any reason to believe that any of the conditions to providing the Limited Guarantee will not be satisfied on a timely basis on or prior to the Closing Date or that the full amount of the Limited Guarantee will not be available to Parent on the Closing Date. Neither Parent nor Merger Sub is aware of any fact, event, or other occurrence that makes any of the representations or warranties of Parent or Merger Sub in the Limited Guarantee misleading or inaccurate in any material respect. The Limited Guarantee contains all of the conditions precedent and other conditions and contingencies to the obligations of the parties thereunder to make the full amount of the Limited Guarantee available to Parent on the terms therein. There are no side letters or other agreements to which Parent, Merger Sub, or any of their respective Affiliates is a party that would prevent or materially delay the enforcement of the Limited Guarantee in accordance with its terms.

Section 4.08 Ownership of Company Common Stock. None of Parent, Merger Sub, Investor, or Carve-Out Purchaser owns, or will prior to the Closing Date beneficially own, and at all times for the past two (2) years, none of Parent, Merger Sub, Investor, nor Carve-Out Purchaser has beneficially owned any share of the Company’s capital stock or any security, contract, or obligation convertible into or exercisable or exchangeable for shares of the Company’s capital stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 promulgated under the Exchange Act covering the purchase of any of the shares of the Company’s capital stock. As of the date of this Agreement, none of Parent, Merger Sub, nor any other Affiliate of Parent is an “interested stockholder” of the Company under Section 203(c) of the DGCL.

Section 4.09 Absence of Arrangements with Management, Company Stockholders. Other than this Agreement and the Support Agreements, as of the date of this Agreement, none of Parent, Merger Sub, or any of their respective Affiliates (or any other Person on behalf of Parent, Merger Sub, or any of their respective Affiliates) has entered into any Contract, or authorized, committed, or agreed to enter into any Contract with (a) any member of the Company’s management, the Company Board, or any of their respective Affiliates or (b) any stockholder of the Company, in each case, relating in any way to the Company (including arising out of or relating to compensation and retention of the Company’s management), the Transactions, or the operations of the Company or any Company Subsidiary or, following the Effective Time, the Surviving Corporation or any Subsidiary of the Surviving Corporation.

Section 4.10 Investment Intention. Parent is acquiring through the Merger Sub, the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a present view to the distribution (within the meaning of Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any “blue sky” Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable “blue sky” Laws, or pursuant to an exemption from any such registration.

Section 4.11 Brokers and Other Advisors. No broker, finder, investment banker, financial advisor, or other Person is entitled to any brokerage, finder’s, financial advisor’s, or other similar fee or commission or the reimbursement of expenses in connection therewith in connection with the Transactions based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent except for Persons, if any, whose fees, and expenses shall be paid by Parent.

Section 4.12 No Other Representations or Warranties; Non-Reliance.

(a) Except for the express written representations and warranties made by Parent and Merger Sub in this Article IV and in the certificate delivered pursuant to Section 7.02(c), none of Parent, Merger Sub, or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub, or any of their respective Affiliates.

(b) Notwithstanding anything to the contrary in this Agreement, Parent and Merger Sub each hereby acknowledge and agree (on its own behalf and on behalf of the Parent Parties) that: except for the representations and warranties of the Company expressly set forth in Article III, (i) none of the Company Parties makes, or has made, any representation or warranty and (ii) none of the Parent Parties is relying on, or has relied on, any representation or warranty made, or information provided, by or on behalf of any Company Party, in each case, regarding any Company Party, its or their business, this Agreement, the Transactions, the Carve-Out, or any other related matter.

ARTICLE V

CERTAIN COVENANTS OF THE COMPANY

Section 5.01 Access to Information.

(a) Subject to applicable Law and without limiting Section 6.13, during the period from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.01 (the “Pre-Closing Period”), solely for purposes of furthering the Transactions or integration planning relating thereto, on reasonable advance notice to the Company, the Company shall, and shall cause the Company Subsidiaries to, provide Parent and its Affiliates, and its and their Representatives with reasonable access during the Company’s normal business hours to the Company’s properties, books, contracts, commitments, personnel, and records; provided that any such access (i) shall be conducted at Parent’s expense, at a reasonable time, under the supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or any Company Subsidiary or create material risk of damage or destruction to any material asset or property and (ii) may be reasonably and in good faith limited by the Company to comply with any applicable COVID-19 Measure and to ensure that such access, in light of COVID-19 or any COVID-19 Measure, does not jeopardize the health and safety of any of the Company’s Representatives or commercial partners. Any such access shall be subject to the

Company’s reasonable security measures and insurance requirements and shall not include invasive testing or sampling of soil, sediment, groundwater, building material, vapor, air, or any other environmental media. Nothing in this Agreement shall require the Company to disclose or provide access to any information if such disclosure would, determined after consultation with outside legal counsel, (A) jeopardize any attorney-client or other legal privilege or (B) contravene any applicable Law, fiduciary duty or the confidentiality provisions of any Contract to which the Company or any Company Subsidiary is a party; provided, further, that the Company may, in its sole discretion, require that information be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Law. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to provide Parent with access to the requested information in a manner that would not contravene clauses (A) and (B) of this Section 5.01(a).

(b) With respect to the information disclosed pursuant to this Section 5.01, Parent shall comply with, and shall instruct Parent’s Representatives to comply with, all of its obligations under the Confidentiality Agreement, dated October 27, 2023 among the Company and affiliates of Parent (the “Confidentiality Agreement”). All requests for information made pursuant to this Section 5.01 shall be directed to the Persons listed on Section 5.01 of the Company Disclosure Schedule.

Section 5.02 Operation of the Company’s Business.

(a) During the Pre-Closing Period, except (w) as required or otherwise permitted or contemplated under this Agreement or as required by applicable Law, (x) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), (y) for any action taken reasonably and in good faith in response to COVID-19 or COVID-19 Measures or (z) as set forth in Section 5.02 of the Company Disclosure Schedule, the Company shall, and shall cause the Company Subsidiaries to, use (i) commercially reasonable efforts to conduct its business in all material respects in the ordinary course and (ii) use commercially reasonable efforts to preserve intact its current business organization and to preserve its relationships with key employees and others having significant business dealings with the Company or any Company Subsidiary; provided that (A) no action by the Company or any of its Subsidiaries to the extent expressly permitted by an exception to any of Section 5.02(b) shall be a breach of this sentence and (B) the Company’s or any of its Subsidiaries’ failure to take any action prohibited by any of Section 5.02(b) shall not be deemed to be a breach of this Section 5.02(a).

(b) During the Pre-Closing Period, except (w) as required or otherwise permitted or contemplated under this Agreement or as required by applicable Law, (x) with the written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed) or (y) as set forth in Section 5.02 of the Company Disclosure Schedule, neither Company nor any Company Subsidiary shall:

(i) (A) establish a record date for, declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any share of its capital stock (including the Company Common Stock) (other than with respect to any dividend or distribution by a direct or indirect wholly owned Company Subsidiary to its direct or indirect parent unless such a dividend would have material Tax consequences); or (B) other than with respect to transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, repurchase, redeem, or otherwise reacquire any share of capital stock (including any Share), or any right, warrant, or option to acquire any share of its capital stock, other than in connection with the vesting, exercise, or settlement of Company Equity Awards or in connection with withholding to satisfy the exercise price and/or Tax obligations with respect to Company Equity Awards;

(ii) split, combine, subdivide, or reclassify any share of its capital stock (including the Shares) or other equity interests;

(iii) other than with respect to transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, unless such transactions would have material Tax consequences, sell, issue, grant, deliver, pledge, transfer, encumber, or authorize the issuance, sale, delivery, pledge, transfer, Encumbrance, or grant by the Company or any Company Subsidiary of (A) any capital stock, equity interest, or other security of the Company, (B) any option, call, warrant, restricted securities, or right to acquire any capital stock, equity interest, or other security of the Company, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest, or other security of the Company (except (x) on the exercise of Company Options or settlement of Company Restricted Stock Units or Company Performance Stock Units, in each case, outstanding as of the date hereof in accordance with the terms in effect as of the date hereof or (y) pursuant to purchase rights under the Company ESPP outstanding as of the date hereof);

(iv) adopt a plan or agreement of complete or partial liquidation or dissolution, restructuring, recapitalization, or other reorganization of the Company or any Company Subsidiary;

(v) except as otherwise required under the terms of any Employee Plan in effect as of the date of this Agreement, (A) establish, adopt, terminate, or materially amend any Employee Plan, (B) accelerate the vesting of any compensation or benefits under any provision of any of the Employee Plans, (C) grant any Company Associate any increase in compensation or bonus other than increases in base salary with respect to Company Associates in the ordinary course of business consistent with past practice in connection with the Company’s annual merit-based compensation review process which is based on such Company Associate’s performance in the applicable prior fiscal year as determined in the Company’s sole good faith discretion (x) commencing in July 2024 not to exceed seven percent (7%) over the base salary level of any such Company Associate (but five percent (5%) for any Company Associate who is an executive officer as defined under Rule 3b-7 of the Exchange Act) and five percent (5%) over the base salary level of all Company Associates in the aggregate, in each case, as in effect on the date of this Agreement, or (y) commencing in July 2025, not to exceed seven percent (7%) over the base salary level of any such Company Associate (but five percent (5%) for any Company Associate who is an executive officer as defined under Rule 3b-7 of the

Exchange Act) and five percent (5%) over the base salary level of all Company Associates in the aggregate, in each case, as in effect on June 30, 2025; provided that in respect of the foregoing increases in July 2024 and July 2025, no Company Associate shall receive an increase in their base salary level in excess of five percent (5%) unless (I) such Company Associate receives the highest performance rating in accordance with the Company’s annual merit-based compensation review process or is promoted or (II) such Company Associate’s base salary is below competitive market level, (D) enter into or amend (x) any change-of-control, retention, severance, transaction-related bonus or Tax-gross up agreement with any Company Associate or (y) any employment, consulting, or other similar material agreement with any Company Associate with an annual base salary of greater than $300,000, any Company Associate who is a General Manager at the Company or any Company Associate who directly reports to a General Manager within the Carve-Out Business (collectively, the “Covered Associates”); provided that (1) any such agreement with a Company Associate who is not a Covered Associate shall be limited to ordinary course offer letters consistent with past practice that do not include any change-of-control, retention, severance, transaction-related bonus, or Tax gross up provisions and (2) any such consulting agreements with a Company Associate who is not a Covered Associate shall be entered into in the ordinary course consistent with past practice and terminable upon 30 days’ notice or less without penalty, (E) hire or terminate (other than for “cause” as determined by the Company or applicable Company subsidiary) any Covered Associate, other than hires that are made to fill vacant positions in the ordinary course of business consistent with past practice; provided that any such hire shall be limited to ordinary course offers consistent with past practice and offer letters that do not include any change-of-control, retention, severance, transaction-related bonus, or Tax gross up provisions; provided further in no event (other than a force majeure event at any site of the Company or its Subsidiaries) shall the Company terminate a number of Company Associates that would trigger the WARN Act or any equivalent state mini-WARN Law , (F) grant or promise to grant any new equity or equity based awards (including any Company Options, Company Restricted Stock Units, or Company Performance Stock Units) or amend or modify any outstanding equity-based award (including any Company Options, Company Restricted Stock Units, or Company Performance Stock Units), (G) amend or modify any performance criteria, metrics, or targets under any Employee Plan such that, as compared to those criteria, metrics, or targets under any Employee Plan in effect as of the date of this Agreement, the performance criteria, metrics, or targets would reasonably be expected to be more likely to be achieved than in the absence of such amendment or modification; provided, however, that the performance under such Employee Plans may be determined in accordance with the plan terms (including, without limitation, adjustments to account for non-recurring items) and to the extent applicable, reasonable adjustments may be made to take into account any costs and expenses associated with the Transactions or any non-recurring events that would not reasonably be expected to have materially affected the Company and its Company Subsidiaries had the Transactions not arose, or (H) establish, adopt, or enter into or amend any Collective Bargaining Agreement or other material agreement with a labor union, works council, or similar organization;

(vi) amend or permit the adoption of any amendment to the Company’s Certificate of Incorporation or Bylaws or the organizational documents of any Company Subsidiary (other than immaterial or ministerial changes);

(vii) acquire any equity interest in an Entity that is not a wholly owned Subsidiary or enter into any joint venture, partnership, limited liability corporation, or similar arrangement;

(viii) make or authorize aggregate capital expenditures in any fiscal year in excess of one hundred and ten percent (110%) of the Company’s guidance for fiscal year ended June 30, 2024 made available at the Company’s first quarter fiscal year 2024 earnings conference call, held on November 15, 2023 (the “Company Guidance”), which expenditures shall be substantially in accordance with the categories set forth in such budget;

(ix) other than as set forth in the Company Guidance, enter into or propose to enter into any new material line of business;

(x) acquire, lease, license, sublicense, pledge, sell, or otherwise dispose of, abandon, waive, relinquish or fail to renew, permit to lapse, transfer, assign, encumber, or subject to any material Encumbrance (other than Permitted Encumbrances) any right or other asset or property, including any Intellectual Property Right, involving consideration in excess of five million dollars ($5,000,000) on an individual basis, and twenty million dollars ($20,000,000) in the aggregate (except, in the case of any of the foregoing, (A) non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice under an Excluded IP Contract, (B) pursuant to dispositions of obsolete, surplus, or worn-out assets (for clarity, other than Intellectual Property Rights, which instead are the subject of the following subclause (C)) that are no longer useful for the conduct of the business of the Company or any Company Subsidiary, (C) for any abandonment, waiver, failure to renew, permission to lapse, or other failure to maintain any Intellectual Property Right that the Company or a Company Subsidiary, in the exercise of its reasonable business judgment consistent with past practice, has determined not to maintain, (D) pursuant to transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries unless such transactions would have material Tax consequences, (E) as set forth in the Company Guidance and (F) pursuant to customer or supplier arrangements in the ordinary course of business consistent with past practice or any Contract in effect on the date hereof (without giving effect to any restatement, modification, amendment, extension or waiver thereof after the date hereof) or in connection with any recall or spoliation of assets; provided as used in this Section 5.02(b)(x), “asset or property” shall not include the Owned Real Property, the Leased Real Property or any Company Leases);

(xi) enter into, amend, renew, or extend (or fail to exercise a renewal or extension option under), or modify a Company Lease; provided, however, if such amendments, renewals, and modifications would not, individually or in the aggregate, increase the aggregate amount of payments under such Company Leases (as amended, renewed, or modified, as the case may be) by in excess of two million dollars ($2,000,000) or terminate any Company Lease (except any termination that shall occur at the end of the maximum term of such Company Lease), other than by extending such term through the payment of any extension fee in excess of one million dollars ($1,000,000) and does not pertain to a Leased Real Property which is part of a Carve-Out Business;

(xii) sell, encumber, or subject to any material Encumbrance (other than Permitted Encumbrances) (x) the Owned Real Property except (A) in the ordinary course of business consistent with past practice of operating the Owned Real Property, (B) as required for maintenance and repair, or (C) as required by any of the Property Material Contracts other than any of the Property Material Contracts related to any of the Key Businesses, or (y) any of the Key Businesses;

(xiii) make any material capital contribution or advance to, or material investment in, any Person, or assume or incur or guarantee any Indebtedness (in each case, other than between or among the Company and any of the wholly-owned Company Subsidiaries in the ordinary course of business or consistent with past practice) in excess of twenty million dollars ($20,000,000) for all such transactions in the aggregate, except for (A) advances to employees and consultants for travel and other business-related expenses in the ordinary course of business consistent with past practice, or (B) drawdowns or other Indebtedness incurred, in the ordinary course of business, under any existing credit facility of the Company or any Company Subsidiary as of the date of this Agreement that will be repaid on the Closing Date;

(xiv) amend or modify in any material respect, waive any material right under, terminate, replace, or release, settle, or compromise any material claim, liability, or obligation under any Material Contract (including any Property Material Contract) or enter into any Contract that, if entered into prior to the date of this Agreement, would have been a Material Contract (including any Property Material Contract), except in the ordinary course of business consistent with past practice which exception shall not apply with respect to the Material Contracts described under clauses (i), (vii), (viii), (ix), (xii), (xiii), and (xiv) of Section 3.12(a) or permit the entry into a Contract that would otherwise be prohibited by another clause of this Section 5.02(b);

(xv) settle any Legal Proceeding, in each case involving or against the Company or any Company Subsidiary, other than (A) the settlement of Legal Proceedings that require payments by the Company and the Company Subsidiaries, taken as a whole (net of insurance proceeds) in an amount not to exceed, in the aggregate, six million dollars ($6,000,000), or (B) the settlement of Legal Proceedings disclosed, reflected, or reserved against in the most recent financial statements (or the notes thereto) of the Company prior to the date of this Agreement, included in the Company SEC Documents for an amount not materially in excess of the amount so disclosed, reflected, or reserved and, in each case of clauses (A) and (B), that do not involve (x) the imposition of non-de minimis restrictions on the business or operations of the Company or any of the Company Subsidiaries and (y) any criminal liability, any admission of wrongdoing or any wrongful conduct by the Company or any of the Company Subsidiaries; provided that this Section 5.02(b)(xv) shall not apply to any Legal Proceeding arising out of or relating to any matter set forth in Section 2.01(b) or Section 6.02;

(xvi) (A) make, change, revoke or rescind any material Tax election, (B) settle or compromise any Tax claim with respect to material Taxes, (C) change (or request to change) any material method of accounting for Tax purposes, (D) file any material amended Tax Return, (E) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any ordinary course of business consistent with past practice extension of time to file any Tax Return), (F) enter into a closing agreement with any Governmental Authority regarding any material Taxes or (G) surrender any right to claim a material Tax refund;

(xvii) other than in the ordinary course of business consistent with past practice, fail to renew or permit to lapse any material Governmental Authorizations; or

(xviii) enter into or authorize, agree, or commit to take any action described in clauses (i) through (xvii) of this Section 5.02(b).

Nothing in this Agreement shall give to Parent or Merger Sub, directly or indirectly, any right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations and those of the Company Subsidiaries.

Section 5.03 No Solicitation.

(a) Except as permitted by this Section 5.03, during the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries to, and shall direct its Representatives to, cease any direct or indirect solicitation, encouragement, discussion, or negotiation with any Person that may be ongoing with respect to an Acquisition Proposal and the Company shall not, and shall direct its Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly facilitate, or knowingly encourage (including by way of furnishing non-public information) any inquiry regarding, or the making of any proposal or offer that constitutes, an Acquisition Proposal, (ii) engage in, continue, or otherwise participate in any discussion or negotiation regarding, or furnish to any other Person any non-public information in connection with, or for the purpose of knowingly encouraging or knowingly facilitating, an Acquisition Proposal, or (iii) enter into any letter of intent, acquisition agreement, agreement in principle, or similar agreement with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement in accordance with Section 5.03(b)).

(b) Notwithstanding anything to the contrary in this Agreement, if, at any time prior to the time the Required Company Stockholder Vote is obtained, the Company or any Company Representative receives an Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal was made on or after the date of this Agreement and did not result from a material breach of this Section 5.03, (i) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and inform such Person or group of Persons of the terms of this Section 5.03 and (ii) if the Company Board determines in good faith, after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Offer, then the Company and its Representatives may (A) negotiate and enter into an Acceptable Confidentiality Agreement with the Person or Persons making such Acquisition Proposal and furnish, pursuant to any such Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Acquisition Proposal and their potential sources of financing and their respective Representatives; provided that (x) the Company shall substantially concurrently (and in any event within forty-eight (48) hours) provide to Parent all information concerning the Company that is provided to any such Person and was not previously provided to Parent or its Representatives and (y) any competitively sensitive information or data provided to such Person will be provided in a separate “clean team room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company with advice from its outside legal counsel, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal and their potential sources of financing and their respective Representatives.

(c) The Company shall (i) promptly (and, in any event within forty-eight (48) hours) notify Parent if any inquiry, proposal, or offer with respect to an Acquisition Proposal is received by the Company or any Company Representative, including the identity of the Person or group of Persons making such Acquisition Proposal, (ii) promptly (and, in any event within forty-eight (48) hours) provide to Parent a copy of such Acquisition Proposal or if such Acquisition Proposal is oral, then a summary of the material terms and conditions of any such Acquisition Proposal (and any amendment thereto) and (iii) keep Parent reasonably informed of any material development, discussion, or negotiation regarding any Acquisition Proposal (and any amendment thereto) on a prompt basis.

(d) Nothing in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company from (i) complying with its disclosure obligations under applicable Law or the rules and regulations of NYSE, including taking and disclosing to the Company stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the Company stockholders if the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be reasonably expected to be inconsistent with the directors’ exercise of their fiduciary duties to the Company’s stockholders under applicable Law, or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

(e) In the event any officer or director, or any other Company Representative (acting on behalf of, and at the authorization of, the Company or the Company Subsidiaries) takes any action that, if taken by the Company, would constitute a breach of this Section 5.03, the Company shall be deemed to be in breach of this Section 5.03.

Section 5.04 Proxy Statement. As promptly as practicable, but in any event within sixty (60) days after the execution of this Agreement and subject to (i) the receipt from Parent of any information required to complete the Proxy Statement that is requested by the Company and (ii) the exceptions set forth on Section 5.04 of the Company Disclosure Schedule, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement and shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act. Subject to Section 6.01(b), the Company and the Company Board shall include the Company Board Recommendation in the Proxy Statement. The Company agrees that the Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act. The Proxy Statement (including any amendment or supplement thereto) shall not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC, on the date the Proxy Statement is first mailed to the Company stockholders, on the date of any amendment or supplement thereto, and at the time of the Company Stockholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Section 5.04, no representation or warranty is made by the Company with respect to any information or statement made or incorporated by reference in the Proxy Statement that was not supplied by or on behalf of the Company for use therein. Parent agrees that no information supplied in writing by or on behalf of Parent specifically for inclusion or incorporation for reference in the Proxy Statement shall, at the date the Proxy Statement is filed with the SEC or mailed to the Company stockholders, at the time of the Company Stockholders’ Meeting, or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. As promptly as practicable after comments are received from the SEC or the staff of the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. Parent and Merger Sub shall provide the Company with such information concerning themselves and their Affiliates as is required to prepare the Proxy Statement or any amendments or supplements to the Proxy Statement, in each case, sufficiently in advance of the mailing of the Proxy Statement or any amendments or supplements to the Proxy Statement to be included therein. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document. If at any time prior to the Company Stockholders’ Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The Company shall use reasonable best efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the Company Stockholders’ Meeting.

Section 5.05 Company Stockholders’ Meeting. Subject to the other provisions of this Agreement, the Company shall (i) take all action required by the DGCL and the Company’s Certificate of Incorporation and Bylaws to establish a record date for, duly call, give notice of, convene, and hold a meeting of its stockholders, within forty-five (45) days (or such other time that the Company and Parent should mutually agree) following the mailing of the Proxy Statement (the “Company Stockholders’ Meeting”) for the purpose of obtaining (A) the Required Company Stockholder Vote and (B) if so desired, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated by such agreement, it being understood that the Company Stockholders’ Meeting may also be the Company’s annual meeting of stockholders, with the record date and meeting date of the Company Stockholders’ Meeting to be selected after reasonable consultation with Parent, and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the adoption of this Agreement; provided that the Company shall not be required to so solicit if a Company Adverse Change Recommendation shall have been effected. Notwithstanding anything to the contrary in this Agreement, (x) the Company may adjourn, recess, or postpone, and at the request of Parent it shall adjourn, recess, or postpone, the Company Stockholders’ Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or to obtain the Required Company Stockholder Vote (provided that, unless agreed in writing by the Company and Parent, all such adjournments, recesses, or postponements shall be for periods of no more than ten (10) business days each) and (y) the Company may adjourn, recess, or postpone the Company Stockholders’ Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company stockholders within a reasonable amount of time in advance of the Company Stockholders’ Meeting; provided that the written consent of Parent shall be required in the event the Company seeks an adjournment, recess, or postponement beyond two (2) occasions (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01 Company Board Recommendation.

(a) Except as permitted by this Section 6.01, during the Pre-Closing Period, neither the Company Board nor any committee thereof shall (i) (A) fail to make, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to fail to make or withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation or (B) approve, recommend, or declare advisable, or publicly propose to approve, recommend, or declare advisable, any Acquisition Proposal, (ii) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company stockholders, (iii) publicly make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer within ten (10) business days after commencement (within the meaning of Rule 14d-2 promulgated under the Exchange Act) of such offer, or (iv) other than in connection with an Acquisition Proposal structured as a tender or exchange offer, which is covered by clause (iii) above, fail to publicly reaffirm the Company Board Recommendation within five (5) business days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) occasions per Acquisition Proposal and one (1) occasion per material modification thereto) (any action described in the foregoing clause (i), (ii), (iii), or (iv), a “Company Adverse Change Recommendation”).

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Required Company Stockholder Vote is obtained, and subject to compliance with the other provisions of this Section 6.01:

(i) if the Company has received a written Acquisition Proposal (which Acquisition Proposal did not result from a material breach of Section 5.03) from any Person, and such Acquisition Proposal has not been withdrawn, (x) the Company Board may make a Company Adverse Change Recommendation or (y) the Company may terminate this Agreement pursuant to Section 8.01(g) to enter into a binding written definitive acquisition agreement providing for such Acquisition Proposal, in each case, if and only if: (A) the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that such Acquisition Proposal is a Superior Offer; (B) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (C) the Company shall have given Parent prior written notice of its intention to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.01(g) at least five (5) days prior to making any such Company Adverse Change Recommendation or termination (a “Determination Notice”) (which notice shall not constitute a Company Adverse Change Recommendation); and (D) (1) the Company shall have provided to Parent a copy of such Acquisition Proposal containing the terms and conditions of the Acquisition Proposal in accordance with Section 5.03(c), (2) the Company shall have given Parent the five (5) day period after the delivery of a Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the outcome of any such negotiation and giving effect to any binding commitment made in writing by Parent, the Company Board shall have determined, in good faith, after consultation with financial advisors and outside legal counsel, that that such Acquisition Proposal is a Superior Offer and, after consultation with outside legal counsel, that the failure to make a Company Adverse Change Recommendation or terminate this Agreement pursuant to Section 8.01(g) to enter into a binding written definitive acquisition agreement providing for such Acquisition Proposal would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. The provisions of this Section 6.01(b)(i) shall also apply to any material amendment to any Acquisition Proposal, which shall require a new Determination Notice and compliance with clause (D) above, except that, in each case, the references to five (5) days shall be deemed to be three (3) days; and

(ii) other than in connection with an Acquisition Proposal, the Company Board may make a Company Adverse Change Recommendation in response to a Change in Circumstance, if and only if: (A) the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to do so would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law; (B) the Company shall have given Parent a Determination Notice at least five (5) days prior to making any such Company Adverse Change Recommendation; and (C) (1) the Company shall have specified the Change in Circumstance in reasonable detail, (2) the Company shall have given Parent the five (5) day period after the delivery of a Determination Notice to propose revisions to the terms of this Agreement or make another proposal, and shall have made its Representatives reasonably available to negotiate in good faith with Parent (to the extent Parent desires to negotiate) with respect to such proposed revisions or other proposal, if any, and (3) after considering the outcome of any such negotiation and giving effect to any binding commitment made in writing by Parent, after consultation with outside legal counsel, the Company Board shall have determined, in good faith, that the failure to make the Company Adverse Change Recommendation in response to such Change in Circumstance would be reasonably expected to be inconsistent with the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law. The provisions of this Section 6.01(b)(ii) shall also apply to any material change to the facts and circumstances with respect to such Change in Circumstance, which shall require a new Determination Notice and compliance with clause (C) above, except that, in each case, the references to five (5) days shall be deemed to be three (3) days.

Section 6.02 Filings, Consents, and Approvals.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall, and shall cause their respective controlled Affiliates to, take, or cause to be taken, all actions, to file, or cause to be filed, all documents, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper, or advisable to consummate and make effective the Transactions as soon as reasonably practicable, including (i) the obtaining of all necessary, proper, or advisable actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods from Governmental Authorities and the making of all necessary, proper, or advisable registrations and filings and the taking of all steps as may be necessary or advisable to obtain any such actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods by or from, or to avoid a Legal Proceeding by, any Governmental Authority in connection with any Requisite Regulatory Approvals, (ii) the obtaining of all necessary, proper, or advisable consents, authorizations, approvals, or waivers from third parties, (iii) the submission of all notifications, and obtaining of all consents, authorizations, or approvals of any filings or applications, that may be required to obtain, maintain or transfer any Governmental Authorizations related to applicable Healthcare Laws; and (iv) the execution and delivery of any additional instrument necessary, proper, or advisable to consummate the Transactions; provided, however, that except as set forth in Section 6.02(b), in no event shall Parent, its controlled Affiliates, the Company or any Company Subsidiary be required to, nor shall the Company or any Company Subsidiary without Parent’s prior written consent, pay any fee, penalty, or other consideration or otherwise make any accommodation, commitment, or incur any liability or obligation to any third party to obtain any consent, authorization, approval or waiver required for the consummation of the Transactions under any Contract or otherwise.

(b) Without limiting the obligations imposed under Section 6.02(a), the Parties shall promptly take, and cause their controlled Affiliates to take, all actions and steps requested or required (A) by any Governmental Authority as an inducement or condition to granting any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods and to resolve objections, if any, as the FTC, the DOJ, or any other Governmental Authority for which any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods is sought with respect to the Transactions, so as to obtain such actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods under the HSR Act, in connection with any other Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws, and (B) to avoid the commencement of a Legal Proceeding by the FTC, the DOJ, any other Governmental Authority, or any other Person in connection with any Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws, and to avoid the entry of, or to effect the prompt dissolution of, any injunction, temporary restraining order, or other order in any Legal Proceeding that would otherwise have the effect of preventing or delaying the Closing, including, in each case, (i) negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, lease, license, divestiture, or disposition of any asset, right, Contract, product line, product, technology or business of the Company, Parent, or any of their respective controlled Affiliates, (ii) terminating any existing relationship, contractual right, or obligation of the Company, Parent, or any of their respective controlled Affiliates, (iii) terminating any venture or other arrangement, (iv) creating any relationship, contractual right, or obligation of the Company, Parent, or any of their respective controlled Affiliates, (v) effectuating any other change or restructuring of the Company, Parent, or any of their respective controlled Affiliates, (vi) undertaking or agreeing to (or requesting or authorizing the Company or any Company Subsidiary to undertake, effective upon the Closing) any requirement or obligation to provide prior notice to, or obtain prior approval from, any Governmental Authority with respect to any transaction or any other matter, and (vii) otherwise taking or committing to take any action with respect to, or restricting the operations of, the assets, rights, Contracts, product lines, products, technologies, or businesses of the Company, Parent, or any of their respective controlled Affiliates; provided, however, (1) that in no event shall any Party or any of their respective controlled Affiliates be required to take or commit to take any such action, or agree to any such condition or restriction that is not conditioned upon the occurrence of the Closing, (2) neither the Company nor any of its Subsidiaries may take or commit to take any such action, or agree to any such condition or restriction, without Parent’s prior written consent, and (3) at Parent’s request, the Company shall, and shall cause its Subsidiaries to, take or commit to take any such action, or agree to any such condition or restriction, so long as it is conditioned upon the occurrence of the Closing. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent or any of its controlled Affiliates be required to (i) take any action that would result in, or would reasonably be expected to result in, individually or in the aggregate, an effect that is adverse and material on either (A) the capacity that would otherwise be available to Carve-Out Purchaser and its controlled Affiliates at the Carve-Out Business after the Closing or (B) Parent and its controlled Affiliates, taken as a whole, assuming the Closing has occurred but measured on a scale relative to the size of the Company and the Company Subsidiaries (other than the Carve-Out Business) or (ii) take any action, including divesting, licensing, holding separate, otherwise transferring or disposing of, or allowing a third party to utilize, with respect to (A) any portion of the Carve-Out Purchaser’s or any of its controlled Affiliates’ (other than the Company and its controlled Affiliates) (w) production assets, (x) product lines, (y) research, clinical or pharmaceutical products or (z) other material assets (with “material” measured on a scale relative to the size of the Carve-Out Business with respect to the Carve-Out Purchaser and its controlled Affiliates) or (B) without limiting the foregoing clause (A) of this clause (ii), any portion of Investor’s, Parent’s or any of its or their controlled Affiliates’ (other than the Carve-Out Purchaser and its controlled Affiliates and the Company and its controlled Affiliates) assets (any of the actions described in clauses (i)-(ii), a “Burdensome Condition”). If any objections or challenges are asserted with respect to the Transactions contemplated hereby under the Antitrust Law or if any Legal Proceeding is instituted (or threatened to be instituted) by any Governmental Authority or any other Person in connection with the Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws, or in the event that any Legal Restraint is entered or becomes reasonably foreseeable to be entered in any Legal Proceeding, Parent (and if requested by Parent, the Company) shall take any action reasonably necessary to (A) oppose or defend against any such Legal Proceeding, including by appeal if necessary, (B) overturn, vacate, resolve, or lift any Legal Restraint, and (C) initiate any Legal Proceeding necessary to avoid entry of, or to have overturned, vacated, resolved, or lifted, any such Legal Restraint so as to permit consummation of the Transactions; provided, however, that nothing in the foregoing clauses (A)-(C) shall require Parent, Investors, Carve-Out Purchaser or their respective controlled Affiliates to take or commit to any Burdensome Condition. In furtherance thereof, and subject to applicable Law, the Company and its Subsidiaries shall not settle or compromise or offer to settle or compromise any Legal Proceeding by a Governmental Authority in connection with the Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws without the prior written consent of Parent.

(c) Subject to the terms and conditions of this Agreement, each Party shall (and shall cause their respective controlled Affiliates, if applicable, to) as promptly as reasonably practicable, but in no event later than twenty (20) business days after the date of this Agreement (subject to the receipt by Parent from the Company of any information required to complete the applicable filing, notification or other consent that is requested by Parent), (i) make an appropriate filing of all Notification and Report forms as required by the HSR Act with respect to the Transactions, and (ii) initiate the regulatory process before any other Governmental Authority in connection with any Requisite Regulatory Approvals and the CMA with a view to submitting filings, or draft filings as appropriate, and a CMA Briefing Paper as promptly as reasonably practicable; provided, further, that if after submission of a CMA Briefing Paper, the CMA requests submission of a Merger Notice or otherwise indicates in the reasonable judgment of the Parent or the Company that an investigation is warranted into the transactions contemplated by this Agreement such that approval by the CMA is deemed a Requisite Regulatory Approval, Parent shall (and shall cause its controlled Affiliates, if applicable, to) submit a substantially complete draft Merger Notice to the CMA as promptly as reasonably practicable, but in no event later than thirty (30) business days after receipt of such a request or indication.

(d) Without limiting the generality of anything in this Section 6.02, each Party shall (i) cooperate in all respects and consult with each other in connection with any filing or submission in connection with any investigation or other inquiry under or relating to the HSR Act or in connection with any other Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws, including allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action, or Legal Proceeding brought by a Governmental Authority or brought by a third party before any Governmental Authority, in each case, with respect to the Transactions, (iii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action, or Legal Proceeding, (iv) promptly inform the other Parties of any substantive communication to or from the FTC, the DOJ, or any other Governmental Authority in connection with any such request, inquiry, investigation, action, or Legal Proceeding, (v) on request, promptly furnish to the other Party a copy of such communications, subject to a confidentiality agreement limiting disclosure to outside legal counsel and consultants retained by such counsel, and subject to redaction of documents (A) as necessary to comply with contractual arrangements, (B) to remove references to valuation of the Company and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, (vi) to the extent reasonably practicable, consult in advance and cooperate with the other Parties and consider in good faith the views of the other Parties in connection with any substantive communication, analysis, appearance, presentation, memorandum, brief, argument, opinion, or proposal to be made or submitted in connection with any such request, inquiry, investigation, action, or Legal Proceeding, and (vii) except as may be prohibited by any Governmental Authority, provide reasonable notice to the other Parties of, and permit authorized Representatives of the other Parties to be present at, each meeting and telephone or video conference arising out of or relating to such request, inquiry, investigation, action, or Legal Proceeding. Each Party shall supply as promptly as practicable such information, documentation, other material, or testimony that may be requested by any Governmental Authority, including by complying at the earliest reasonably practicable date with any request for additional information, documents, or other materials, including any “second request” under the HSR Act, received by any Party or any of their respective Subsidiaries from any Governmental Authority in connection with such applications or filings for the Transactions. Any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 6.02 as “outside legal counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside legal counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. Each Party shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege, or any other privilege pursuant to this Section 6.02 so as to preserve any applicable privilege. Merger Sub shall pay all filing fees under the HSR Act and for any filing required in connection with any other Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws.

(e) The Parties shall jointly develop, determine and cooperate with one another with respect to (i) the strategy for obtaining any necessary clearances or approvals under the HSR Act and any other Antitrust Laws or responding to any request from, inquiry by, or investigation by (including directing the timing, nature, and substance of all such responses) any Governmental Authority arising out of this Agreement and the Transactions, including the strategy, timing, form, and content of any divestitures or other remedial undertakings made, or to be made, for the purpose of securing any required actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods under Antitrust Laws, (ii) the defense and settlement of any action brought by or before any Governmental Authority that has authority to enforce any Antitrust Laws, and (iii) any commitment or agreement with any Governmental Authority to not consummate the Merger for any period of time, or to stay, toll, or extend, directly or indirectly, any applicable waiting period under the HSR Act or other applicable Antitrust Law, or any similar timing agreement, and any decision to pull and refile any filing made under the HSR Act or other applicable Antitrust Law; provided, however, that in the event of any disagreement between the Parties with respect to the matters described in the foregoing clause (i), (ii) or (iii), the Parties’ respective General Counsels shall seek to resolve such disagreement reasonably and in good faith; provided that if the General Counsels of the Parties cannot resolve any such disagreement, the Parties’ respective Chief Financial Officers shall seek to resolve such disagreement reasonably and in good faith; provided, further, that if the Chief Financial Officers of the Parties cannot resolve any such disagreement, the Parties’ respective Chief Executive Officers shall seek to resolve such disagreement reasonably and in good faith; provided, further, that if the Chief Executive Officers of the Parties cannot resolve any such disagreement, the final determination as to the appropriate course of action shall be made by Parent, acting reasonably after considering the comments and advice of the Company and its Representatives in good faith.

(f) Except as set forth on Section 6.02(f) of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its controlled Affiliates to, directly or indirectly, acquire or agree to acquire any asset, business, or Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person, or by any other manner or engage in any other transaction or take any other action (including entering into or amending any Contract but excluding performing under Contracts in effect on the date hereof (without giving effect to any restatement, modification, amendment, extension or waiver thereof after the date hereof)), if such acquisition, agreement, transaction or activity would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods of a Governmental Authority necessary to consummate the Transactions, including any approval or expiration of the waiting period under the HSR Act or any other applicable Law, (ii) materially increase the risk of any Governmental Authority entering, or materially increase the risk of not being able to remove or successfully challenge, any permanent, preliminary, or temporary injunction or restraining order, or other order, decree, decision, determination, or judgment that would materially delay, restrain, prevent, enjoin, or otherwise prohibit consummation of the Transactions, or (iii) otherwise materially delay or prevent the consummation of the Transactions.

(g) Subject to applicable Law, with respect to the Company’s compliance with Healthcare Laws, without limiting the generality of anything in this Section 6.02, the Company and the Company Subsidiaries shall: (i) give Parent as promptly as reasonably practicable notice of the making or commencement of any request, inquiry, investigation, action, inspection, enforcement or Legal Proceeding brought by or on behalf of a Governmental Authority if any of the foregoing would, individually or in the aggregate, reasonably be likely to be material and adverse to either (A) the Carve-Out Business or (B) the Company and the Company Subsidiaries (excluding the Carve-Out Business), taken as a whole (a “Regulatory Matter”); (ii) provide Parent a reasonable opportunity to review in advance and comment on drafts of responses to any Regulatory Matter; (iii) upon written request, keep Parent reasonably informed as to the status of any Regulatory Matter; (iv) inform Parent of any material communication to or from any Governmental Authority in connection with Regulatory Matters; and (v) as promptly as reasonably practicable, notify Parent of material incidents, complaints, and non-conformities in connection with any Regulatory Matter, in each case that would be reasonably expected to result in a recall, and the initiation of any product recall; provided that the Company shall not be required to take any of the foregoing actions to the extent that, based on the advice of outside counsel, Parent’s participation would (A) jeopardize any attorney-client or other legal privilege or (B) contravene any fiduciary duty or the confidentiality provisions of any Contract to which the Company or any Company Subsidiary is a party; provided, further, that the Company may, in its sole discretion, require that information be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for Parent, to the extent the Company determines doing so may be reasonably required for the purpose of complying with applicable Law. Notwithstanding the foregoing, the Company shall use commercially reasonable efforts to provide Parent with access to the requested information in a manner that would not contravene clauses (A) and (B) of this Section 6.02(g).

Section 6.03 Employee Benefits.

(a) Parent hereby acknowledges that a “change in control,” “sale event” or term or concept of similar import within the meaning of the Employee Plans will occur at or prior to the Effective Time, as applicable. For a period commencing at the Effective Time and ending on the one-year anniversary of the Effective Time (or, if shorter, during an employee’s period of employment with Parent or its Subsidiaries, or with respect to any Company Associate whose employment is transferred to the Carve-Out Purchaser or one of its Affiliates in the Carve-Out, with the Carve-Out Purchaser or its Affiliate (as applicable, such post-Closing employer entity, the “Continuing Employer”) following the Effective Time) (the “Continuation Period”), Parent shall provide, or cause to be provided, to each natural Person who is employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time (including any such employee who is on disability or other approved leave) and who continues to be employed by the Continuing Employer or its Affiliate during such one-year period (each, a “Continuing Employee”): (1) a base salary (or base wages, as the case may be) and target annual cash incentive opportunity, each of which is no less favorable than the base salary (or base wages, as the case may be) and target annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time, and (2) other employee benefits (excluding change in control, transaction, retention, equity and equity-based or other long-term incentives, pension plans, retiree health and welfare, deferred compensation and severance arrangements) that are either (x) substantially comparable in the aggregate to benefits (excluding change in control, transaction, retention, equity and equity-based or other long-term incentives, pension plans, deferred compensation and severance arrangements) provided to such Continuing Employee immediately prior to the Effective Time or (y) substantially comparable in the aggregate to benefits (excluding change in control, transaction, retention, equity and equity-based or other long-term incentives, pension plans, retiree health and welfare, deferred compensation and severance arrangements) provided to similarly situated employees of the Continuing Employer. Without limiting the foregoing:

(i) During the Continuation Period, Parent shall provide, or cause to be provided by the Continuing Employer, to each Continuing Employee who suffers a termination of employment severance payments and benefits that are no less favorable, in the aggregate, than those provided to such Continuing Employee as set forth on Section 6.03(a)(i) of the Company Disclosure Schedule, or if greater, those provided under an Employee Plan that is an individual Contract entered into with such Continuing Employee.

(ii) Parent shall make commercially reasonable efforts to provide that each Continuing Employee will be given full service credit for purposes of eligibility to participate and eligibility for vesting (but not for benefit accrual under any defined benefit pension or retiree health and welfare plan) under the Continuing Employer’s employee benefit plans and arrangements to the extent such Continuing Employee is eligible to participate in such plans and arrangements and coverage under such plans and arrangements replaces coverage under a comparable Employee Plan in which such Continuing Employee participates immediately prior to the Closing Date, with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date; provided that the foregoing shall not result in the duplication of benefits under any such employee benefit plan or arrangement or apply to any retirement eligibility vesting under any equity or equity-based plan or arrangement.

(iii) With respect to any accrued but unused personal, sick, or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick, or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Parent shall, or shall cause the Continuing Employer to, as applicable (and without duplication of benefits), assume, as of the Effective Time, the liability for such accrued personal, sick, or vacation time and allow such Continuing Employee to use such accrued personal, sick, or vacation time in accordance with the practice and policies of the Company.

(iv) To the extent that service is relevant for eligibility, vesting, or allowances under any health or welfare benefit plan of Parent and/or the Continuing Employer, then Parent shall, or shall cause the Continuing Employer to, use commercially reasonable efforts to (A) to waive all limitations as to pre-existing conditions, exclusions, and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee, to the extent that such conditions, exclusions, and waiting periods would not apply under a similar employee benefit plan in which such employee participated prior to the Effective Time and (B) ensure that such health or welfare benefit plan shall, (x) for purposes of eligibility and vesting, credit each Continuing Employee for service prior to the Effective Time with the Company (and its predecessors) to the same extent that such service was recognized prior to the Effective Time under the corresponding health or welfare benefit plan of the Company and (y) for purposes of deductibles, co-payments, out-of-pocket maximums, and allowances, credit each Continuing Employee for amounts paid during the plan year in which the Effective Time occurs to the same extent that such amounts paid were recognized under the corresponding health or welfare benefit plan of the Company.

(v) Notwithstanding any other provision of this Section 6.03 and except as provided under Section 6.03(a)(vi) below, with respect to each Continuing Employee whose terms and conditions of employment are subject to a Collective Bargaining Agreement, the provisions of this Section 6.03 shall not apply. With respect to those Continuing Employees whose terms and conditions of employment are subject to a Collective Bargaining Agreement, Parent acknowledges that their terms and conditions of employment will remain subject to such applicable Collective Bargaining Agreement until it is amended, modified, or terminated in accordance with its terms or applicable Law.

(vi) With respect to any bonus that any Continuing Employee is eligible to earn under any annual, quarterly, or monthly cash incentive compensation plan or program for which the applicable performance period is ongoing as of the Closing (each, a “Pre-Closing Bonus”), Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation or the Continuing Employer to pay through the Surviving Corporation’s or the applicable Subsidiary’s or Continuing Employer’s payroll to such Continuing Employee the amount (net of any withholding Tax required to be deducted and withheld by applicable Law) equal to (x) the amount of such Pre-Closing Bonus based on the target level of performance, multiplied by (y) a fraction, the numerator of which is the number of days elapsed during the portion of the applicable performance period ending on the Closing Date, and the denominator of which is the number of days in the applicable performance period, which amount will be paid in cash as soon as reasonably practicable (but in no event later than thirty (30) days) after the Effective Time; provided that (A) under no circumstance shall any Pre-Closing Bonus, or any portion thereof, be paid more than once, and (B) once such Pre-Closing Bonus has been paid, such Continuing Employee shall have no right (including pursuant to this Section 6.03) to any bonus payment for such period, with the remainder of such bonus payment and period similarly prorated.

(b) At and immediately following the Effective Time, Parent shall cause the Carve-Out Purchaser to take, or cause to be taken, all actions necessary to perform and abide by the covenants set forth under this Section 6.03 as the applicable Continuing Employer with respect to any Company Associate whose employment is transferred to the Carve-Out Purchaser or one of its Affiliates in the Carve-Out.

(c) The provisions of this Section 6.03 are solely for the benefit of the Parties to this Agreement, no provision of this Section 6.03 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing in this Agreement shall confer upon any Company Associate any right to continue in the employ or service of the Surviving Corporation, Parent, or any Subsidiary or Affiliate or Continuing Employer, or shall interfere with or restrict in any way any right that the Surviving Corporation, Parent, or any Subsidiary or Affiliate or Continuing Employer may have to discharge or terminate the services of any Company Associate at any time for any reason whatsoever, with or without cause.

Section 6.04 Indemnification of Officers and Directors.

(a) All rights to indemnification, advancement of expenses, and exculpation by the Company and Company Subsidiaries existing in favor of those Persons who are directors or officers of the Company or any Company Subsidiary as of the date of this Agreement, have been directors or officers of the Company or any Company Subsidiary at any time at or prior to the Effective Time or are or were director or officers of the Company or any Company Subsidiary and are or were at any time at or prior to the Effective Time, serving, at the request or with the knowledge and consent of the Company or any Company Subsidiary, as a director, officer, member, manager or fiduciary of any other Person (collectively, the “Indemnified Persons”) for their acts and omissions in such capacities occurring at or prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company or any Company Subsidiary (as in effect as of the Effective Time) or in any indemnification agreements between the Company or any Company Subsidiary and said Indemnified Persons (in effect as of the date of this Agreement and made available to Parent) shall survive the Merger and shall not be amended, repealed, or otherwise modified for a period of six (6) years from the Effective Time in any manner that could adversely affect the rights thereunder of any Indemnified Person in such capacities, and the Surviving Corporation and its Subsidiaries shall be bound to the fullest extent available under Delaware Law or other applicable Law for a period of six (6) years from the Effective Time, and any claim made pursuant to such rights within such six (6)-year period shall continue to be subject to this Section 6.04(a) and the rights provided under this Section 6.04(a) until full and final disposition of such claim.

(b) For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation (together with their successors and assigns, the “Indemnifying Parties”) shall, to the fullest extent permitted under Delaware Law or other applicable Law, indemnify, defend and hold harmless each Indemnified Person against all losses, claims, damages, liabilities, fees, costs, expenses, judgments, or fines incurred by such Indemnified Person in connection with any pending or threatened Legal Proceeding if and to the extent based on, arising out of, or relating to, in whole or in part, the fact that such Indemnified Person is or was a director or officer of the Company or any Company Subsidiary at or prior to the Effective Time or such Indemnified Person is or was serving, at the request or with the knowledge and consent of the Company or any Company Subsidiary, as a director, officer, member, manager or fiduciary of any other Person and pertaining to any and all matters pending, existing, or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including any such matter arising under any claim with respect to the Transactions. Without limiting the foregoing, for a period of six (6) years from the Effective Time, the Indemnifying Parties shall also, to the fullest extent permitted under applicable Law, advance reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Indemnified Persons in connection with matters for which such Indemnified Persons are eligible to be indemnified pursuant to this Section 6.04(b) within fifteen (15) days after receipt by Parent of a written request for such advance, subject to the execution by such Indemnified Persons of an appropriate undertaking (which shall not require any security) in favor of the Indemnifying Parties to repay such advanced costs and expenses if it is ultimately determined in a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under this Section 6.04(b); provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this Section 6.04(b) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict under applicable professional responsibility rules (in which case the fewest number of legal counsels necessary to avoid such conflict shall be used). Notwithstanding the foregoing, (i) with respect to any Legal Proceeding where indemnification is sought by an Indemnified Party, such Indemnified Party shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding such Legal Proceeding, without the written consent of the Indemnifying Parties (which consent will not be unreasonably withheld, conditioned or delayed), and (ii) with respect any Legal Proceeding where indemnification is sought by an Indemnified Party or an Indemnified Party could have sought indemnification, the Indemnifying Parties shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding such Legal Proceeding, without the written consent of such Indemnified Persons (which consent will not be unreasonably withheld, conditioned or delayed) unless such compromise, settlement or arrangement includes a full and unconditional release of all such Indemnified Persons and no admission or acknowledgement of fault or wrongdoing by such Indemnified Persons.

(c) For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect directors’ and officers’ liability, employment practices liability and fiduciary liability insurance covering the Indemnified Persons and the other natural Persons who are covered by the directors’ and officers’ liability, employment practices liability and fiduciary liability insurance maintained by the Company as of the date of this Agreement (such insurance “Current Insurance”) with respect to acts and omissions occurring at or prior to the Effective Time, on terms and conditions, including limits and retentions, no less favorable to the insureds thereunder than the Current Insurance; provided that in no event shall the Surviving Corporation be required to expend for any one policy year an aggregate annual premium for such insurance in excess of three hundred percent (300%) of the premium for the Current Insurance (the “Maximum Amount”); provided, further, that if such insurance is not available or the aggregate annual premium for such insurance exceeds the Maximum Amount, then the Surviving Corporation shall obtain the greatest coverage available for a cost equal to the Maximum Amount. In lieu of the foregoing, at or prior to the Effective Time, the Company may, or the Company shall at Parent’s request, purchase directors’ and officers’ liability, employment practices liability and fiduciary liability “tail” insurance with a reporting period of six (6) years from the Effective Time covering the Indemnified Persons and the other natural Persons who are covered by the Current Insurance with respect to acts or omissions occurring at or prior to the Effective Time, on terms and conditions, including limits and retentions, no less favorable to the insureds thereunder than the Current Insurance; provided that the aggregate premium for such “tail” insurance shall not exceed the Maximum Amount; provided, further, that if such “tail” insurance is not available or the aggregate premium for such “tail” insurance exceeds the Maximum Amount, then the Company may obtain the greatest coverage available for a cost not exceeding the Maximum Amount.

(d) If Parent or the Surviving Corporation or any of their respective legal successors or permitted assigns (i) consolidates with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the legal successors and permitted assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.04.

(e) The provisions of this Section 6.04 shall survive the consummation of the Transactions and are (i) intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Persons and their successors, assigns, and heirs and (ii) in addition to, and not in substitution for, any other right to insurance, indemnification, advancement, or contribution that any such Person may have by contract or otherwise.

(f) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any right to any insurance under any policy that is or has been in existence with respect to the Company or any Company Subsidiary for any of their respective directors, officers, members, managers or employees, it being understood and agreed that the indemnification provided for in this Section 6.04 is not in substitution for any such insurance.

Section 6.05 Transaction Litigation. During the Pre-Closing Period, the Company shall, as promptly as practicable, but in any event within two (2) business days after obtaining knowledge thereof, notify Parent of any Transaction Litigation (including by providing available copies of pleadings with respect thereto), and keep Parent reasonably informed with respect to the status thereof. The Company shall control any Transaction Litigation; provided that the Company will: (a) give Parent the reasonable opportunity to participate in the defense, settlement, or prosecution of any Transaction Litigation; (b) reasonably consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation; and (c) consider in good faith Parent’s advice with respect to any Transaction Litigation. The Company may not compromise, settle, or come to an arrangement regarding any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, conditioned, or delayed). For purposes of this Section 6.05, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that, based on the advice of outside counsel, such participation would not waive the attorney-client privilege between the Company and its counsel; it being agreed that the Company will notify Parent of the Company’s determination that such participation would waive privilege, and thereafter the Company will cooperate with Parent and use commercially reasonable efforts to develop alternative methods of providing information to maintain Parent’s participation rights without any loss of privilege), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation, except for the compromise, settlement or consent arrangement set forth above. For the avoidance of doubt, the provisions of this Section 6.05 shall not limit, affect or modify the provisions of Section 6.02.

Section 6.06 Disclosure. The initial press release with respect to the Transactions shall be a joint press release. Thereafter, none of the Company, Parent, or any of their Representatives acting on their behalf, shall, without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed) issue or cause the publication of any press release or otherwise make any public statement, disclosure, or communication with respect to the Transactions except (a) as may be required by any applicable Law or the applicable rules and regulations of NYSE or any listing agreement with NYSE, (b) with respect to any Company Adverse Change Recommendation made in accordance with this Agreement or Parent’s response thereto, or (c) to enforce its rights and remedies under this Agreement; provided that the foregoing shall not apply to (x) any disclosure or communication contemplated by Section 5.03(d), Section 5.04 or Section 5.05 or (y) any public statement, disclosure, or communication so long as such statement, disclosure, or communication is substantially similar in tone and substance with previous public statements, disclosures, or communications made by the Company or Parent, as applicable, or to the extent that they have been reviewed and previously approved by both the Company and Parent.

Section 6.07 Takeover Laws. Unless there has been a Company Adverse Change Recommendation, if any Takeover Law may become, may purport to be, or does become applicable to the Transactions, each of Parent, Merger Sub, and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals, and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate or minimize the effect of any Takeover Law on the Transactions.

Section 6.08 Section 16 Matters. The Company and the Company Board shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the disposition and cancellation or deemed disposition and cancellation of Shares and Company Equity Awards in the Transactions by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.09 Merger Sub Stockholder Consent. Parent, in its capacity as the sole stockholder of Merger Sub, shall, immediately following the execution and delivery of this Agreement, deliver or cause to be delivered the irrevocable written consent of the sole stockholder of Merger Sub adopting this Agreement in accordance with the DGCL and the organizational documents of Merger Sub.

Section 6.10 Stock Exchange Delisting; Deregistration. The Company and Parent shall use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under applicable Law to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11 Debt Financing Cooperation.

(a) Prior to the Closing, the Company shall use commercially reasonable efforts to provide, and cause the Company Subsidiaries to provide, to Parent, at Parent’s sole expense, such customary cooperation as is reasonably requested in writing by Parent in connection with the arrangement and consummation of any debt financing in the form of a credit facility financing, one or more note purchase agreement financings, or one or more issuances of non-convertible and non-exchangeable debt securities in an offering registered under the Securities Act or in a private placement pursuant to an exemption from the registration requirements of the Securities Act to be obtained by Parent or Merger Sub in connection with the consummation of the Transactions (the “Debt Financing”), including using commercially reasonable efforts to, upon Parent’s written request: (i) upon reasonable notice and at reasonable times and locations, cause the appropriate members of senior management of the Company to assist in preparation of customary materials for and participate in a reasonable but limited number of meetings, presentations and road shows with arrangers or agents, prospective lenders and other investors and sessions with rating agencies and accountants and due diligence sessions (in each case which may be telephonic or virtual meetings or sessions) and otherwise provide reasonable and customary cooperation with the marketing and due diligence efforts for any of the Debt Financing; (ii) assist Parent in connection with the preparation of any guarantee, pledge and security documents, other definitive financing documents (including, to the extent regarding the Company or the Company Subsidiaries, the schedules thereto), or other certificates or documents as may be reasonably requested in writing by Parent, including the use of commercially reasonable efforts to provide original copies of all certificated securities (with transfer powers executed in blank) to the extent in the possession of the Company or the applicable Company Subsidiaries and otherwise reasonably cooperating with Parent in facilitating the pledging of collateral and the granting of security interests related to the collateral if required in connection with the Debt Financing, solely to the extent contingent upon the occurrence of the Closing; (iii) provide reasonable and customary assistance to Parent in (A) obtaining any corporate credit and family ratings from any ratings agencies to the extent required in connection with the Debt Financing and (B) the preparation of customary rating agency presentations, offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda, ratings agency presentations (including executing customary authorization and representation letters authorizing the distribution of information relating to the Company and the Company Subsidiaries to prospective lenders or investors (provided that such presentations, documents and memoranda shall include customary language with respect to the exculpation of the Company, each of the Company Subsidiaries and their respective Representatives and Affiliates from all liability in connection with the unauthorized use or misuse by the recipients thereof)); (iv) take reasonable corporate actions, subject to and only effective upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing; (v) provide reasonable and customary assistance to assist Parent in producing any pro forma financial statements and data regarding the Company and its Subsidiaries to the extent required by the Definitive Financing Agreements; (vi) assist in the preparation of, and execution and delivery at the Closing, definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”) (including schedules, annexes and exhibits thereto), including guarantee and collateral documents and instruments as may be reasonably requested by Parent, customary closing certificates, perfection certificates, and other customary documents and instruments as may be reasonably requested by Parent; provided that the effectiveness of any documentation executed by the Company or any of its Subsidiaries shall be subject to the occurrence of the Closing and any officer of the Company or any Subsidiaries executing documentation at Closing will have the opportunity to review any such documentation (with their advisors or other employees of the Company), prior to execution by such officer; and

(vii) at least three (3) business days prior to the Closing Date, provide documentation and other information about the Company and each applicable Company Subsidiary as is reasonably requested in writing by Parent at least ten (10) business days prior to the Closing Date that is required by applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. In addition, the Company shall use commercially reasonable efforts to furnish to Parent, as promptly as practicable, the Required Financial Information.

(b) Notwithstanding anything in this Agreement to the contrary, (i) any requested cooperation pursuant to Section 6.11(a) shall not unreasonably interfere with the business or the operations of the Company or the Company Subsidiaries, (ii) nothing in this Section 6.11 shall require cooperation to the extent that it would (A) subject any of the Company’s or the Company Subsidiaries’ respective directors, managers, officers or employees to any actual or potential personal liability with respect to matters related to the Debt Financing, (B) conflict with or violate the Company’s or any of the Company Subsidiaries’ organizational documents, or any applicable Law or result in the contravention of or that could reasonably be expected to result in a violation or breach of, or a default under, any contractual obligation to which the Company or any of the Company Subsidiaries is a party or (C) cause, or reasonably be expected to cause, any breach of this Agreement, (iii) neither the Company nor any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or incur or assume any actual or potential cost, expense, liability or other obligation or provide or agree to provide any indemnity in connection with any Debt Financing prior to the Effective Time, (iv) none of the Company, the Company Subsidiaries, or their respective Representatives shall be required to execute, deliver, or enter into, or perform any agreement, certificate, document, or instrument with respect to, the Debt Financing that is not contingent upon the Closing (other than the execution and delivery of customary authorization letters and representation letters to the extent required under Section 6.11(a)), and the directors, managers, and officers of the Company and the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents, and instruments in connection with the Debt Financing unless Parent and Merger Sub shall have determined that such directors and managers are to remain as directors and managers of such Person after the Closing (and such Persons have agreed to remain as such) and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (v) neither the Company nor any of the Company Subsidiaries shall be required to take any action requiring the Company or any of the Company Subsidiaries to disclose information that would jeopardize any attorney-client, attorney work product, or other legal privilege or violate any confidentiality obligation, (vi) none of the Company, the Company Subsidiaries, or their respective Representatives shall be required to deliver or cause to be delivered any legal opinion or other opinion of counsel, solvency certificate, or any other certificate in connection therewith, (vii) nothing in this Section 6.11 shall require cooperation to the extent that such action would cause any condition to the Closing set forth in Article VII to not be satisfied, cause the satisfaction of any such condition to be delayed or require the Company or the Company Subsidiaries to waive or amend any terms of this Agreement, (viii) nothing in this Section 6.11 shall require the Company or the Company Subsidiaries (A) to prepare any financial statements (other than the Required Financial Information or as currently prepared in the ordinary course of business) and in no case shall they be required to prepare, provide, or cause to be provided any Excluded Information, (B) to change any fiscal period, or (C) to cause or permit any Encumbrance or liens to be placed on any of its assets in connection with the Debt Financing prior to the Effective Time and (ix) cause, or reasonably be expected to cause, the Company, the

Company Subsidiaries, or their respective Representatives to bear any out-of-pocket cost or expense (unless promptly reimbursed by Parent pursuant to this Section 6.11). Nothing contained in this Section 6.11 or otherwise shall require the Company or the Company Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to any Debt Financing.

(c) The Company agrees to deliver to Parent evidence that it has delivered a notice of redemption of the notes in full under each Indenture pursuant to, and in accordance with, Section 3.03 thereof to effect a redemption on the Closing Date, which notice will be subject to the consummation of the Closing.

(d) Prior to the Closing, Parent shall use commercially reasonable efforts to keep the Company updated on any progress of the Debt Financing, upon the reasonable request of the Company in writing. In addition, prior to Closing, upon the reasonable request of the Company in writing, Parent will deliver to the Company executed copies of any commitment letters, engagement letters and fee letters with respect to the Debt Financing on a confidential basis (which may be redacted in a customary manner to remove fees, market flex and other economic terms, none of which affect the availability, conditionality or timing of the contemplated financing).

(e) Parent agrees to indemnify and hold harmless the Company, the Company Subsidiaries, and their respective Representatives prior to the Closing or the termination of this Agreement (and thereafter, promptly upon delivery of a reasonably detailed invoice and in each case directly to the applicable Representative) from losses, damages, claims, judgments, fines, penalties, interest, and awards (excluding lost profits and losses from any consequential, indirect, special, or punitive damages) such Persons may incur in connection with the Debt Financing (including the arrangement or obtaining thereof) or the performance of their respective obligations under this Section 6.11 and the provision of any information utilized in connection with the Debt Financing, Repurchase Transaction and/or Carve-Out (including all reasonable and documented out-of-pocket costs and expenses of counsel), except to the extent directly arising from the fraud or willful misconduct of the Company, the Company Subsidiaries and their respective Representatives or as determined in a final, nonappealable judgment of a court of competent jurisdiction, and such Company Subsidiaries and Representatives shall be express third-party beneficiaries of this sentence, and Parent’s obligations in this Section 6.11(e) shall survive any termination or expiration of this Agreement. Parent agrees to promptly following delivery of documentation evidencing such cost and expenses from the Company, reimburse the Company and the Company Subsidiaries and their respective Representatives for all reasonable and documented out-of-pocket costs incurred by them in connection with the cooperation contemplated by this Section 6.11 it being understood that such reimbursement shall not apply to any fees, costs, expenses (x) incurred by, or on behalf of, the Company in connection with its ordinary course financial reporting requirements, (y) any ordinary course amounts payable to existing employees of, legal, financial or other advisors of the Company or consultants to the Company or any of the Company Subsidiaries with respect to services provided prior to the Closing, and (z) any amounts that would have been incurred in connection with the transactions contemplated hereby regardless of the Debt Financing. The Company hereby consents to the reasonable and customary use of the trademarks, service marks and logos of the Company and the Company Subsidiaries by Parent in connection with the Debt Financing; provided, however, that Parent shall ensure that such logos are used solely in a manner that is not intended, or that is not reasonably likely, to harm or disparage the Company or the Company’s reputation or goodwill.

(f) All non-public, confidential information obtained by Parent or any of its Representatives pursuant to this Section 6.11 or otherwise in connection with the Debt Financing shall be kept confidential in accordance with the Confidentiality Agreement; provided, that for the avoidance of doubt, Parent and its Representatives may contact Debt Financing Sources in connection with the Debt Financing and provide such non-public, confidential information to potential Debt Financing Sources that agree to use and preserve the confidentiality of such information in accordance with the terms of the Confidentiality Agreement and for which the Company is an express third-party beneficiary.

(g) The Parties acknowledge and agree that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent and Merger Sub obtain financing for or relating to the transactions contemplated hereby (including the Equity Financing contemplated by the Equity Commitment Letter or any debt financing). Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that (i) the Company’s breach of any of the covenants required to be performed by it under this Section 6.11 shall not be considered a basis for the termination of this Agreement by Parent or Merger Sub pursuant to Section 8.01 and (ii) the condition set forth in Section 7.03(b) as applied to the Company’s obligations under this Section 6.11 shall be deemed satisfied unless, in each of clauses (i) and (ii), Parent is unable to obtain the proceeds of the Debt Financing at the Closing as the result of the Company’s Willful Breach of its obligations under this Section 6.11 and such Willful Breach is the principal cause of Parent’s inability to obtain the proceeds of the Debt Financing at the Closing.

Section 6.12 Notes; Credit Agreement.

(a) Notwithstanding anything to the contrary in this Agreement, prior to the Closing, the Company shall use commercially reasonable efforts to give any notices and take all other actions reasonably necessary in accordance with the terms of the Indentures, which actions shall include, without limitation, the Company (or its Subsidiaries) (i) giving any notices that may be reasonably required in connection with the Transactions and (ii) delivering any other documents or instruments, as may be reasonably necessary to comply with all of the terms and conditions of the Indentures, in connection with the Transactions.

(b) The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any notices or other documents or instruments required to be delivered pursuant to or in connection with the Indentures in connection with the Transactions prior to the dispatch or making thereof.

(c) In connection with the Transactions, in the event that Parent delivers a written notice (the “Repurchase Transaction Notice”) to the Company no later than twenty (20) business days prior to the Closing Date of its desire to consummate a repurchase offer, redemption, or similar transaction, in each case in Parent’s sole discretion, with respect to any or all of the notes outstanding under the Indentures (any such transaction, a “Repurchase Transaction”), with such

Repurchase Transaction Notice to include a description of the proposed terms, conditions, and timing of such Repurchase Transaction. The Company shall use its commercially reasonable efforts to, and will use its commercially reasonable efforts to cause its Subsidiaries and Representatives to, cause such Repurchase Transaction to be effected on such terms, conditions, and timing as set forth in the Repurchase Transaction Notice (subject to the terms and conditions under the Indentures), including if so requested by Parent in the Repurchase Transaction Notice, causing such Repurchase Transaction to be consummated substantially concurrently with, but not prior to, the Closing, and the Company shall use commercially reasonable efforts to prepare and deliver, or cause to be delivered, any required documentation reasonably related thereto in form and substance reasonably satisfactory to Parent; it being understood that in no event shall the Company be required to prepare or commence any documentation or action for any Repurchase Transaction that will result in such Repurchase Transaction being effective prior to the Effective Time or incur any cost or expense in connection with such Repurchase Transaction unless Parent agrees to reimburse the Company for all costs and expenses incurred by the Company in connection with such documentation or action.

(d) On or prior to the Closing Date, the Company shall use reasonable best efforts to deliver to Parent a copy of a payoff letter in respect of the Credit Agreement together with UCC-3 termination statements and other customary documents to release the Encumbrances securing the obligations under the Credit Agreement, each in customary form. In no event shall the Company or any Company Subsidiary be required to take any action pursuant to Section 6.11 or this Section 6.12 that would reasonably be expected to result in the Credit Agreement, or the ability to incur any Indebtedness or issue letters of credit thereunder, being terminated prior to the Closing Date.

Section 6.13 Carve-Out Planning and Cooperation.

(a) Without limiting Section 5.01, prior to the Closing, and except as prohibited by Law (including Antitrust Laws), the Company shall, and shall cause each Company Subsidiary and their respective Representatives to, at Parent’s sole cost and expense, use commercially reasonable efforts to cooperate with each of Investor and the Carve-Out Purchaser (the “Acquiring Parties”), their respective controlled Affiliates and their respective Representatives in connection with effecting the Carve-Out (the “Carve-Out Planning”) so that the Carve-Out can be implemented as promptly as reasonably practicable following the Closing, which cooperation shall include upon Parent’s written request using commercially reasonable efforts to: (i) cooperate with any reasonable due diligence process as reasonably requested in writing by the Acquiring Parties, including providing additional information, copies of agreements and materials as may reasonably be requested and instructing appropriate members of senior management, other personnel, and advisors of the Company and its Subsidiaries to participate in meetings (it being understood that such meetings may occur telephonically or by videoconferencing) in connection with the Carve-Out Planning upon reasonable advance written notice and at mutually agreeable dates and times; (ii) provide pertinent historical financial and Tax information as is reasonably available to the Company and requested in writing by the Acquiring Parties in connection with the Carve-Out Planning; provided that neither the Company nor any of the Company Subsidiaries shall be required to provide any financial or other information not readily available or prepared in the ordinary course of business of the Company at the time requested by the Acquiring Parties; (iii) assisting the Acquiring Parties in their preparation of customary documentation required in connection with the implementation of the Carve-Out Planning and the Carve-Out (including preparing customer communications and notices to be sent upon consummation of the Carve-Out); and (iv) to the extent requested in writing by the Acquiring Parties, reasonably cooperate with the Acquiring Parties in their obtaining any necessary authorization, consent and approval in connection with the Carve-Out, including undertaking any necessary or desirable assignments or transfers in connection with the Carve-Out.

(b) Notwithstanding anything in this Agreement to the contrary, (i) any requested cooperation pursuant to Section 6.13(a) shall not unreasonably interfere with the business or the operations of the Company or the Company Subsidiaries, (ii) nothing in this Section 6.13 shall require cooperation to the extent that it would (A) subject any of the Company’s or the Company Subsidiaries’ respective senior management, other personnel, or advisors to any actual or potential personal liability with respect to matters related to the Carve-Out or the Carve-Out Planning, (B) conflict with or violate the Company’s or any of the Company Subsidiaries’ organizational documents, or any applicable Law or result in the contravention of or that could reasonably be expected to result in a violation or breach of, or a default under, any contractual obligation to which the Company or any of the Company Subsidiaries is a party (other than for purposes of this clause (B), terms of any Contracts that prohibit assignment, or require consent or notice in a change of control or transfer, or similar terms, in each case, that may be contravened, violated or breached in connection with and upon the consummation of the Carve-Out), or (C) cause, or reasonably be expected to cause, any breach of this Agreement, (iii) neither the Company nor any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or incur or assume any actual or potential out-of-pocket cost, expense, liability, or other obligation or provide or agree to provide any indemnity in connection with the Carve-Out or the Carve-Out Planning prior to the Effective Time unless promptly reimbursed by Parent, (iv) none of the Company, the Company Subsidiaries, or their respective Representatives shall be required to execute, deliver, or enter into, or perform any agreement, certificate, document, or instrument with respect to, the Carve-Out or the Carve-Out Planning that is not contingent upon the Closing and the directors and officers of the Company and the Company Subsidiaries shall not be required to adopt resolutions approving the agreements, documents, and instruments in connection with the Carve-Out that are not contingent upon the Closing, (v) neither the Company nor any of the Company Subsidiaries shall be required to take any action requiring the Company or any of the Company Subsidiaries to disclose information that would jeopardize any attorney-client, attorney work product or other legal privilege or violate any confidentiality obligation; provided that the Company or such Company Subsidiary shall use commercially reasonable efforts to provide an alternative means of disclosing or providing such information, (vi) nothing in this Section 6.13 shall require cooperation to the extent that such action would cause any condition to the Closing set forth in Article VII to not be satisfied, cause the satisfaction of any such condition to be delayed or require the Company or the Company Subsidiaries to waive or amend any terms of this Agreement, (vii) nothing in this Section 6.13 shall require the Company or the Company Subsidiaries (A) to prepare any financial statements (other than those that are readily available or as currently prepared in the ordinary course of business), (B) to change any fiscal period, or (C) to cause or permit any Encumbrance or liens to be placed on any of its assets in connection with the Carve-Out Planning prior to the Effective Time, (viii) cause, or reasonably be expected to cause, the Company, the Company Subsidiaries, or their respective Representatives to bear any out-of-pocket cost or expense (unless promptly reimbursed by Parent pursuant to this Section 6.13), and (ix) nothing in this Section 6.13 (or otherwise contained in this Agreement) shall permit any of the Parent Parties, the Acquiring Parties or any of their respective Affiliates or Representatives to, prior to the Closing, initiate or maintain contact with any customer, vendor, supplier, distributor, broker, independent contractor, services provider, agent, vendor or other business relation of the Company or its Subsidiaries in connection with the Carve-Out without the Company’s prior written consent (which shall not be unreasonably conditioned, delayed or withheld).

(c) All non-public, confidential information obtained by the Acquiring Parties or any of their respective Representatives pursuant to this Section 6.13 or otherwise in connection with the Carve-Out Planning shall be kept confidential in accordance with the terms of the Confidentiality Agreement and this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that (i) the Company’s breach of any of the covenants required to be performed by it under this Section 6.13 shall not be considered a basis for the termination of this Agreement by Parent or Merger Sub pursuant to Section 8.01 and (ii) the condition set forth in Section 7.03(b) as applied to the Company’s obligations under this Section 6.13 shall be deemed satisfied unless, in each of clauses (i) and (ii), the Carve-Out is unable to be completed as promptly as reasonably practicable following the Closing as the result of the Company’s Willful Breach of its obligations under this Section 6.13 and such Willful Breach is the principal cause of the Carve-Out being unable to be completed as promptly as reasonably practicable following the Closing. None of the Company, any of its Subsidiaries or any of their respective Representatives shall have any obligations under this Section 6.13 following the Effective Time.

(e) Parent shall keep the Company reasonably updated on any progress of the Carve-Out, including, by delivering, upon reasonable request of the Company, drafts of, and executed copies of, any material documents required to effect the Carve-Out for review by the Company as promptly as reasonably practicable.

(f) The Parties acknowledge and agree that the consummation of the Carve-Out is not a condition to the Closing. If the conditions to Closing set forth in Article VII of this Agreement have been satisfied or, to the extent not prohibited by Law, waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, irrevocable waiver of such conditions), but it is expected that the Carve-Out cannot be consummated immediately following the Closing, the parties to this Agreement shall nevertheless proceed with the Closing if and when required in accordance with Section 1.02. Notwithstanding anything in this Agreement to the contrary, obtaining any consents, approvals or waivers from third parties pursuant to this Section 6.13 shall not be a condition to the Closing.

Section 6.14 Company SEC Documents. In the event that a Company SEC Document is not filed in a timely manner pursuant to applicable Law, the Company shall use commercially reasonable efforts to file such Company SEC Document as promptly as reasonably practicable after the applicable deadline for the filing of such Company SEC Document.

ARTICLE VII

CONDITIONS PRECEDENT TO THE MERGER

The obligations of the Parties to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, to the extent applicable:

Section 7.01 Conditions to Obligation of Each Party to Consummate the Merger. The respective obligations of each Party to consummate the Merger shall be subject to the satisfaction (or waiver by Parent, on its own behalf and on behalf of Merger Sub, and the Company to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Required Company Stockholder Vote shall have been obtained.

(b) No Legal Restraints. No (i) injunction or similar order by any Governmental Authority having jurisdiction over Parent, Merger Sub, the Company, the Investor, the Carve-Out Purchaser or any of their respective Affiliates that prohibits the consummation of the Merger or the Carve-Out shall have been entered and shall continue to be in effect or (ii) Law shall have been enacted, entered, promulgated, enforced, or deemed applicable by any Governmental Authority having jurisdiction over Parent, Merger Sub, the Company, the Investor, the Carve-Out Purchaser or any of their respective Affiliates that, in any case, prohibits or makes illegal the Merger or the Carve-Out (any such order, injunction, or Law in the foregoing clause (i) or (ii), a “Legal Restraint”).

(c) Regulatory Approvals. (i) Any waiting period under the HSR Act and the filings specified in Section 7.01(c) of the Company Disclosure Schedule applicable to the Merger or the Carve-Out (and any extension thereof) shall have expired or been earlier terminated, (ii) all other actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and all expirations of waiting periods with respect to the Merger or the Carve-Out specified in Section 7.01(c) of the Company Disclosure Schedule shall have been made, expired, terminated, or obtained, as the case may be (all actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals, and the lapse of waiting periods, including under the HSR Act, of such jurisdictions, being the “Requisite Regulatory Approvals”), and (iii) all Requisite Regulatory Approvals shall be in full force and effect.

Section 7.02 Conditions to Obligation of the Company to Consummate the Merger. The obligation of the Company to consummate the Merger is further subject to the satisfaction (or waiver by the Company to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in Section 4.01, Section 4.02, Section 4.03, or Section 4.04(a)(i), shall be true and correct in all material respects as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the other representations and warranties of Parent and Merger Sub set forth in Article IV (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated as of the Closing Date, and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

Section 7.03 Conditions to Obligations of Parent and Merger Sub to Consummate the Merger. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or waiver by Parent, on its own behalf and on behalf of Merger Sub, to the extent permitted by applicable Law) of the following conditions:

(a) (i) The representations and warranties of the Company set forth in Section 3.03 ( except for de minimis inaccuracies) and Section 3.08(a) shall be true and correct, as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) Section 3.01, Section 3.02, Section 3.04, Section 3.05(a)(i), Section 3.06, Section 3.23, Section 3.24 and Section 3.27 shall be true and correct in all material respects as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) the other representations and warranties of the Company set forth in Article III (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct as of the Closing Date, as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated as of the Closing Date, and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 7.03(a), Section 7.03(b) and Section 7.03(d) have been satisfied.

(d) Since the date of this Agreement, there shall have occurred no events or circumstances that individually or in the aggregate have resulted in a Material Adverse Effect.

(e) The condition set forth in Section 7.01(b) (if the Legal Restraint relates to any of the matters referenced in Section 7.01(c)) shall have been satisfied without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing).

(f) The condition set forth in Section 7.01(c) shall have been satisfied without the imposition of a Burdensome Condition (including any Burdensome Condition that would come into effect at the Closing).

ARTICLE VIII

TERMINATION

Section 8.01 Termination and Abandonment. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the Required Company Stockholder Vote:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before February 5, 2025 (as may be extended pursuant to the following proviso, the “End Date”); provided that such date shall automatically be extended by three (3) months on four (4) occasions (the date of such occasion, a “Test Date”) if, as of such date (or a subsequent Test Date), all conditions set forth in Section 7.01, Section 7.02, and Section 7.03 shall have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time) and (y) any of the conditions set forth in Section 7.01(b), Section 7.01(c), Section 7.03(e) or Section 7.03(f) (in the case of Section 7.01(b) or Section 7.03(e), only to the extent the applicable Legal Restraint relates to Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws); provided further that, notwithstanding the foregoing, (1) if as of any Test Date, the condition set forth in Section 7.01(a) has not been satisfied solely due to the inability of the Company to file the Proxy Statement due to any relevant Company SEC Document not being filed in a timely manner pursuant to applicable Law, such automatic extension shall still occur so long as the other conditions to the automatic extension set forth in the first proviso are satisfied and (2) if, solely on the first Test Date and the second Test Date, all conditions set forth in Section 7.01, Section 7.02, and Section 7.03 shall have been satisfied or waived (other than (x) any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time) and (y) the condition set forth in Section 7.01(a) only if such condition has not been satisfied solely due to the inability of the Company to file the Proxy Statement due to any relevant Company SEC Document not being filed in a timely manner pursuant to applicable Law), such automatic extension shall still occur and (ii) the Party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall not have breached or failed to perform in any material respect its obligations under this Agreement in any manner that shall have principally caused the failure to consummate the Merger on or before such Test Date.

(c) by either the Company or Parent if any Governmental Authority shall have issued a Legal Restraint, and such Legal Restraint shall have become final and nonappealable;

(d) by either the Company or Parent if the Company Stockholders’ Meeting (including any adjournment, recess, or postponement thereof) shall have concluded and the Required Company Stockholder Vote contemplated by this Agreement shall not have been obtained following a vote thereon having been taken;

(e) by the Company if Parent or Merger Sub shall have breached in any material respect any representation, warranty, covenant, or agreement in this Agreement, in each case, which breach (i) would result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) business days following the Company’s delivery of written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 8.01(e) and the basis for such termination; provided that the Company is not then in material breach of any representation, warranty, agreement, or covenant in this Agreement that would result in a failure of a condition set forth in Section 7.03(a), or Section 7.03(b);

(f) by Parent if the Company shall have breached in any material respect any representation, warranty, covenant, or agreement in this Agreement, in each case, which breach (i) would result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) and (ii) cannot be cured by the End Date or, if curable, is not cured within thirty (30) business days following Parent’s delivery of written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 8.01(f) and the basis for such termination; provided that Parent or Merger Sub is not then in material breach of any representation, warranty, agreement, or covenant in this Agreement that would result in a failure of a condition set forth in Section 7.02(a), or Section 7.02(b);

(g) by the Company prior to the time the Required Company Stockholder Vote is obtained, in order to enter into an agreement providing for a Superior Offer, in accordance with Section 6.01(b); and

(h) by Parent if the Company Board shall have effected a Company Adverse Change Recommendation pursuant to Section 6.01(b).

Section 8.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.01, (a) except in the case of Section 8.01(a), the terminating Party shall give prompt written notice thereof to the other Parties, specifying the provision hereof pursuant to which such termination is made, (b) this Agreement shall be of no further force or effect and the Transactions shall be abandoned, each as of the date of termination, and (c) there shall be no liability on the part of any Parent Party or Company Party following any such termination; provided that (i) this Section 8.02, Section 8.03, and Article IX shall survive the termination of this Agreement and shall remain in full force and effect and the Limited Guarantee shall remain in full force and effect in accordance with their respective terms and to the extent provided hereunder or thereunder, as applicable, (ii) the Confidentiality Agreement shall survive the termination of this Agreement and shall remain in full force and effect, in each case, in accordance with its terms, and (iii) subject to Section 8.03, the termination of this Agreement shall not relieve any Party from any liability for Fraud or Willful Breach.

Section 8.03 Termination Fee.

(a) Company Termination Fee. Notwithstanding anything to the contrary in this Agreement, if (i) the Company shall have terminated this Agreement pursuant to Section 8.01(g), (ii) Parent shall have terminated this Agreement pursuant to Section 8.01(h), or (iii) (A) after the date of this Agreement, an Acquisition Proposal is publicly proposed or publicly disclosed prior to, and not publicly withdrawn without qualification at least three (3) business days prior to, the Company Stockholders’ Meeting or the breach giving rise to the right to terminate this Agreement pursuant to Section 8.01(f), as applicable, (B) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(d) or Parent pursuant to Section 8.01(f) and (C) concurrently with or within twelve (12) months after such termination, (x) the Company shall have entered into a definitive agreement providing for an Acquisition Proposal (which Acquisition Proposal is subsequently consummated, whether during or following such twelve (12)-month period) or (y) an Acquisition Proposal is consummated (in the case of each of clauses (x) and (y), whether or not involving the same Acquisition Proposal which was made prior to the termination of this Agreement), then the Company shall pay, by wire transfer of immediately available funds to an account designated by Investor (including, for this purpose, any account designated by Investor that is an account of a Subsidiary of Investor), a fee of $344,800,000 in cash (the “Company Termination Fee”), such payment to be made concurrently with termination in the case of clause (i) above, within three (3) business days after such termination in the case of clause (ii) above, or within three (3) business days after the consummation of the Acquisition Proposal, in the case of clause (iii) above; it being understood that (x) for all purposes of clause (iii) above and the application of this Section 8.03(a), all references to twenty percent (20%) in the definition of “Acquisition Proposal” shall be deemed to be references to “more than fifty percent (50%)” and (y) in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Upon the payment by the Company of the Company Termination Fee as and when required by this Section 8.03(a), none of the current, former, or future Company Parties shall have any further liability with respect to this Agreement or the Transactions to any Parent Party. In the event the Company Termination Fee becomes due and payable, payment from the Company of the Company Termination Fee pursuant to this Section 8.03(a) (and any Enforcement Expenses due pursuant to Section 8.03(c)) shall be the sole and exclusive remedy of the Parent Parties against the Company Parties for any and all losses or damages suffered or incurred by the Parties or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof), or any matter forming the basis for such termination or abandonment, and, upon payment of the Company Termination Fee, none of the Company Parties shall have any further liability or obligation arising out of or relating to this Agreement or the Transactions.

(b) Parent Termination Fee. Notwithstanding anything to the contrary in this Agreement, if Parent or the Company shall have terminated this Agreement pursuant to Section 8.01(b) or Section 8.01(c) (but only to the extent the applicable Legal Restraint relates to Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws) and, at the time of such termination, (i) one or more of the conditions set forth in Section 7.01(b), Section 7.01(c), Section 7.03(e) or Section 7.03(f) (in the case of Section 7.01(b) and Section 7.03(e), but only to the extent the applicable Legal Restraint relates to Requisite Regulatory Approvals or otherwise in connection with Antitrust Laws) has not been satisfied or waived, (ii)

all of the other conditions set forth in Section 7.01 and Section 7.03 have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time)) and (iii) no breach by the Company of its obligations under Section 6.02 has principally caused the failure of the satisfaction of all or any of the conditions listed in clause (i) of this Section 8.03(b), then Parent shall pay, by wire transfer of immediately available funds to an account designated by the Company, a fee of $584,400,000 in cash (the “Parent Termination Fee”) within three (3) business days after such termination; it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. Upon the payment by Parent of the Parent Termination Fee as and when required by this Section 8.03(b), none of the current, former, or future Parent Parties shall have any further liability with respect to this Agreement or the Transactions to any Company Party. In the event the Parent Termination Fee becomes due and payable, payment from Parent of the Parent Termination Fee pursuant to this Section 8.03(b) (and any Enforcement Expenses due pursuant to Section 8.03(c)) shall be the sole and exclusive remedy of the Company Parties against the Parent Parties for any and all losses or damages suffered or incurred by the Parties or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof), or any matter forming the basis for such termination or abandonment, and, upon payment of the Parent Termination Fee, none of the Parent Parties shall have any further liability or obligation arising out of or relating to this Agreement or the Transactions.

(c) Acknowledgements. Each Party acknowledges that the agreements in this Section 8.03 are an integral part of this Agreement and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if the Company (in the case of Section 8.03(a)) or Parent (in the case of Section 8.03(b)) fails to promptly pay any amount due pursuant to this Section 8.03, the failing party shall pay to the other party its reasonable and documented out-of-pocket fees, costs, and expenses of enforcement (including its reasonable attorneys’ fees and expenses), together with interest on the amount of the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made (collectively, “Enforcement Expenses”). The Parties further acknowledge that the Company Termination Fee and the Parent Termination Fee, as applicable, shall not constitute a penalty but are each liquidated damages for losses and damages described in Section 8.03, in a reasonable amount that will compensate the receiving party in the circumstances in which the Company Termination Fee or the Parent Termination Fee, as applicable, is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.01 Amendment. Prior to the Effective Time, this Agreement may be amended with the approval of each of the Company Board and the board of directors of Parent at any time; provided, however, that, after the Required Company Stockholder Vote shall have been obtained, no such amendment shall be made that pursuant to applicable Law requires further approval by the Company stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.02 Waiver. Prior to the Effective Time, each of the Company, Parent, and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party set forth in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements, or conditions of the other Parties set forth in this Agreement. Any such extension or waiver by a Party shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure on the part of any Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, shall operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege, or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege, or remedy under this Agreement, unless the waiver of such claim, power, right, privilege, or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.03 No Survival of Representations, Warranties and Covenants. None of the representations, warranties, or covenants in this Agreement, the Company Disclosure Schedule, or any certificate or schedule or other document delivered pursuant to this Agreement, including any rights arising out of any breach or such representations, warranties, or covenants, shall survive the Merger, except that those covenants that by their terms survive the Effective Time, this Article IX, and any applicable defined term in Exhibit A shall survive the Effective Time.

Section 9.04 Entire Agreement; Counterparts. This Agreement, Exhibit A, Exhibit B, Exhibit C, the Equity Commitment Letter, the Limited Guarantee and the Company Disclosure Schedule constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties, with respect to the subject matter hereof and thereof; provided that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect; provided, further, that, if the Effective Time occurs, the Confidentiality Agreement shall automatically terminate and be of no further force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.05 Applicable Law; Jurisdiction; Specific Performance; Remedies.

(a) This Agreement shall be governed by, and construed in accordance with, Delaware Law, without giving effect to any Law, rule, or provision that would cause the application of any Law other than Delaware Law. The Parties expressly acknowledge and agree that (i) the requirements of 6 Del. C. § 2708 are satisfied by the provisions of this Agreement and that such statute mandates the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties of any Party, (ii) the Parties have a reasonable basis for the application of Delaware Law to this Agreement, the relationship of the Parties, the Transactions, and the interpretation and enforcement of the rights and duties any Party, (iii) no other jurisdiction has a materially greater interest in the foregoing and (iv) the application of Delaware Law would not be contrary to the fundamental policy of any other jurisdiction that, absent the Parties’ choice of Delaware Law hereunder, would have an interest in the foregoing.

(b) Subject to Section 9.05(d), in any action or Legal Proceeding arising out of or relating to this Agreement or the Transactions (including any amount due or payable in connection therewith or any matter arising out of or relating to the termination of either of them), each of the Parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, any other state or federal court in the State of Delaware or appellate court therefrom (the “Chosen Courts”) (it being agreed that the consents to jurisdiction and venue set forth in this Section 9.05(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this clause (i) and shall not be deemed to confer rights on any Person other than the Parties), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction of such Chosen Court by motion, other request for leave, or other Legal Proceeding, (iii) agrees that any Legal Proceeding arising out of or relating to this Agreement or the Transactions shall be brought, tried, and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the appropriate Chosen Court is an inconvenient forum, and (v) agrees that it will not bring any Legal Proceeding arising out of or relating to this Agreement or the Transactions in any court or elsewhere other than the Chosen Courts. Each of the Parties irrevocably consents to service of process in the same manner as for the giving of notices under Section 9.08 or any other manner permitted by applicable Law. A final judgment in any action or Legal Proceeding commenced in accordance with this Section 9.05 shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing shall restrict any Party’s right to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement in accordance with its terms or otherwise breaches such provisions (other than payment of the Company Termination Fee when due and owing). Subject to the following sentence, (i) the Parties shall be entitled to an injunction or injunctions, specific performance, or other non-monetary equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Chosen Courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.03 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any Party’s right to specific performance, in each case, except if Parent has been paid the Company Termination Fee when due and owing and (iii) the right of specific performance is an integral part of the Transactions, and, without that right, neither the Company nor Parent would have entered into this Agreement. Except if the Company Termination Fee has been paid when due and owing pursuant to Section 8.03, no Party shall oppose the granting of an injunction, specific performance, or other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking any injunction or other equitable relief to prevent any breach of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.05(c) shall not be required to provide any bond or other security in connection with any such order or injunction. In the event that a Party initiates a Legal Proceeding seeking equitable relief pursuant to this Section 9.05(c), the End Date shall automatically be extended to (x) the twentieth (20th) business day following the date on which such Legal Proceeding is finally resolved or (y) such other date established by the Chosen Court presiding over such Legal Proceeding.

(d) EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (I) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS, OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.05(d). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.06 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided that neither this Agreement nor any right hereunder may be assigned without the prior written consent of the other Parties, and any attempted assignment of this Agreement or any such right without such consent shall be void ab initio and of no effect; provided, further, that, after the Closing, Parent and the Company may, without the prior written agreement of any other Party, assign any or all of their respective rights hereunder to (a) any creditors (including for collateral security purposes) or (b) any Affiliate of Parent; provided, however, such assignment will not relieve Parent of its obligations hereunder.

Section 9.07 No Third-Party Beneficiary. Nothing in this Agreement is intended to or shall confer upon any Person (other than the Parties) any power, right, privilege, or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Article II (which, from and after the Effective Time, shall be for the express benefit of, and enforceable by, each holder of the Company Common Stock or Company Equity Awards as of

the Effective Time) and Section 6.04 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Persons), (b) the third-party beneficiary rights specified in the Equity Commitment Letter and Section 6.11(e), (c) the limitations on liability of the Company Parties and Parent Parties set forth in Section 8.03 (which shall be for the express benefit of, and enforceable by, each of the Company Parties and Parent Parties, as applicable) and (d) subject to Section 8.03, the Company shall have the right to recover, through Legal Proceedings brought by the Company, monetary damages (which damages the Parties acknowledge and agree will not be limited to reimbursement of expenses or out of pocket costs and shall include the benefit of the bargain lost by the Company stockholders (including the premium reflected in the Merger Consideration, which was specifically negotiated by the Company’s board of directors on behalf of such holders)) in the event of any Fraud or Willful Breach by Parent or Merger Sub. The representations, warranties, covenants, and agreements in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties and may, in certain instances, be qualified, limited, or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the Parties in accordance with Section 9.02 without notice or liability to any other Person. In some instances, the representations, warranties, covenants, and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations, warranties, covenants, and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.08 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given, and received (a) upon receipt when delivered by hand, (b) two (2) business days after being sent by nationally recognized overnight courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), or (d) if sent by email transmission after 6:00 p.m. recipient’s local time, on the business day following the date of transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto); provided that, in each case, the notice or other communication is sent to the physical address or email address set forth beneath the name of such Party as follows (or to such other physical address or email address as such Party shall have specified in a written notice given to the other Parties):

if to Parent or Merger Sub (or following the Effective Time, the Surviving Corporation):

Creek Parent, Inc.

c/o Novo Holdings A/S

Tuborg Havnevej 19

DK 2900 Hellerup

Denmark

Attention:	*
*
*
*
*

Email:	*
*
*
*
*

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

1900 N Street NW

Washington, DC 20036

Attention:	Matt M. Mauney
Email:	mmauney@goodwinlaw.com

and

Goodwin Procter LLP

620 Eighth Avenue

New York, New York 10018

Attention:	Joshua M. Zachariah
R. Kirkie Maswoswe
Email:	jzachariah@goodwinlaw.com
kmaswoswe@goodwinlaw.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:	William H. Aaronson
Shanu Bajaj
Email:	william.aaronson@davispolk.com
shanu.bajaj@davispolk.com

if to the Company (prior to the Effective Time):

Catalent, Inc.

14 Schoolhouse Road

Somerset, New Jersey 08873

Attention:	*
Email:	*

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:	Todd E. Freed
Richard J. Grossman
Patrick J. Lewis
Email:	todd.freed@skadden.com
richard.grossman@skadden.com
patrick.lewis@skadden.com

and

Jones Day

250 Vesey Street

New York, New York 10281

Attention:	Randi C. Lesnick
Email:	rclesnick@jonesday.com

and

Jones Day

150 West Jefferson

Suite 2100

Detroit, Michigan 48226

Attention:	Timothy J. Melton
Email:	tmelton@jonesday.com

Section 9.09 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties shall not object to the court making such determination having the power to limit such term or provision, to delete specific words or phrases, or to replace such term or provision with a term or provision that is valid, enforceable, and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power available to it in the prior sentence, this Agreement shall be deemed amended to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will most closely achieve the economic, business, and other purposes of such invalid or unenforceable term or provision.

Section 9.10 Expenses. Except as set forth in the last sentence of Section 6.02(c), Section 6.11 and Section 6.13, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Transactions are consummated.

Section 9.11 Obligation of Parent. Parent shall cause Merger Sub and, following the Effective Time, the Surviving Corporation, to comply with, duly perform, satisfy, and discharge, on a timely basis, all of their respective covenants, obligations, and liabilities under this Agreement, and Parent shall be liable for the due and timely performance, satisfaction, and discharge of each of the said covenants, obligations, and liabilities. Any consent or waiver by Parent under this Agreement shall be deemed to also be a consent or waiver by Merger Sub.

Section 9.12 Transfer Taxes. Except as expressly provided in Article II, all transfer, documentary, sales, use, stamp, registration, value-added, and other similar Taxes, and fees incurred in connection with this Agreement and the Transactions (collectively, “Transfer Taxes”) shall be paid by Parent and Merger Sub when due. The Parties shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications, or other documents regarding any Transfer Taxes.

Section 9.13 Company Disclosure Schedule. The Company Disclosure Schedules and any such document attached to the Company Disclosure Schedules are (a) qualified in their entirety by reference to specific provisions of this Agreement, (b) intended to qualify and limit the representations, warranties, and covenants of the Company that are set forth in this Agreement to the extent that it is reasonably apparent on the face of the disclosure that such disclosure also qualifies or applies to such other section or subsection, and (c) are not intended to constitute, and shall not be construed as constituting, any representation, warranty, and/or covenant of the Company or expanding their scope, except as and to the extent expressly provided in this Agreement or in the Company Disclosure Schedule. Nothing set forth in the Company Disclosure Schedule shall be deemed to broaden or otherwise amplify the representations, warranties, and/or covenants contained in this Agreement, except as and to the extent expressly provided in this Agreement or in the Company Disclosure Schedule. The inclusion of any matter, information, item, or other disclosure set forth in any section of the Company Disclosure Schedule shall not be deemed to constitute an admission, acknowledgement, representation, or indication by the Company or any Subsidiary of the Company, or to otherwise imply, that any such matter is material, has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or that such item or other matter is required to be disclosed by the Company under this Agreement, nor shall such disclosure establish a standard of materiality for any purpose whatsoever.

Section 9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; and one gender shall include all other genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to sections of this Agreement and Exhibits to this Agreement, as applicable. Except as otherwise indicated, all references in this Agreement to “hereof,” “herein,” “hereunder,” “hereby,” “herewith,” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or clause of this Agreement.

(e) The phrase “made available,” when used in reference to anything made available to Parent, Merger Sub, or any of their respective Representatives, in each case, shall be deemed to include anything (i) uploaded to the electronic data room at least one (1) day prior to the date hereof and maintained by or on behalf of the Company or its Representatives for purposes of the Transactions through the Closing and (ii) publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC at least two (2) business days prior to the date hereof.

(f) The table of contents and headings in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement, and shall not be referred to in connection with the construction or interpretation of this Agreement.

(g) Any reference to (i) any Contract (including this Agreement) are to the Contract, as amended, modified, supplemented, restated, or replaced from time to time, in each case, to the extent such amendment is made available to Parent; (ii) any Governmental Authority includes any successor to that Governmental Authority; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented, or replaced from time to time (and, in the case of statutes, include any rule and regulation promulgated under such statute) and references to any section of any applicable Law includes any successor to such section; provided that, for purposes of any representation and warranty in this Agreement that is made as of a specific date, references to any Law or Contract shall be deemed to refer to such Law or Contract, as amended and made available to Parent, and to any rule or regulation promulgated thereunder, in each case, as of such date.

(h) The terms “dollars” and “$” mean U.S. dollars.

(i) The word “or” shall be disjunctive but not exclusive.

(j) Any reference herein to “as of the date hereof,” “as of the date of this Agreement,” or words of similar import shall be deemed to mean the date set forth in the Preamble.

(k) When “since” is used in connection with a date, the period covered thereby shall be inclusive of such date. Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a business day, the Party having such right or duty shall have until the next business day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, and the word “from” means “from and including.”

(l) Any reference in this Agreement to a date or time shall be deemed to be such date or time in the City of New York, New York, U.S., unless otherwise specified.

(m) No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

CREEK PARENT, INC.

By:	/s/ Jonathan Levy
Name: Jonathan Levy
Title: President

By:	/s/ Charles Patten
Name: Charles Patten
Title: Vice President

CREEK MERGER SUB, INC.

By:	/s/ Jonathan Levy
Name: Jonathan Levy
Title: President

By:	/s/ Charles Patten
Name: Charles Patten
Title: Vice President

[Signature Page to Agreement and Plan of Merger]

CATALENT, INC.

By:	/s/ Joseph A. Ferraro
	Name:	Joseph A. Ferraro
	Title:	Senior Vice President, General Counsel, Chief Compliance Officer & Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

“Acceptable Confidentiality Agreement” means any customary confidentiality agreement that (a) contains provisions (including standstill provisions) that relate to confidentiality that are no less favorable in the aggregate to the Company than those material terms in the Confidentiality Agreement and (b) does not prohibit the Company from (i) providing any information to Parent in accordance with Section 5.03 or (ii) complying with its obligations under Section 5.03.

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent and Merger Sub) or “group,” within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (a) acquisition or license of assets of the Company or any Company Subsidiary equal to twenty percent (20%) or more of the Company and the Company Subsidiaries’ assets (taken as a whole) or to which twenty percent (20%) or more of the Company and the Company Subsidiaries’ revenues or earnings (taken as a whole) are attributable, (b) issuance or acquisition of twenty percent (20%) or more of the outstanding Shares and other equity and voting interests in the Company, (c) recapitalization, tender offer, or exchange offer that, if consummated, would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding Shares and other equity and voting interests in the Company, (d) merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company that, if consummated, would result in any Person or group beneficially owning twenty percent (20%) or more of the outstanding Shares and other equity and voting interests in the Company, in each case, other than the Transactions or (e) any combination of the foregoing (in each case, other than the Merger or the Transactions).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the U.K. Bribery Act 2010, the Anti-Bribery Laws of the People’s Republic of China, and any applicable Law of similar effect.

“Antitrust Laws” means (a) the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust Laws, and all other applicable Law and regulations (including non-U.S. Laws and regulations) issued by a Governmental Authority that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers, or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly, (b) any applicable Laws, including any state, national or multi-jurisdictional Laws, that are designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests, in each case for compliance with public order or security or national security or similar considerations, and (c) the EU Foreign Subsidies Regulation (Regulation (EU) No.2022/2560).

“business day” means a day except a Saturday, a Sunday, or any other day on which commercial banks in the City of New York or in the nation of Denmark are authorized or required by Laws to be closed.

“Carve-Out” means the intended sale of the Carve-Out Business by the Company and its Affiliates to the Carve-Out Purchaser or any of its Affiliates as promptly as reasonably practicable following the Closing.

“Carve-Out Business” means those facilities and related businesses maintained by the Company in (1) Bloomington, Indiana, (2) Brussels, Belgium, and (3) Anagni, Italy, including all Owned Real Property, Leased Real Property and other related assets associated therewith.

“Carve-Out Purchaser” means Novo Nordisk A/S.

“Change in Circumstance” means any event, change, occurrence, or development with respect to the Company that (a) was neither known to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement, and that becomes known to the Company Board after the date hereof and prior to the date of the Company Stockholders’ Meeting, and (b) does not relate to (i) any change in the market price or trading volume of the Company Common Stock, (ii) the receipt, existence of, or terms of an Acquisition Proposal or any inquiry or communications relating thereto or any consequences thereof, (iii) any event, change, occurrence, or development with respect to Parent or any of its Affiliates, (iv) action pursuant to Section 6.02 or the timing of any Governmental Authorizations required pursuant to this Agreement to be obtained prior to the Closing in connection with the transactions contemplated by this Agreement (including clearance of the Merger under the HSR Act) or (v) the Company meeting or exceeding any internal, published, or analyst’s expectation, forecast, estimate, or prediction in respect of revenues, earnings, or other financial or operating metrics for any period; provided that the exceptions in the foregoing clauses (i) and (v) shall not prevent or otherwise affect a determination that the underlying cause of any such event, change, occurrence, or development is a Change in Circumstance.

“CMA” means the UK Competition and Markets Authority.

“CMA Approval” means the CMA (a) following the submission of a CMA Briefing Paper, having provided written confirmation that it has no further questions in respect of the transactions contemplated by this Agreement, (b) indicating, following a Phase 1 Investigation, that it does not intend to make a Phase 2 Reference (whether as a result of undertakings in lieu or otherwise), (c) concluding in a report published in accordance with Section 38 of the Enterprise Act that the transactions contemplated by this Agreement may not be expected to result in a substantial lessening of competition within any market or market in the United Kingdom for goods or services, or in the event of a conclusion from the CMA that an anticompetitive outcome has resulted or may be expected to result pursuant to section 36(1) of the Enterprise Act, a decision by the CMA pursuant to section 41(2) and section 82 of the Enterprise Act to accept such undertakings as proposed by the Parties to remedy, mitigate or prevent the anticompetitive outcome and determine the reference, or (d) where the Secretary of State has issued a public interest intervention notice, (s)he has subsequently issued a decision not to make a reference under section 45 of the Enterprise Act, or subsequently reaches a decision under Section 54(2) of the Enterprise Act (or otherwise) that the transactions contemplated by the Agreement may proceed (whether as a consequence of any undertakings accepted by the Secretary of State pursuant to Schedule 7 of the Enterprise Act or otherwise). The above is subject to the obligations set forth in Section 6.02.

“CMA Briefing Paper” means the briefing paper submitted to the CMA by the Parent in relation to the transactions contemplated by this Agreement as contemplated in the Guidance on the CMA’s merger intelligence function (CMA56revised).

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement with any labor union, labor organization, or works council to which the Company or a Company Subsidiary is a party or is subject.

“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023.

“Company Associate” means each current or former officer or other employee, or individual who is a current or former independent contractor, consultant, or director, of or to the Company or any Company Subsidiary.

“Company Contract” means any Contract between the Company or any Company Subsidiary, on the one hand, and any party other than the Company or any Company Subsidiary, on the other hand.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company in accordance with the requirements of this Agreement and that has been delivered by the Company to Parent on the date of this Agreement.

“Company Equity Awards” means the Company Options, the Company Restricted Stock Units, and the Company Performance Stock Units.

“Company Equity Plans” means the Company’s 2014 Omnibus Incentive Plan and the Company’s 2018 Omnibus Incentive Plan.

“Company ESPP” means the Company’s 2019 Employee Stock Purchase Plan.

“Company IP” means all Intellectual Property Rights that are owned or purported to be owned by the Company or any Company Subsidiary.

“Company Lease” means any Company Contract pursuant to which real property is licensed, leased, or subleased by the Company or a Company Subsidiary, as applicable, from another Person.

“Company Option” means an option to purchase Shares granted by the Company pursuant to the Company Equity Plans.

“Company Parties” means the Company, any Company Subsidiary, and any of their respective current or former stockholders, optionholders, unitholders, members, Affiliates, or Representatives.

“Company Performance Stock Unit” means a restricted stock unit with respect to Shares granted by the Company pursuant to the Company Equity Plans whose vesting is conditioned in full or in part based on achievement of performance goals or metrics.

“Company Preferred Stock” means the preferred stock, $0.01 par value per share, of the Company.

“Company Registered IP” means any and all of the following included in the Company IP: any Patent, Trademark, Copyright, or domain name that is registered or issued under the authority of any Governmental Authority or internet domain name registrar, and any application for the registration of any of the foregoing.

“Company Restricted Stock Unit” means a restricted stock unit with respect to Shares granted by the Company pursuant to the Company Equity Plans, other than a Company Performance Stock Unit.

“Contract” means any legally binding agreement, contract, subcontract, lease, understanding, instrument, bond, debenture, note, option, warrant, warranty, purchase order, statement of work, work order, license, sublicense, insurance policy, benefit plan, or other legally binding commitment or undertaking of any nature, in each case oral or written.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolution or variant thereof or any related or associated epidemic, pandemic, or disease outbreak.

“COVID-19 Measures” means quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar laws, directives, restrictions, guidelines, responses, or recommendations of, or promulgated by, any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, or other reasonable actions taken, in each case, in connection with or in response to COVID-19.

“Credit Agreement” means (a) that certain Amended and Restated Credit Agreement, dated as of May 20, 2014, by and among the Company, the Subsidiaries of Company party thereto, JPMorgan Chase Bank, N.A., as the administrative agent, collateral agent, swing line lender, and letter of credit issuer, and the lenders and other parties from time to time party thereto and (b) any Replacement Facility (as defined in Section 5.02 of the Company Disclosure Schedule), in each case, as amended, restated, amended and restated, or otherwise modified from time to time.

“Debt Financing Sources” means, at any time, the financial institutions or other Persons that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing (including the parties to any agreements, any joinder agreements, engagement letters, underwriting agreements, indentures, loan agreements, or credit agreements entered into in connection therewith), including the agents, arrangers, lenders, initial purchasers, and other entities that have committed to provide or arrange all or part of the Debt Financing, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents, and representatives and their respective successors and assigns, in each case, solely in their capacities as such; provided that in no event shall Parent or any of its Affiliates be a Debt Financing Source for any purpose hereunder.

“DOJ” means the U.S. Department of Justice.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800.

“Employee Plan” means any compensation, employment (including offer letter), consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, equity or equity-based, severance pay, termination pay, death benefit, disability benefit, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefit, profit-sharing, pension or retirement, change of control, transaction bonus, retention, relocation, repatriation or expatriation plan, policy, practice, program, agreement, or arrangement and each other “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), or arrangement, in each case whether or not written, sponsored, maintained, contributed to, required to be contributed to, or entered into by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has any direct or indirect present or future liability (excluding workers’ compensation, unemployment compensation, and other government programs (including any such arrangement to which the Company or any Company Subsidiary contributes or has an obligation to contribute pursuant to applicable Law that is sponsored or maintained by a Governmental Authority)).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, or other similar restriction (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, and any restriction on the possession, exercise, or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means legal limitations on enforceability (a) arising from applicable bankruptcy and other similar Laws affecting the rights of creditors generally, (b) arising from Laws governing specific performance, injunctive relief, and other equitable remedies and (c) based on any indemnity against liabilities under securities laws in connection with the offering, sale, or issuance of securities.

“Enterprise Act” means the Enterprise Act 2002 (UK as amended).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Law” means any Law relating to: (a) pollution or protection of human health, worker health, or the environment (including ambient air (including indoor air), soil vapor, surface water, ground water, sediment, land surface, or subsurface strata), or (b) emissions, discharges, Releases, or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, or exposure to, Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any Company Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Information” means (a) any description of capital structure, including descriptions of indebtedness or equity of the Company or any of its Affiliates (other than the Company and Company Subsidiaries) on or after the Closing Date; (b) any information customarily provided by a lead arranger in a customary information memorandum for a bank financing, including sections customarily drafted by a lead arranger, such as those regarding confidentiality, timelines, syndication process, and limitations of liability; (c) description of all or any portion of the Debt Financing, including any “description of notes” or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability, and plan of distribution; (d) risk factors relating to all or any component of the Equity Financing; (e) other information required by Rules 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act, or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act; (f) any segment reporting financial information to the extent not otherwise prepared by the Company or any financial or other information not readily available or prepared in the ordinary course of business of the Company at the time requested by Parent; (g) any pro forma, projected or forward-looking information or pro forma financial statements (for the avoidance of doubt, information required for Parent to prepare such information or financial statements as expressly contemplated by Section 6.11); (h) any information relating to the transactions anticipated by Parent or Merger Sub (but not by the Company or the Company Subsidiaries) to occur after the Closing Date, including any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments; or (i) any information with respect to any Person other than the Company and the Company Subsidiaries.

“Excluded Share” means (a) any Share held by the Company, Parent, Merger Sub, or any of their respective Subsidiaries and (b) any Dissenting Share.

“Fraud” means an actual fraud involving a knowing and intentional misrepresentation by Parent, Merger Sub or the Company that resulted in a representation or warranty set forth in Article III or Article IV being materially breached (made with the knowledge that a representation or warranty set forth in Article III or Article IV was actually breached when made); provided, however, “Fraud” shall not include any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory.

“FTC” means the U.S. Federal Trade Commission.

“Government Official” means any appointed or elected governmental official, any political party, party official, or candidate for political office or any officer, director, or employee of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority (including any public international organization) or any state-owned or state-controlled business.

“Governmental Authority” means any (a) nation, state, supra-national body, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, or other government or (c) governmental or quasi-governmental authority of any nature, including any governmental division, department, agency, arbitrator, tribunal, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body, or Entity and any court.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification, approval, clearance, listing, or authorization issued, granted, given, or otherwise made available to, by, or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Governmental Program” means any “Governmental Program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicaid, CHAMPVA, TRICARE, the United States Department of Veteran Affairs, and all other health care reimbursement programs funded and/or regulated by any Governmental Authority.

“Hazardous Materials” means any waste, material, or substance that is listed, regulated, or defined under any Environmental Law as a pollutant, contaminant, hazardous or toxic substance, or hazardous waste (or words of similar import or regulatory effect), and includes asbestos, toxic mold, radioactive material, medical or infectious waste, chlorinated solvents, per- and polyfluoroalkyl substances, polychlorinated biphenyls, petroleum, or petroleum-derived substance or waste.

“Healthcare Laws” means any and all federal, state, local, or foreign Laws applicable to the nonclinical and clinical research, investigation, development, design, manufacturing, packaging, labeling, marketing, advertising, promotion, import, export, testing, sale, sampling, distribution, use, and commercialization of healthcare products (and components thereof), including the United States Federal Food, Drug and Cosmetics Act, 21 U.S.C. §§ 301 et seq; the Public Health Service Act, 42 U.S.C. §§ 201 et seq.; the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; Laws governing the protection of human research subjects; the Federal Trade Commission Act, 15 U.S.C. §§ 41-58; the Physician Payment Sunshine Act, 42 USC §1320a-7h; the Controlled Substances Act, 21 U.S.C. § 801 et seq., Laws governing the manufacture, possession, and distribution of controlled substances; and state board of pharmacy Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means (a) any indebtedness for borrowed money (including the issuance of any debt security) to any Person, (b) any obligation evidenced by notes, bonds, debentures, or similar Contracts to any Person, (c) any obligation in respect of letters of credit and bankers’ acceptances or similar transactions, (d) any obligation to any Person (other than the Company or any Subsidiary) that grant a right to revenue or royalty payments from Company products to such Person, (e) any indebtedness for the deferred purchase price of property, or services with respect to which a Person is liable, including earnouts, holdbacks, and similar deferred payment obligations (other than trade payables incurred in the ordinary course of business), (f) any prepayment, breakage, make-whole, accrued and unpaid interest, expense consent or other fees or payment obligations or similar penalties or amounts payable in connection with the foregoing on the Closing Date or (g) any guaranty of any such obligation described in the foregoing clauses (a) through (f) of any Person.

“Indentures” means, collectively, each of (a) that certain Indenture dated as of March 2, 2020, among the Company, Deutsche Trustee Company Limited, as Trustee, Deutsche Bank AG, London Branch as Principal Paying Agent, and Deutsche Bank Luxembourg S.A. as Transfer Agent and Registrar, (b) that certain Indenture dated as of February 22, 2021, among the Company and Deutsche Trustee Company Limited, as Trustee, (c) that certain Indenture dated as of September 29, 2021, among the Company and Deutsche Trustee Company Limited, as Trustee and (d) that certain Indenture dated as of June 27, 2019, among the Company and Deutsche Trustee Company Limited, as Trustee, in each case, as amended, restated, amended and restated, or otherwise modified from time to time.

“Intellectual Property Rights” means any of the following arising pursuant to the Laws of any jurisdiction throughout the world and under any international treaties or conventions: (a) trademarks, service marks, trade names, corporate names, trade dress, logos, slogans, rights to social media accounts, and similar or other indicia of source, quality, or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing (collectively, “Trademarks”), (b) copyrights in both published and unpublished works, mask work rights, and all registrations and applications for registration thereof (collectively, “Copyrights”), (c) trade secrets and, to the extent protected as confidential or deriving independent economic value (actual or potential) from not being generally known or readily ascertainable by others who can obtain economic value from its disclosure or use, know-how, inventions, and invention disclosures (whether patentable or not and whether reduced to practice or not), information regarding research in progress, data, databases, analytical and quality control data, analytical methods (including applicable reference standards), assays, preclinical models, biomarkers, batch records, chemical structures and formulations, biological materials, compositions of matter, article of manufacture, process technology, algorithms, drawings, industrial designs, protocols, specifications, processes, procedures, formulae, techniques, methods, testing procedures, tools, sequences, standard operating procedures, pharmacological, toxicological and clinical test data and results, other testing results, proprietary business information, customer and supplier lists, customer and supplier records, pricing and cost information, reports, business, financial, sales and marketing plans and other confidential, technical, or proprietary information and all rights under applicable Law in the foregoing (collectively, “Trade Secrets”), (d) patents, patent applications of any kind, and provisional patent applications (including any and all substitutions, revisions, divisions, continuations, continuations-in-part, reissues, renewals, re-examinations, and extensions of any of the foregoing) and patent rights (collectively, “Patents”), (e) internet domain name registrations, (f) intellectual property rights in software, data, and databases, and (g) any and all other intellectual property rights and/or proprietary rights recognized by Law.

“Investor” means Novo Holdings A/S.

“IRS” means the Internal Revenue Service.

“Key Business” means those facilities and related businesses maintained by the Company and listed on Schedule II, including all Owned Real Property and Leased Real Property associated therewith, together with the Carve-Out Business.

“knowledge,” with respect to an Entity, means, with respect to the matter in question, the actual knowledge of such Entity’s executive officers as of the date hereof, without obligation of inquiry.

“Law” means any federal, state, local, municipal, foreign, multinational, or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling, or other legal requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any action, suit, charge, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, or appellate proceeding) or hearing commenced, brought, conducted, or heard by or before, or otherwise involving, any court or other Governmental Authority, or any arbitrator or arbitration panel.

“Material Adverse Effect” means any change, effect, event, occurrence or development that, individually or in the aggregate with all other changes, effects, events, occurrences or developments, has had or would reasonably be expected to have a material adverse effect on the business condition (financial or otherwise), assets, or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that, no change, effect, event, occurrence or development, arising out of or resulting from any of the following shall be deemed either alone or in combination to constitute a Material Adverse Effect, and none of the following shall be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect: (i) any change in the market price or trading volume of the Company Common Stock or the credit rating of the Company or any Company Subsidiary and any changes in any analysts’ recommendations or ratings with respect to the Company or any Company Subsidiary or any of their respective securities (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition); (ii) the negotiation, execution, announcement, pendency or consummation of the Transactions, the Carve-Out (including any action taken or omitted for the purpose of implementing the Carve-Out) or the terms of this Agreement (including the identity of Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent or any of its Affiliates with respect to the composition or conduct of the business of the Company or any Company Subsidiary), including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any Company Subsidiary with employees, labor unions, works councils, financing sources, customers, franchisees, suppliers, partners, resellers, contract manufacturers, distributors, licensors, licensees, Governmental Authorities, or other business or regulatory relationships (other than for purposes of any representation or warranty in Section 3.05, but subject to disclosures in Section 3.05 of the Company Disclosure Schedule, to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution of this Agreement or the consummation of the Transactions and the other transactions contemplated hereby); (iii) any change, effect, event, occurrence or development generally affecting any of the industries or geographies in which the Company or any Company Subsidiary operates, including competition in any of the geographic areas in which the Company or any Company Subsidiary operates; (iv) general economic conditions (or changes therein) or other general business, financial, credit, securities or other capital markets conditions (including interest rates, exchange rates, tariffs, trade wars, credit markets, inflation or inflation rates, or the prices or availability of commodities, raw materials, or energy supply used by the Company or any Company Subsidiary) in the global, U.S., or any other national or regional economy; (v) any domestic, foreign or global political, regulatory, or social condition (including any actual or potential sequester, stoppage, shutdown, default, or similar event or occurrence by or involving any Governmental Authority affecting a national or federal government as a whole), any act of terrorism, war (whether or not declared, including the Russian-Ukrainian and Israeli-Palestinian conflicts, and escalations and effects thereof), civil unrest, civil disobedience, protests, public demonstrations, insurrection, national or international calamity, sabotage or terrorism (including cyberattacks, cyber intrusions, cyberterrorism or other cybersecurity breaches), pandemic or epidemic (including COVID-19 and reasonable compliance by the Company or any Company Subsidiary with any COVID-19 Measure), or other outbreaks of diseases or quarantine restrictions, or any other similar event, any volcano, tsunami, earthquake, hurricane, tornado, other natural or man-made disaster, weather-related event, or act of God, or any other force majeure event (and, in each case, including any escalation or worsening thereof and any action taken by any Governmental Authority in response to any of the foregoing (including requirements for business closures, restrictions on operations or “sheltering-in-place”)); (vi) the failure of the Company or any Company Subsidiary to meet internal, published, or analyst’s expectation, forecast, estimate, guidance, milestone, budget or prediction in respect of revenues, earnings, or other internal or published financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition); (vii) any labor strike, slow down, lockage or stoppage, pending or threatened, affecting the Company or any Company Subsidiary; (viii) any action taken (or failure to act) by the Company or any Company Subsidiary at the written direction of Parent or any action specifically required to be taken by the Company or any Company Subsidiary by the terms of this Agreement; (ix) Parent’s or Merger Sub’s breach of this Agreement; (x) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), including the adoption, implementation, promulgation, repeal, modification, reinterpretation, or proposal of any Law or new requirement under GAAP after the date hereof; (xi) any determination by, or delay of a determination by, the FDA or any other Governmental Authority, or any panel, or advisory body empowered or appointed thereby, or any indication that any such entity, panel, or body will make any determination or delay in making any determination, with respect to any pending applications, approvals or clearances relating to the Company’s customers or their competitors’ or potential competitors’ product candidates, products, or programs; (xii) any Legal Proceeding based on an allegation of a breach of fiduciary duty or violation of applicable Law arising out of, relating to, or resulting from this Agreement or the Transactions; (xiii) any action taken by Parent or any of its Affiliates; (xiv) the Company’s failure to file in a timely manner (a) any periodic report with the SEC (whether required to be filed prior to, on or after the date of this Agreement), including its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2023, September 30, 2023, and December 31, 2023, and its Annual Report on Form 10-K for the fiscal year ended June 30, 2023, in each case, only to the extent arising out of the matters set forth in Item 9A in the Company’s Annual Report on Form 10-K (the “Disclosure Controls and Procedures”) for the fiscal year ended June 30, 2023 or (b) its proxy statement for its 2023 annual meeting of stockholders; (xv) the matter set forth on Section A-1(xv) of the Company Disclosure Schedule (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition); or (xvi) the Company’s amendment to its Annual Report on Form 10-K for the fiscal year ended June 30, 2023 only to the extent arising out of the Disclosure Controls and Procedures, and only to the extent arising out of or relating to the events described in the foregoing clause (xiv) and this clause (xvi) and except with respect to any Fraud by the Company, its Subsidiaries or their respective directors, officers or employees, any (A) Legal Proceedings, (B) governmental investigations or inquiries, (C) penalties, sanctions, fines, injunctive relief, remediation, or any other civil sanction (in each case whether threatened, pending, deferred, or otherwise, and whether financial or otherwise), or (D) default or event of default under the Credit Agreement for failure to furnish the lenders and other parties thereto, or under the Indentures for failure to furnish the holders of the notes issued thereunder, with financial or other information required to be provided thereunder or any failure to file such information with the SEC; provided, further, however, that any event, change, occurrence, or development referred to in the foregoing clause (iii), (iv), (v) or (x) may be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect to the extent such change, effect, event, occurrence or development that has a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, relative to other participants operating in the industries in which the Company and the Company Subsidiaries operate (in which case the incremental materially disproportionate adverse effect or effects may be taken into account in determining whether there is, or would reasonably likely to be, a Material Adverse Effect).

“Merger Notice” means notice to the CMA in the prescribed form as contemplated by section 96 of the Enterprise Act.

“Multiemployer Plan” means a plan described in Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange, any successor stock exchange operated by the NYSE Euronext, or any successor thereto.

“Parent Material Adverse Effect” means a change, effect, event, occurrence, or development that would prevent, materially delay, or materially impair the ability of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions.

“Parent Parties” means Parent, Merger Sub, or any of their respective current, former, or future stockholders, optionholders, members, Representatives, or Affiliates.

“Parties” means Parent, Merger Sub, and the Company.

“Permitted Encumbrance” means (a) any Encumbrance for Taxes that is either (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which adequate reserves (if required by GAAP) have been established in accordance with GAAP, (b) any Encumbrance representing the right of any customer, supplier, or subcontractor in the ordinary course of business under the terms of any Contract to which the relevant party is a party or under general principles of commercial or government contract Law (including mechanic’s, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’, and similar statutory liens granted or which arise or are incurred in the ordinary course of business), (c) in the case of any Contract, any Encumbrance that is a restriction against the transfer or assignment thereof and is included in the terms of such Contract, (d) any license of Intellectual Property Rights granted in the ordinary course of business, (e) other than with respect to Intellectual Property Rights, defects or imperfections of title or other Encumbrances not materially interfering with the conduct of the business of the Company and the Company Subsidiaries in the ordinary course, (f) Encumbrances discharged at or prior to the Effective Time, (g) transfer restrictions imposed by Law, and (h) in the case of the Owned Real Property, (i) any Encumbrance that would be disclosed on or uncovered by a title commitment, title policy, or title report of the real property, (ii) any Encumbrance that is an easement, right-of-way, encroachment, protrusion, restriction, condition, or other similar Encumbrance that does not and would not materially impair the present use (or contemplated use), utility, access or value of the Owned Real Property or otherwise materially impair the present or contemplated business operations at such location, (iii) all mineral leases, mineral reservations, and mineral conveyances of record relating to any and all minerals in and under or that may be produced from any of the lands constituting part of the real property or from any other lands or properties on which any part of the respective assets or properties of the Company or any Company Subsidiaries is located, and the rights of the holders or lessees thereof, provided such mineral leases, reservations, and conveyances do not have a Material Adverse Effect, (iv) any zoning, entitlement, building, and other land use regulations imposed by any Governmental Authority having jurisdiction over such real property, (v) in the case of any Company Lease, any Encumbrance to which the underlying fee or any other interest in the underlying leased premises or other lands is subject, including rights of the landlord under the lease or lands and all superior, underlying and ground leases and renewals, extensions, amendments, or substitutions thereof, and (vi) any Encumbrance created by a Property Material Contract approved by Parent in accordance with Section 5.02(b), vesting the Company or any Company Subsidiary with any right, title or interest in or possession of real property.

“Person” means any individual, Entity, or Governmental Authority.

“Personal Information” means any information that identifies or could reasonably be used to identify any individual, household, or device, as well as any information defined as “personal information,” “personally identifiable information,” or any similar term by applicable Law.

“Phase 1 Investigation” means an investigation by the CMA to enable it to determine whether to make a reference under Section 33 of the Enterprise Act.

“Phase 2 Reference” means a reference pursuant to Section 22 or 33 of the Enterprise Act to the chair of the CMA for the constitution of a group under Schedule 4 of the Enterprise and Regulatory Reform Act 2013.

“Privacy Laws” means Laws and binding guidance relating to data, privacy, Personal Information, security, data breach notification, website and mobile application privacy policies and practices, and privacy with respect to email, text message, or telephone communications, including the California Consumer Protection Act, Federal Trade Commission Act, the Telephone Consumer Protection Act, CAN-SPAM Act, Fair Credit Reporting Act, the General Data Protection Regulation (2016/679) (“EU GDPR”), the EU GDPR as it forms part of the laws of England and Wales, Scotland and Northern Ireland by virtue of section 3 of the European Union (Withdrawal) Act 2018 and the e-Privacy Directive 2002/58/EC (as amended by Directive 2009/136/EC) and their national implementations in the European Economic Area and the United Kingdom, and all analogous Laws in all foreign jurisdictions as are applicable to the Company or any Company Subsidiary.

“Regulatory Authority” means any Governmental Authority with authority over the quality, identity, strength, purity, safety, efficacy, research, development, testing, investigation, manufacture, packaging, labeling, storage, distribution, advertising, marketing, import, export, or sale of any product that the Company or any Company Subsidiary manufactures or is developing, or as to which the Company or any Company Subsidiary provides any service.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into, through or upon the indoor or outdoor environment.

“Representatives” means officers, directors, employees, managers, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors, and other representatives.

“Required Financial Information” means the most recent Company financial statements required to be delivered pursuant to the Exchange Act.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, with respect to a Person, any other Person, whether incorporated or unincorporated, of which (a) at least fifty percent (50%) of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest, or (c) a managing member interest, in each case, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Superior Offer” means any Acquisition Proposal that the Company Board determines, in its good faith judgment, after consultation with financial advisors and outside legal counsel, taking into account all factors that the Company Board deems relevant (including, for the avoidance of doubt, the relevant regulatory and financial aspects of such Acquisition Proposal, including the likelihood such Acquisition Proposal is to be consummated), if consummated, would result in a transaction more favorable to the Company’s stockholders than the Transactions; provided that, for purposes of this definition of “Superior Offer,” the references to “twenty percent (20%) or more” in the definition of Acquisition Proposal shall be deemed to be references to “more than fifty percent (50%).”

“Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation,” or other similar state anti-takeover Laws and regulations.

“Tax” means any tax of any kind whatsoever (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, license tax, severance tax, occupation tax, premium tax, windfall profits tax, environmental tax, customs duties, profits tax, social security tax, disability tax, registration tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, alternative tax or add-on minimum tax or other tax or similar duties, fees, or charges or assessments in the nature of a tax), including any interest, penalty, or addition thereto, in each case, imposed, assessed, or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Tax.

“Third-Party Payor Program” means such private, non-governmental healthcare programs, including to any private insurance program.

“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, commenced or threatened in writing by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating to this Agreement, the Merger, or the Transactions (including any such Legal Proceeding (a) based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any Transaction constituted a breach of the fiduciary duties of any member of the Company Board, any member of the board of directors of any of the Company’s Subsidiaries or any officer of the Company or any of the Company Subsidiaries or (b) alleging or asserting any misrepresentation or omission in the Proxy Statement).

“Willful Breach” means any material breach of any covenant or agreement set forth in this Agreement (or with respect to Parent, any material breach of any covenant or agreement by the Carve-Out Purchaser or its Affiliates set forth in the Regulatory Side Letters) prior to the date of its termination that is a consequence of any act, or failure to act, undertaken by the breaching Party with the knowledge that the taking of such act, or failure to act, would, or would reasonably be likely to, result in such breach. Notwithstanding anything in the foregoing definition to the contrary, such term shall include the failure to consummate the Closing when required to do so by this Agreement.

In addition, the following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
Acquiring Parties	6.13(a)
Appraisal Rights	2.01(b)
Balance Sheet	3.09
Book-Entry Shares	2.02(a)
Bylaws	3.02
Cancelled Shares	2.01(a)(ii)
Carve-Out Planning	6.13(a)
Certificate of Incorporation	3.02
Certificate of Merger	1.03
Certificates	2.02(a)
Chosen Courts	9.05(b)
Closing	1.02
Closing Date	1.02
Company	Preamble
Company Adverse Change Recommendation	6.01(a)

Company Board	Recitals
Company Board Recommendation	Recitals
Company Common Stock	2.01(a)(i)
Company Guidance	5.02(b)(viii)
Company SEC Documents	3.07(a)
Company Stockholders’ Meeting	5.05
Company Subsidiaries	3.01(b)
Company Subsidiary	3.01(b)
Company Termination Fee	8.03(a)
Confidentiality Agreement	5.01(b)
Continuation Period	6.03(a)
Continuing Employee	6.03(a)
Continuing Employer	6.03(a)
Covered Associates	5.02(b)(v)
Current Insurance	6.04(c)
DEA	3.15
Debt Financing	6.11(a)
Definitive Financing Agreements	6.11(a)
Delaware Law	1.01
Determination Notice	6.01(b)(i)
DGCL	Recitals
Dissenting Share	2.01(b)
Effective Time	1.03
Equity Commitment Letter	Recitals
Equity Financing	4.07(a)
Exchange Fund	2.02(a)
Excluded IP Contracts	3.12(a)(iv)
FDA	3.15
Final Exercise Date	2.03(e)
Foreign Plan	3.19(n)
GAAP	3.07(b)
Indemnified Persons	6.04(a)
Indemnifying Parties	6.04(b)
IT Assets	3.11(j)
Leased Real Property	3.10(d), 3.10(d), 3.10(d)
Limited Guarantee	Recitals
Material Contracts	3.12(a)
Maximum Amount	6.04(c)
Merger	Recitals
Merger Consideration	2.01(a)(i)
Merger Sub	Preamble
OIG	3.15
Parent	Preamble
Parent Termination Fee	8.03(b)
Paying Agent	2.02(a)
Pension Plan	3.19(i)

Permitted Investments	2.02(f)
Pre-Closing Bonus	6.03(a)(vi)
Pre-Closing Period	5.01(a)
Privacy Requirements	3.11(l)
Property Material Contracts	3.12(a)(x)
Proxy Statement	3.25
Reference Date	3.03(a)
Regulatory Side Letters	Recitals
Repurchase Transaction	6.12(c)
Repurchase Transaction Notice	6.12(c)
Required Amount	4.07(b)
Required Company Stockholder Vote	3.06
Requisite Regulatory Approvals	7.01(c)
Sarbanes-Oxley Act	3.07(a)
Share	2.01(a)(i)
Support Agreement	Recitals
Surviving Corporation	Recitals
Trade Laws	3.16(b)
Transactions	Recitals
Transfer Taxes	9.12
WARN Act	3.19(e)

Exhibit 99.1

Novo Holdings to Acquire Catalent

Catalent Stockholders to Receive $63.50 Per Share in Cash, Representing a 47.5% Premium to the 60-day

Volume-Weighted Average Price as of February 2, 2024

COPENHAGEN, Denmark and SOMERSET, N.J. – February 5, 2024 – Catalent, Inc. (NYSE: CTLT), a leader in enabling the development and supply of better treatments for patients worldwide, and Novo Holdings, a holding and investment company that is responsible for managing the assets and wealth of the Novo Nordisk Foundation, today announced that they have entered into a merger agreement under which Novo Holdings will acquire Catalent in an all-cash transaction that values Catalent at $16.5 billion on an enterprise value basis.

Transaction Overview

•

Novo Holdings will acquire all outstanding shares of Catalent for $63.50 per share in cash. The purchase price represents a premium of 16.5% to the closing price of Catalent’s common stock as of February 2, 2024, the last trading day prior to this announcement, and a 47.5% premium to the 60-day volume-weighted average price as of February 2, 2024.

•

In addition, the purchase price represents a premium of 39.1% to the closing price of Catalent’s common stock on August 28, 2023, the last trading day prior to Catalent’s announcement that its Board of Directors formed a Strategic and Operational Review Committee to conduct a review of Catalent’s business, strategy and operations, as well as Catalent’s capital-allocation priorities with a view towards maximizing value for all Catalent stockholders.

•

Of Catalent’s more than 50 global sites, Novo Holdings intends to sell three Catalent fill-finish sites and related assets acquired in the merger to Novo Nordisk (CPH: NOVO), in which Novo Holdings has a controlling interest, shortly after the closing of the merger. These three sites are located in Anagni, Italy; Bloomington, Indiana, USA; and Brussels, Belgium.

•	This transaction is aligned with Novo Holdings’ strategy of investing in established life science companies with strong long-term potential.

Alessandro Maselli, President and Chief Executive Officer of Catalent, said: “Over the past several years, Catalent has built a comprehensive end-to-end offering of services and capabilities to drive innovation in the healthcare system and improve patient outcomes. This transaction is a testament to our team’s hard work and dedication to this mission, and I am incredibly excited for this next step in our journey. We look forward to benefiting from Novo Holdings’ significant resources to accelerate investment in our business and enhance key offerings as we continue to offer premium development and manufacturing solutions for pharma and biotech customers.”

John Greisch, Executive Chair of the Catalent Board and Chair of the Strategic and Operational Review Committee, said: “This transaction delivers significant, certain and premium value to our stockholders. Novo Holdings believes in our vision and will provide Catalent with a strong foundation as we continue developing, manufacturing and supplying top products.”

Novo Holdings has a proven track record of successfully investing in the life sciences sector. Importantly, Novo Holdings’ purpose is to improve people’s health and the sustainability of society and the planet by generating attractive long-term returns on the assets of the Novo Nordisk Foundation.

Kasim Kutay, CEO of Novo Holdings, said: “We are excited to partner with Catalent as it enters a new phase of growth and accelerates its mission to develop, manufacture and supply products that help people live better and healthier lives. With our expertise and track record of investing in high quality life sciences businesses, we believe Catalent is a very good strategic fit. We are excited to support the Company’s stakeholders in the years ahead, especially employees and customers as they work to develop new products to benefit patients. As engaged investors committed to productive relationships with all our partners, we look forward to working with the Catalent team to realise the Company’s full potential.

Importantly, our acquisition of Catalent is aligned with our mandate to invest in high quality life sciences companies for the benefit of the Novo Nordisk Foundation’s mission and philanthropic causes.”

Marc Steinberg, Partner at Elliott Investment Management L.P., said: “As a significant investor in Catalent, Elliott fully supports the transaction announced today. We believe that this transaction, which is the culmination of a process led by the Strategic and Operational Review Committee of the Catalent Board, clearly maximizes value for Catalent stockholders. We commend Catalent’s Board and management team for delivering this outstanding outcome.”

Transaction Details

The merger is expected to close towards the end of calendar year 2024, subject to customary closing conditions, including approval by Catalent stockholders and receipt of required regulatory approvals. The transaction is not subject to any financing contingency.

Following an evaluation of possible value-maximizing alternatives, the Catalent Board unanimously determined that the transaction with Novo Holdings, which delivers a premium and certain cash value, is in the best interest of Catalent. Accordingly, the Catalent Board unanimously recommends that Catalent stockholders vote in favor of the merger.

In addition, Elliott Investment Management L.P. and certain of its affiliates have entered into a support agreement pursuant to which they have agreed to vote their shares of Catalent common stock in favor of the merger.

Following the closing of the merger, shares of Catalent will no longer trade on the New York Stock Exchange and Catalent will become a private company.

Second Quarter 2024 Financial Results

Catalent’s second quarter 2024 earnings results are expected to be issued on February 9, 2024. In light of the announced transaction, Catalent will not host an earnings conference call. Catalent’s second quarter 2024 earnings press release will be available on its investor relations website at http://investor.catalent.com.

Advisors

Citi and J.P. Morgan are acting as financial advisors to Catalent. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor to Catalent and Jones Day is serving as legal advisor to the Catalent Board of Directors. Morgan Stanley is acting as financial advisor to Novo Holdings and Goodwin Procter LLP is serving as legal advisor to Novo Holdings.

About Novo Holdings

Novo Holdings is a holding and investment company that is responsible for managing the assets and the wealth of the Novo Nordisk Foundation. The purpose of Novo Holdings is to improve people’s health and the sustainability of society and the planet by generating attractive long-term returns on the assets of the Novo Nordisk Foundation.

Wholly owned by the Novo Nordisk Foundation, Novo Holdings is the controlling shareholder of Novo Nordisk A/S and Novonesis A/S and manages an investment portfolio with a long-term return perspective. In addition to managing a broad portfolio of equities, bonds, real estate, infrastructure and private equity assets, Novo Holdings is a world-leading life sciences investor. Through its Seeds, Venture, Growth, and Principal Investments teams, Novo Holdings invests in life science companies at all stages of development.

As of year-end 2022, Novo Holdings had total assets of EUR 108 billion.

www.novoholdings.dk

About the Novo Nordisk Foundation

Established in Denmark in 1924, the Novo Nordisk Foundation is an enterprise foundation with philanthropic objectives. The vision of the Foundation is to improve people’s health and the sustainability of society and the planet. The Foundation’s mission is to progress research and innovation in the prevention and treatment of cardiometabolic and infectious diseases as well as to advance knowledge and solutions to support a green transformation of society.

www.novonordiskfonden.dk/en

About Catalent

Catalent, Inc. is a global leader in enabling pharma, biotech, and consumer health partners to optimize product development, launch, and full life-cycle supply for patients around the world. With broad and deep scale and expertise in development sciences, delivery technologies, and multi-modality manufacturing, Catalent is a preferred industry partner for personalized medicines, consumer health brand extensions, and blockbuster drugs. Catalent helps accelerate over 1,500 partner programs and launch over 150 new products every year. Its flexible manufacturing platforms at over 50 global sites supply approximately 70 billion doses of nearly 8,000 products annually. Catalent’s expert workforce of nearly 18,000 includes more than 3,000 scientists and technicians. Headquartered in Somerset, New Jersey, the company generated nearly $4.3 billion in revenue in its 2023 fiscal year.

Forward-Looking Statements

This press release, and any related oral statements, may include “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed merger of Catalent with an entity controlled by Novo Holdings, including financial estimates and statements as to the expected timing, completion and effects of the merger. These forward-looking statements are based on Catalent’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the merger and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Catalent, all of which are subject to change. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “aims,” “plan,” “believe,” “could,” “seek,” “see,” “will,” “may,” “would,” “might,” “considered,” “potential,” “estimate,” “continue,” “likely,” “expect,” “target,” “project,” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the closing of the merger and the anticipated benefits thereof. These and other forward-looking statements, as well as any related oral statements, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the merger on anticipated terms and timing, including obtaining required stockholder and regulatory approvals, and the satisfaction of other conditions to the completion of the merger; (ii) potential litigation relating to the merger that could be instituted by or against Catalent, Novo Holdings or their respective affiliates, directors or officers, including the effects of any outcomes related thereto; (iii) the risk that disruptions from the merger will harm Catalent’s business, including current plans and operations; (iv) the ability of Catalent to retain and hire key personnel; (v) potential adverse reactions or changes to business or governmental relationships resulting from the announcement or completion of the merger; (vi) continued availability of capital and financing and rating agency actions; (vii) legislative, regulatory and economic developments affecting Catalent’s business; (viii) general economic and market developments and conditions; (ix) certain restrictions during the pendency of the merger that may impact Catalent’s ability to pursue certain business opportunities or strategic transactions; (x) unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, pandemics, outbreaks of war or hostilities, as well as Catalent’s response to any of the aforementioned factors; (xi) significant transaction costs associated with the merger; (xii) the possibility that the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xiii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger, including in circumstances requiring Catalent to pay a termination fee or other expenses; (xiv) competitive responses to the merger; (xv) Catalent’s management response to any of the aforementioned factors; (xvi) the risks and uncertainties pertaining to Catalent’s business, including those set forth in Catalent’s most recent Annual Report on Form 10-K and Catalent’s subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed or furnished by Catalent with the SEC; and (xvii) the risks and uncertainties that will be described in the proxy statement available from the sources indicated above. These risks, as well as other risks associated with the merger, will be more fully discussed in the proxy statement. While the list of factors presented here is, and the list of factors to be presented in the proxy statement will be, considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on Catalent’s financial condition, results of operations, credit rating or liquidity. These forward-looking statements speak only as of the date they are made, and Catalent does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Important Additional Information and Where to Find It

In connection with the proposed merger between Catalent and Novo Holdings, Catalent will file with the Securities and Exchange Commission (“SEC”) a proxy statement, the definitive version of which will be sent or provided to Catalent stockholders. Catalent may also file other documents with the SEC regarding the proposed merger. This document is not a substitute for the proxy statement or any other document which Catalent may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when it is available) and other documents that are filed or will be filed with the SEC by Catalent through the website maintained by the SEC at www.sec.gov, Catalent’s website at www.catalent.com or by contacting Catalent’s Investor Relations Team at:

Catalent, Inc., Investor Relations

investors@catalent.com

(732) 537-6325

Participants in the Solicitation

Catalent and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Catalent’s stockholders in connection with the proposed merger. Additional information regarding the identity of the participants, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed merger (if and when they become available). Information relating to the foregoing can also be found in Catalent’s proxy statement for its 2023 annual meeting of stockholders, which was filed with the SEC on December 15, 2023 (the “Annual Meeting Proxy Statement”). To the extent holdings of securities by potential participants (or the identity of such participants) have changed since the information printed in the Annual Meeting Proxy Statement, such information has been or will be reflected on Catalent’s Statements of Change in Ownership on Forms 3 and 4 filed with the SEC. You may obtain free copies of these documents using the sources indicated above.

Contacts:

Novo Holdings

For global media inquiries, please contact:

Senior Communications Partner

Marie-Louise Jersin

maj@novo.dk

Phone: +45 30494957

For US media inquiries, please contact:

Communications Specialist

Dora González

dopg@novo.dk

Phone: +1 617 922 5027

Catalent Investor Contact: Paul Surdez +1 (732) 537-6325 investors@catalent.com Media Contact: Laura Hortas +1(609) 240-7025 media@catalent.com